Exhibit 2.2

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

STOCK PURCHASE AGREEMENT

among

RENESAS ELECTRONICS CORPORATION,

SHARP CORPORATION,

POWERCHIP TECHNOLOGY CORP.,

GLOBAL POWERTEC CO. LTD.,

QUANTUM VISION CORPORATION,

RENESAS SP DRIVERS, INC.,

RENESAS SP DRIVERS TAIWAN, INC.,

SYNAPTICS INCORPORATED,

and

SYNAPTICS HOLDING GMBH

dated June 11, 2014

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Form of Manufacturing Services Agreement
Exhibit C	Form of REL Patent Cross-License Agreement
Exhibit D	Terms of License Agreement (REL Tool)
Exhibit E	Terms of 55nm Process Development Agreement
Exhibit F	Terms of Sublease Agreement
Exhibit G	Articles of Incorporation of RSP
Exhibit H	Articles of Incorporation of RSP-TW
Exhibit I	Financial Statements
Exhibit J	Form of Foundry Services Agreement
Exhibit K	Form of Amendment to Patent License Agreement
Exhibit L	Form of Amendment to Technical Information Agreement
Exhibit M	Form of Amendment to Secondment, Lease and Service Agreements
Exhibit N	Form of Process Technology License

SCHEDULES

Schedule 3.1	Representations and Warranties Concerning Sellers
Schedule 3.2	Representations and Warranties Concerning RSP and RSP-TW
Schedule 4.1	Purchasers’ Representations and Warranties

-iv-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), entered into on June 11, 2014 (the “Effective Date”) by and among RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha (“REL”), RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha (“RSP”), RENESAS SP DRIVERS TAIWAN, INC., a company limited by shares incorporated in the Republic of China (“RSP-TW”), SHARP CORPORATION, a Japanese kabushiki kaisha (“Sharp”), POWERCHIP TECHNOLOGY CORP., a company limited-by-shares incorporated in the Republic of China (“Powerchip”), GLOBAL POWERTEC CO. LTD., a British Virgin Islands company and wholly-owned subsidiary of Powerchip (“GPC”), QUANTUM VISION CORPORATION, a company limited-by-shares incorporated in the Republic of China and wholly-owned subsidiary of Powerchip (“QVC,” and together with REL, Sharp, Powerchip and GPC, the “Sellers” and each a “Seller,” and the Sellers together with RSP and RSP-TW, the “Seller Parties”), SYNAPTICS INCORPORATED, a Delaware corporation (“Purchaser Parent”), and SYNAPTICS HOLDING GMBH, a Swiss Gesellschaft mit beschränkter Haftung and an indirect wholly-owned subsidiary of Purchaser Parent (“Purchaser Sub,” and each of Purchaser Sub and Purchaser Parent, a “Purchaser,” and Purchaser Sub together with Purchaser Parent, “Purchasers,” and Purchasers together with the Seller Parties, the “Parties”);

WITNESSETH that,

WHEREAS, REL owns 55,000 shares of common stock (the “REL-Owned Shares”) of RSP, which represent 55% of the total issued and outstanding capital stock of RSP; Sharp owns 25,000 shares of common stock (the “Sharp-Owned Shares”) of RSP, which represent 25% of the total issued and outstanding capital stock of RSP; Powerchip owns 4,000 shares of common stock (the “PTC-Owned Shares”) of RSP, which represent 4% of the total issued and outstanding capital stock of RSP; and GPC owns 16,000 shares of common stock (the “GPC-Owned Shares,” and together with the PTC-Owned Shares, the “Powerchip-Owned Shares,” and the Powerchip-Owned Shares together with the REL-Owned Shares and the Sharp-Owned Shares, the “RSP Target Shares”) of RSP, which represent 16% of the total issued and outstanding capital stock of RSP;

WHEREAS, RSP owns 2,550,000 shares of common stock (the “RSP-Owned Shares of RSP-TW”) of RSP-TW, which represent 51% of the total issued and outstanding capital stock of RSP-TW, and QVC owns 2,450,000 shares of common stock (the “RSP-TW Target Shares,” and together with the RSP Target Shares, the “Target Shares”) of RSP-TW, which represent 49% of the total issued and outstanding capital stock of RSP-TW;

WHEREAS, each of REL, Sharp, Powerchip and GPC desires to sell the RSP Target Shares that are owned by such Seller to Purchaser Sub, and Purchaser Sub desires to purchase such RSP Target Shares from each Seller, pursuant to the terms and conditions of this Agreement;

WHEREAS, QVC desires to sell the RSP-TW Target Shares that are owned by QVC to RSP, and RSP desires to purchase such RSP-TW Target Shares from QVC, immediately prior to the Closing (as herein defined) and pursuant to the terms and conditions of this Agreement, such that RSP-TW will become an indirect, wholly-owned subsidiary of Purchaser Parent at the Closing;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1.

“55nm Process Development Agreement” means the 55nm Process Development Agreement to be entered into by and among RSP, REL, and Purchaser Parent, substantially in accordance with the terms and conditions set forth in Exhibit E.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person; provided, however, that (except as specified in this Agreement) the Affiliates of REL, RSP or RSP-TW does not include INCJ.

“Amendment to Patent License Agreement and Technical Information Agreement” means the Amendment to Patent License and Technical Information Agreement by and among RSP, Purchaser Parent and Sharp, substantially in the form attached to this Agreement as Exhibit K (with such modifications as may be agreed by Purchaser Parent and Sharp).

“Amendment to Secondment, Lease and Services Agreement” means the Amendment to Secondment, Lease and Services Agreement by and among RSP, Purchaser Parent and Sharp, substantially in the form attached to this Agreement as Exhibit M (with such modifications as may be agreed by Purchaser Parent and Sharp).

“Ancillary Agreements” means the Transition Services Agreement, Manufacturing Services Agreement, REL Patent Cross-License Agreement, License Agreement (REL Tool), 55nm Process Development Agreement, Sublease Agreement, Foundry Services Agreement, Amendment to Patent License and Technical Information Agreement, Amendment to Secondment, Lease and Services Agreement, and Process Technology License, each entered into on the Closing Date in substantially the respective forms (with such modifications as may be agreed by Purchaser Parent and the applicable Seller) or, as applicable, in accordance with the terms and conditions set forth in Exhibits A through F and Exhibits J through N to this Agreement, as applicable.

“Antisocial Forces” means (a) a Person who falls within any of the following criminal or antisocial classifications: (i) any Criminal Association, (ii) any Person who has a relationship with and whose management is under the control of a Criminal Association, (iii) any Person who has a relationship with a Criminal Association that is substantially involved in such Person’s management; (iv) any Person who has a relationship with a Criminal Association and takes advantage of such relationship to obtain unfair profits or to damage a third party, (v) any Person who has a relationship with a Criminal Association and provides such Criminal Association with money, support or other resources, and (vi) any Person whose Representatives or others who substantially control such Person’s management have a socially condemnable relationship (shakai teki ni hinan sareru beki kankei) with a Criminal Association, or (b) a Person which is engaged in or promotes any of the following criminal activities or uses any portion of RSP or RSP-TW’s property for any of the following criminal activities: (i) the making of demands through violent acts, (ii) the making of unjust demands that go beyond another Person’s legal responsibilities, (iii) the use of threatening behavior, including verbal threats or the use of physical violence, in relation to a transaction, (iv) damaging public confidence in another Person or hindering the business operations of another Person by spreading rumors, using deceptive measures or using unjust power, and (v) any act, other than those listed in the foregoing items, that receives the same treatment under Japanese criminal Laws as those listed in the foregoing items.

“Audit Delivery Fee” means an amount equal to (a) JPY500,000,000 if the Required Financial Statements are delivered to Purchaser Parent on or before September 12, 2014 and (b) JPY300,000,000 if the Required Financial Statements are delivered to Purchaser Parent after September 12, 2014, but on or before October 11, 2014. If the Required Financial Statements are delivered to Purchaser Parent after October 11, 2014, there will be no Audit Delivery Fee.

“Backlog” means, as of a date of determination, the aggregate value of unfulfilled committed purchase orders for the RSP products listed on Schedule 1.1(z), calculated in accordance with Japanese GAAP, as of such date.

“Backlog Target” means JPY9,185,000,000.

“Business” means the conduct of RSP’s or RSP-TW’s business, up to and including the Closing Date, including the design, development, use, import, export, manufacture, licensing, marketing, sale, offer for sale or other disposition of the Business Products.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Japan or the United States are required by applicable Law to close.

“Business Products” means all products of RSP or RSP-TW designed, developed or sold and proposed to be designed, developed or sold, in each case by RSP or RSP-TW, in the conduct of RSP’s or RSP-TW’s Business, in the form that they existed up to and including the Closing Date.

“Cash” means immediately available cash and cash equivalents.

“Cash Deposit Agreements” means (i) the Money Deposition Agreement between RSP and REL as of August 27, 2012 and (ii) the Agreement on Entrustment of Manufacturing LCD Driver Products between RSP and REL as of December 27, 2013.

“Cash Target” means JPY8,500,000,000.

“Closing Adjustment Amount” means the sum of (i) the Final Working Capital minus the Estimated Working Capital, (ii) the Final Closing Cash Balance minus the Estimated Closing Cash Balance, (iii) the Estimated Third Party Expenses minus the Final Third Party Expenses, (iv) the Estimated Company Indebtedness minus the Final Company Indebtedness, and (v) the Estimated Closing Backlog Adjustment minus the Final Closing Backlog Adjustment.

“Closing Adjustment Items” means (i) the Closing Working Capital, (ii) the Closing Cash Balance, (iii) the Closing Third Party Expenses, (iv) the Closing Company Indebtedness, and (v) the Closing Backlog Adjustment.

“Closing Backlog” means (x) if the Closing Date is on the first day of a calendar month, the consolidated Backlog of RSP and RSP-TW calculated by dividing (A) the sum of the consolidated Backlog of RSP and RSP-TW on the following three dates: (i) the last day of the third full calendar month ended prior to the Closing Date, (ii) the last day of the second full calendar month ended prior to the Closing Date and (iii) the last day of the first full calendar month ended prior to the Closing Date, divided by (B) three; or (y) if the Closing Date is not on the first day of a calendar month, the consolidated Backlog of RSP and RSP-TW calculated by dividing (A) the sum of the consolidated Backlog of RSP and RSP-TW on the following three dates: (i) the last day of the second full calendar month ended prior to the Closing Date, (ii) the last day of the first full calendar month ended prior to the Closing Date and (iii) the last day of the month in which the Closing Date occurs, divided by (B) three.

“Closing Backlog Adjustment” means:

(a) if the Closing Backlog is equal to or greater than 50% of the Backlog Target: zero.

(b) if the Closing Backlog is less than 50% of the Backlog Target, but equal to or greater than 25% of the Backlog Target: JPY1,000,000,000.

(c) if the Closing Backlog is less than 25% of the Backlog Target, but greater than zero: JPY1,500,000,000.

(d) if the Closing Backlog is zero: JPY2,000,000,000.

“Closing Cash Balance” means the consolidated Cash of RSP and RSP-TW immediately prior to the Closing. “Closing Cash Balance” does not include the Cash used for (i) the purchase of the RSP-TW Target Shares by RSP from QVC, (ii) any purchases of Intellectual Property and tangible assets by RSP or RSP-TW from the applicable Sellers or their Affiliates pursuant to Section 5.9 or (iii) the payment of any license fee by RSP prior to Closing to a Seller related to any Ancillary Agreement or the Transactions.

“Closing Company Indebtedness” means Company Indebtedness immediately prior to Closing.

“Closing Holdback Amount” means JPY5,250,000,000.

“Closing Holdback Fund” means the funds held by Purchaser Sub in accordance with Section 2.5 of this Agreement, excluding (i) funds which by the terms of this Agreement should have been disbursed to Sellers, and (ii) all interest, dividends, gains and other income accrued thereon.

“Closing REL Inventory” means all REL Inventory as of the Closing Date.

“Closing Third Party Expenses” means Third Party Expenses that, immediately prior to Closing, are unpaid.

“Commitment Letter” means the executed debt commitment letter of Purchaser Parent delivered to the Sellers prior to the Effective Date.

“Company Indebtedness” means the Indebtedness of RSP and RSP-TW.

“Compression License Agreement” means a compression license agreement on terms and conditions substantially similar to RSP’s form of compression license agreement, a copy of which has been Made Available to Purchaser Parent prior to the Effective Date.

“Confidential Information” means (i) all confidential and proprietary information of a Person, including information derived from reports, investigations, research, works in progress, codes, marketing and sales programs, manufacturing processes, financial projections, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Entity, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, Representatives, or Contractors, and (ii) the existence of this Agreement and the Ancillary Agreements, the terms and conditions contained herein and therein, and the fact that negotiations with respect to the foregoing have taken place or are or might be taking place and the contents thereof.

“Consent Fees” means any payments, consideration or Liability in connection with obtaining any consent, waiver or approval of any Person under any Contract as is required in connection with this Agreement and the Transactions for any such Contract to remain in full force and effect following the Closing and any Liability to RSP, RSP-TW, either Purchaser, or any Affiliate of either Purchaser (whether matured or unmatured and whether or not yet due and payable) resulting from obtaining any Required Consents.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, license, lease (including real and personal property leases), conditional sale contract, purchase or sales orders, mortgage, undertaking, commitment, understanding, undertaking, option, warrant, calls, rights or other enforceable arrangement or agreement, whether written or oral.

“Contractors” means independent contractors, consultants and dispatched workers.

“control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” means copyrights, whether in published or unpublished works, original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, compilations, Software, registrations of manufacturing processes, web site content, registrations and applications for registration for any of the foregoing, and renewals or extensions thereof and moral and economic rights of authors or creators in any of the foregoing.

“Criminal Association” (boryokudanin tou) means a (i) criminal syndicate (boryokudan), (ii) criminal syndicate (boryokudan) member or a Person who was a criminal syndicate (boryokudan) member at any time within the most recent five years, (iii) criminal syndicate associate, (iv) criminal syndicate (boryokudan)-related company, (v) racketeer (sokaiya), social/political movement racketeer, or special intelligence violence group, (vi) any group or individual, other than those listed in the foregoing items, that receive the same treatment under Japanese criminal Laws as those listed in the foregoing items.

“Current Assets” means, with respect to RSP and RSP-TW (on a consolidated basis), without duplication, (A) trade receivables, (B) other accounts receivables, and (C) inventories that, in accordance with Japanese GAAP, should be defined as current assets, but excluding Cash, in each case determined in accordance with Japanese GAAP using the same method and methodologies that were used in the preparation of the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof.

“Current Liabilities” means, with respect to RSP and RSP-TW (on a consolidated basis), without duplication and in each case determined in accordance with Japanese GAAP using the same method and methodologies that were used in the preparation of the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof, (A) trade payables, (B) other accounts payable, (C) other accounts payable (PPE), (D) income tax payable, (E) consumption tax payable and (F) other current liabilities that, in accordance with Japanese GAAP, should be defined as current liabilities, including any Taxes imposed on RSP or RSP-TW attributable to any period or portion thereof ending on or before the Closing Date. “Current Liabilities” do not include Third Party Expenses

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith, and registrations and applications for registration of any of the foregoing.

“Employee Benefit Plan” means any bonus, pension, incentive compensation, early retirement program, vacation, welfare, fringe benefit or other benefit plan, agreement, policy, program or arrangement (whether written or unwritten, funded or unfunded) relating to employee benefits.

“Encumbrance” means any claim, condition, equitable interest, Lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” means the Laws requiring or relating to:

(i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resources extraction or construction, that could have significant impact on the Environment;

(ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(iv) assuring that products are designed, formulated, packaged, and used so that they do not represent unreasonable risks to human health or the Environment when used or disposed of;

(v) protecting resources, species, or ecological amenities;

(vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the cost of such clean up or prevention; or

(viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other Law applicable to the conduct of business with Governmental Entities.

“Financing Sources” means Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, in their capacities under the Commitment Letter and any assignees thereof, or any other financial institution identified to the Seller Representative by the Purchasers as providing additional or replacement financing to the Purchasers in connection with the Transactions.

“Foundry Services Agreement” means the Foundry Services Agreement by and among Powerchip, RSP and Purchaser Parent, substantially in the form attached to this Agreement as Exhibit J (with such modifications as may be agreed by Purchaser Parent and Powerchip).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any national, local, or municipal government, foreign, international, multinational or other government, including any court, department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

“Holdback Percentage” means, with respect to a Seller, the percentage set forth opposite such Seller’s name on Schedule 2.2 below the caption “Holdback Percentages.”

“INCJ” means Innovation Network Corporation of Japan, a Japanese kabushiki kaisha and a majority shareholder of REL, and its Affiliates other than REL and its Affiliates controlled by REL.

“Indebtedness” of any Person means: (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with Japanese GAAP, (v) under interest rate swap, hedging or similar agreements, (vi) constituting obligations for the deferred purchase of assets or services; (vii) constituting accrued interest relating to any of items (i) to (vi); and (vii) constituting underfunded defined benefit pension plans considered on a post-Tax basis, but only to the extent (A) such Liabilities and obligations are determined on a projected benefit obligation basis consistent with how such Liability should be reported on financial statements prepared in accordance with Japanese GAAP and (B) of such underfunding, or (b) any Liability of others described in the preceding clause (a) that (i) such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person, and (ii) is required to be disclosed on financial statements prepared in accordance with Japanese GAAP. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (B) cash, book or bank account overdrafts.

“Indemnification Holdback Amount” means JPY7,250,000,000.

“Indemnification Holdback Fund” means the funds held by Purchaser Sub in accordance with Article VIII of this Agreement, excluding (i) funds which by the terms of this Agreement should have been disbursed to Sellers, and (ii) all interest, dividends, gains and other income accrued thereon.

“Indemnifying Representative” means (a) Seller Representative, in the case of a Liability Claim against two or more Sellers or (b) an individual Seller against whom a Liability Claim is made as an individual Seller.

“Intellectual Property” means Patents, Trademarks, Copyrights, Trade Secrets, Domain Names, any other industrial rights, and all rights or forms of protection of a similar nature or having equivalent effect to any of the foregoing, which may subsist anywhere in the world.

“Inventory” means all work-in-process and finished goods inventory of a Person.

“Inventory Report” means a report, signed by an authorized manager of REL, identifying as of the end of the immediately preceding month of the date of such Inventory Report (unless otherwise required to be as of a certain date under this Agreement) as to the Closing REL Inventory (unless otherwise required to be as to REL Inventory under this Agreement) the following: (a) the total book value of each inventory item (calculated based on Japanese GAAP), (b) the composition of each inventory item by product number and by inventory category (work-in-process and finished goods) as of such date, (c) for Inventory Reports made on or prior to the Closing Date, Sales Forecast and Obsolete REL Inventory as of such date, including purchase order and Sales Forecast backup material related to the determination of Obsolete REL Inventory, (d) if applicable, the Closing REL Inventory that has been sold since the Closing Date with applicable sales information including product number, quantity, sales price and purchase order number, (e) a summary of the then-current outstanding purchase orders of REL and RSP in respect of the REL Inventory and (f) any additional information reasonably requested by Purchaser Parent.

“Inventory Target Amount” means JPY12,525,000,000.

“Inventory Transfer Date” means the date, as designated by Purchaser Parent to REL with at least five Business Days notice, upon which REL is to sell and transfer to RSP certain Closing REL Inventory pursuant to this Agreement.

“Japanese GAAP” means Japan generally accepted accounting principles as in effect from time to time, consistently applied.

“JPY” means Japanese Yen, the lawful currency of Japan.

“Key Employees” means the persons indicated on Schedule 1.1(x).

“Knowledge” means, with respect to a Person, (i) the actual knowledge of the individuals set forth on Schedule 1.1(y) below such Person’s name, and (ii) the knowledge that the individuals set forth on Schedule 1.1(y) below such Person’s name would have if they had made due investigation. As used herein, the phrase “due investigation” means, with respect to any individuals designated on Schedule 1.1(y) with respect to a Person, such individual’s inquiry of his or her subordinates or advisors who would reasonably be expected to have actual knowledge of the relevant facts and circumstances.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liability” means any indebtedness, debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability and any Tax liability), that would be required to be disclosed on a balance sheet prepared in accordance with Japanese GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“License Agreement (REL Tool)” means the License Agreement (REL Tool) by and among RSP, RSP-TW, REL and Purchaser Parent, substantially in the form attached to this Agreement as Exhibit D (with such modifications as may be agreed by Purchaser Parent and REL).

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and (ii) liens securing rental payments under capital lease arrangements extending only to the property covered by such lease.

“Made Available,” with respect to any documents, information or other materials, means a Party has disclosed such documents and information or other materials (i) by posting to the electronically accessible data room (“Data Room”) provided by such Party in connection with the Transactions or (ii) with respect to disclosures to either Purchaser, by hand-delivery of hardcopies or by sending electronic data via email received by the General Counsel of Purchaser Parent, in each case at least 48 hours prior to the Effective Date.

“Manufacturing Services Agreement” means the Manufacturing Services Agreement by and among RSP, REL, and Purchaser Parent, substantially in the form attached to this Agreement as Exhibit B (with such modifications as may be agreed by Purchaser Parent and REL).

“Material Adverse Effect” or “Material Adverse Change” means any event, effect, fact, circumstance, development, occurrence or change that, either alone or in combination with any other event, effect, fact, circumstance, development, occurrence or change, (X) would be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, Business, operations, results of operations or prospects of RSP and RSP-TW, taken as a whole, or (Y) would prevent or materially impede the ability of any Party to consummate timely the transactions contemplated hereby or by any Ancillary Agreement; provided that none of the following be deemed to constitute a Material Adverse Effect or Material Adverse Change:

(a) any adverse event, effect, fact, circumstance, development, occurrence or change (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the business of RSP and RSP-TW, (ii) national or international political or social conditions, including the engagement by Japan or the Republic of China in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Japan or the Republic of China or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Japan or the Republic of China, (iii) securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, or (vi) to the extent attributable to actions taken (or omitted to be taken) at the prior written request of Purchaser Parent or required to be taken or omitted, as applicable, by the express terms of this Agreement, except, in each case, to the extent such event, effect, fact, circumstance, development, occurrence or change has a disproportionate effect on RSP or RSP-TW as compared with other companies operating in the same industry or has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of any Seller Party to perform its obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby;

(b) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast;

(c) any existing event, occurrence, or circumstance with respect to which the individuals listed below Purchaser Parent’s name on Schedule 1.1(y) have actual knowledge as of the Effective Date;

(d) the loss of current or future revenue or the cancellation or reduction of any on-going business attributable to the sale of the RSP products listed on Schedule 1.1(z) that results from the announcement or the pendency of the Transactions; and

(e) any adverse change in or effect on the Business of RSP and RSP-TW that is cured by the Seller Parties before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article IX hereof.

“Material Contracts” means the following Contracts to which RSP or RSP-TW is a party and that are material for RSP or RSP-TW to conduct its Business:

(a) Contracts with those customers for which the sales amount per customer for calendar year 2013 exceeded JPY10,000,000;

(b) Contracts with those suppliers for which the purchase amount per supplier for calendar year 2013 exceeded JPY5,000,000;

(c) material and non-substitutable Contracts with subcontractors or service providers (whether an Affiliate of RSP or RSP-TW or a third party);

(d) Contracts concerning Intellectual Property;

(e) material confidentiality agreements;

(f) any Contract imposing any material restriction on the right or ability of RSP or RSP-TW, or, after the Closing Date, the right or ability of either Purchaser, any Affiliate of either Purchaser, RSP or RSP-TW (A) to compete in any business or with any Person or in any area, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop, distribute or license any Intellectual Property;

(g) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise): (A) entered into after January 1, 2011, or (B) pursuant to which RSP or RSP-TW has any current or future rights or obligations;

(h) any Contract relating to Indebtedness or the deferred purchase price of property;

(i) any partnership, joint venture or any sharing of revenues, profits, Losses, costs or Liabilities or any other similar Contracts;

(j) any distributor, sales, reseller, joint marketing, or joint development Contract;

(k) any Contract relating to settlement of any litigation;

(l) any Contract that provides for indemnification by or of RSP or RSP-TW;

(m) any Contract with any labor union, works council or any collective bargaining agreement or similar agreement with or in respect of any Relevant Secondees, Relevant Employees, or RSP-TW Employees;

(n) any lease, sublease or similar Contract with any Person under which (A) RSP or RSP-TW is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person that is necessary for the operation of their Business or (B) RSP or RSP-TW is a lessor or sublessor of, or makes available for use by any Person, any machinery, equipment, vehicle or other tangible personal property owned or leased by RSP or RSP-TW that is necessary for the operation of their Business, in any case that has an aggregate future Liability or receivable, as the case may be, in any fiscal year in excess of JPY5,000,000;

(o) any Contract containing a most favored nation or similar provision in favor of any customer or other counterparty to RSP or RSP-TW;

(p) any Contract obligating RSP or RSP-TW to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(q) any written warranty, guaranty or other similar undertaking with respect to product performance extended by RSP or RSP-TW, other than in the Ordinary Course of Business; and

(r) other Contracts with materiality equivalent to the above or that would have a Material Adverse Effect on RSP or RSP-TW were they to expire or be terminated.

“Negative Cash Adjustment” means the amount, if any, by which the Cash Target exceeds the Estimated Closing Cash Balance.

“Negative Working Capital Adjustment” means the amount by which Estimated Working Capital is less than the Working Capital Target.

“Obsolete REL Inventory” means each item of Closing REL Inventory (unless otherwise required to be as to REL Inventory under this Agreement) which, as of a particular date is not subject to an outstanding purchase order or is not forecasted to be sold within the next 12 months under a Sales Forecast as of such date.

“Open Source License” means any version of the Apache License, Eclipse Public License, GNU General Public License (GPL), Lesser/Library General Public License (LGPL), Mozilla Public License (MPL), Common Development and Distribution License (CDDL), Common Public License (CPL), any license meeting the requirements of the “Open Source Definition” (as promulgated by the Open Source Initiative prior to or as of the date hereof) or the “Free Software Definition” (as promulgated by the Free Software Foundation prior to or as of the date hereof), or any other license for Software that includes terms providing that (a) a licensee of the Software is authorized to make modifications to, or derivative works of, the Source Code for the Software, or (b) the licensee is authorized to distribute such modifications or derivative works of the Software only if subsequent licensees are authorized to further modify or make derivative works of licensee’s works.

“Open Source Software” means any Software that is licensed or distributed pursuant to an Open Source License.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of RSP or RSP-TW (as applicable) and includes any action contemplated by or necessary under this Agreement or any other related agreements; provided, however, that the granting of a license (except for the granting of a license to partners of RSP or RSP-TW under a Compression License Agreement) with respect to any rights in Intellectual Property of RSP or RSP-TW is not within the Ordinary Course of Business.

“Owned Intellectual Property” means all Intellectual Property that is (i) owned by RSP or RSP-TW or (ii) owned by any Seller or its Affiliate as of the Effective Date and that is required to be transferred to RSP or RSP-TW pursuant to Section 5.9.

“Patents” means patents, industrial and utility models, registered industrial designs, and any other indicia of invention or design ownership issued or granted by any Governmental Entity, applications and disclosures of any type for any of the foregoing, extensions, reissues, re-examinations or renewals of any of the foregoing, and moral and economic rights of inventors in any of the foregoing.

“Permits” means any permits, licenses, variances, exemptions, Orders, approvals, authorizations, certificates, franchises, qualifications, registrations, consents, notices and rights, in each case from a Governmental Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Positive Cash Adjustment” means the amount, if any, by which the Estimated Closing Cash Balance exceeds the Cash Target.

“Positive Working Capital Adjustment” means the amount by which the Estimated Working Capital is greater than the Working Capital Target.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Process Technology License” means the Process Technology License by and between REL and Purchaser Parent and substantially in the form attached to this Agreement as Exhibit N (with such modifications as may be agreed by Purchaser Parent and REL).

“Purchaser Indemnitees” means the following Persons: (a) Purchasers; (b) the current and future Affiliates of either Purchaser (including, after the Closing, RSP and RSP-TW); (c) the respective current and future Representatives of the Persons referred to in clauses (a) and (b) of this sentence; and (d) the respective successors and assigns of the Persons referred to in clauses (a), (b) and (c) of this sentence.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Entity, including any of the following: (a) issued Patents and Patent applications; (b) Trademark registrations, renewals and applications; (c) Copyright registrations and applications; and (d) Domain Name registrations.

“REL Inventory” means all Inventory owned by REL that is used in, held for use in or intended to be used in the Business.

“REL Patent Cross-License Agreement” means the Patent Cross-License Agreement between REL and Purchaser Parent, substantially in the form attached to this Agreement as Exhibit C (with such modifications as may be agreed by Purchaser Parent and REL).

“Representatives” mean officers, directors, employees, agents, attorneys, accountants and financial and other advisors and representatives.

“Required Financial Statements” means all financial statements (a) required to be filed (or necessary for the preparation of any financial statements required to be filed) by either Purchaser Parent or any Affiliate of Purchaser Parent pursuant to applicable Law or applicable requirements in connection with the Transactions, including all financial statements that would be required to be filed by Purchaser Parent or any Affiliate of Purchaser Parent pursuant to Regulation S-X under the Exchange Act, including audited consolidated balance sheets of RSP and RSP-TW as of the end of each of the two most recently completed fiscal years ended at least 90 days prior to the Closing Date, audited consolidated income statements, statements of stockholders’ equity and statements of cash flows of RSP and RSP-TW for each of the two most recently completed fiscal years ended at least 90 days prior to the Closing Date, together with an unaudited interim balance sheet as of, and unaudited consolidated income statements and statements of cash flows of RSP and RSP-TW for, each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date, and (b) required in connection with the Financing, as determined by Purchasers, in each case prepared in accordance with GAAP consistently applied and incorporating the guidance of Section 1065.3 of the Financial Reporting Manual of the U.S. Securities and Exchange Commission and Topic 1.B.1. of the Staff Accounting Bulletins of the U.S. Securities and Exchange Commission.

“Retained Contract” means a Contract of a Seller that is material to RSP’s or RSP-TW’s ability to conduct its Business in the manner in which it was being conducted as of the Effective Date that was not transferred to RSP or RSP-TW pursuant to Section 5.9 or otherwise.

“Sales Forecast” means a forecast, prepared by RSP in good faith, in a reasonable manner consistent with industry practice and, to the extent reasonably applicable, consistent with past practices, and approved by REL, which approval will not be unreasonably withheld, setting out in reasonably possible detail (including by product number and by inventory category (work-in-process and finished goods)) the REL Inventory or Closing REL Inventory (as applicable) forecasted to be sold within the 12 month period following the date of the Sales Forecast, including applicable quantities and average selling prices, which quantities and selling prices are to be disclosed through a clean team process prior to the Closing as necessary to comply with applicable Law.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedule” means the disclosure schedule delivered by the Seller Parties to the Purchasers concurrently with the execution and delivery of this Agreement, organized with reference to the section or subsection number of the representations and warranties in this Agreement.

“Seller Fundamental Representations” means the representations and warranties of the Seller Parties set forth in Schedule 3.1(d) (Target Shares), Schedule 3.2(b) (Capitalization), Schedule 3.2(i) (Tax Matters), Schedule 3.2(k) (Title to Tangible Assets), Schedule 3.2(l) (Intellectual Property), and Schedule 3.2(s) (Sufficiency of Assets).

“Software” means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, GDS and GDSII files, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Source Code” means any human readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code.

“Sublease Agreement” means a sublease agreement to be entered into by and between REL and RSP, substantially in accordance with the terms and conditions set forth in Exhibit F.

“Subsidiary” means, with respect to any specified Person, any other Person (a) directly or indirectly controlled by such specified Person or (b) of which the specified Person owns, directly or indirectly, a majority of the voting securities of (or otherwise having the power to appoint a majority of the board of directors or other governing body of) such Person.

“Taiwanese GAAP” means Taiwan generally accepted accounting principles as in effect from time to time, consistently applied.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Intellectual Property” means the Intellectual Property owned by any Third Party.

“Trade Secrets” means unpublished inventions and discoveries (whether patentable or not), unregistered industrial designs, improvements, ideas, designs, models, formulae, recipes, patterns, data, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, proprietary information, customer lists, Software, manufacturing processes and files reflecting same that, in each case, are not generally known to the public, and technical information that is not generally known to the public, and moral and economic rights of authors and inventors in any of the foregoing.

“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, registrations and applications for registration (of any type) of the foregoing, renewals and extensions of the foregoing, and the goodwill of the business associated with each of the foregoing.

“Transition Services Agreement” means the Transition Services Agreement by and among RSP, RSP-TW, REL, Purchaser Parent, and Purchaser Sub, substantially in the form attached to this Agreement as Exhibit A (with such modifications as may be agreed by Purchaser Parent and REL).

“Weekly Inventory Movement Report” means a report, signed by an authorized manager of RSP, identifying as of a date not more than two Business Days prior to the date of such Weekly Inventory Movement Report the following regarding RSP and RSP-TW: (i) wafer production input plan, (ii) sales forecast, (iii) customer backlog, (iv) outstanding purchase orders to suppliers and (v) the composition of each REL Inventory item by product number and by inventory category (work-in-process and finished goods) as of such date.

“Working Capital” means, for RSP and RSP-TW on a consolidated basis, Current Assets minus Current Liabilities (an example calculation of which, assuming the Closing occurred on April 30, 2014 and assuming the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof have been prepared in accordance with Japanese GAAP and are accurate in all respects, is included as Schedule 2.5(a)).

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Accountant Determined Amount	2.5(c)
Acquisition Transaction	5.7(a)
Adjusted Purchase Price	2.2(a)
Agreement	Preamble
Antitrust Clearance	5.3(a)
Balance Sheet Date	Schedule 3.2(e)(i)
Bank Accounts	Section 3.2(dd)
Base Purchase Price	Section 2.2
Basic Expiration Date	8.1
Cash Ceiling	5.17(b)
Cash Floor	5.17(a)
Claims Notice	8.6
Closing	2.3
Closing Balance Sheet	2.5(a)
Closing Date	2.3
Closing Statement	2.5(b)
Closing Working Capital	2.5(a)
Compensation Package	5.11(a)(iii)
Confidentiality Agreements	5.8(d)
Deductible Amount	8.3(b)
Designated Employees	5.11(a)
Dispute	Schedule 3.2(l)(viii)

Disputed Line Items	2.5(c)
Drop Dead Date	9.1(b)
Effective Date	Preamble
Electronic Delivery	10.8
Estimated Closing Backlog	2.5(a)
Estimated Closing Cash Balance	2.5(a)
Estimated Company Indebtedness	2.5(a)
Estimated Statement	2.5(a)
Estimated Third Party Expenses	2.5(a)
Estimated Working Capital	2.5(a)
Final Closing Backlog	2.5(c)
Final Closing Backlog Adjustment	2.5(c)
Final Closing Cash Balance	2.5(c)
Final Company Indebtedness	2.5(c)
Final REL Inventory Purchase Price	5.16(e)
Final Third Party Expenses	2.5(c)
Final Working Capital	2.5(c)
Financial Statements	Schedule 3.2(e)(i)
Financing	5.8(a)
Fundamental Expiration Date	8.1
GPC	Preamble
GPC-Owned Shares	Recitals
Inbound IP Licenses	Schedule 3.2(l)(iv)
Indemnification Holdback Claim Period	8.4
Institution	Schedule 3.2(l)(xiii)
Interim Balance Sheet	Schedule 3.2(e)(i)
Leased Real Properties	Schedule 3.2(j)(i)
Lease Agreement	Schedule 3.2(j)(ii)
Liability Claim	8.6
Loss	8.2
Material Customer	Schedule 3.2(w)(i)
Material Suppliers	Schedule 3.2(w)(ii)
Month End Financials	2.5(a)
Notice of Disagreement	2.5(c)
Objection Notice	8.7(a)
Original Lease Agreements	Schedule 3.2(j)(i)
Outbound IP Licenses	Schedule 3.2(l)(iv)
Owned Registered Intellectual Property	Schedule 3.2(l)(i)
Panel	10.11(d)
Party	Preamble
Per Claim Threshold	8.3(a)
Powerchip	Preamble
Powerchip-Owned Shares	Recitals
Pre-Closing Directors and Auditors	6.3
PTC Bank Consents	7.2(h)
PTC-Owned Shares	Recitals

Purchase Price	2.2
Purchaser	Preamble
Purchaser Parent	Preamble
Purchaser Sub	Preamble
QVC	Preamble
REL	Preamble
REL Bank Consents	7.2(g)
REL Inventory Determination Date	5.16(e)
REL Inventory Purchase Period	5.16(e)
Relevant Employees	5.11(a)
Relevant Secondees	5.11(a)
REL-Owned Shares	Recitals
Remuneration	Schedule 3.2(q)(iv)
Required Consents	5.2
Retained Funds	8.4
RSP	Preamble
RSP Cash Balance	5.17(a)
RSP-Owned Shares of RSP-TW	Recitals
RSP Target Shares	Recitals
RSP-TW	Preamble
RSP-TW Employees	Schedule 3.2(p)(ii)
RSP-TW Target Shares	Recitals
RSP-TW Transaction	2.1(b)
Seller	Preamble
Seller Parties	Preamble
Seller Representative	10.1(a)
Settlement Accountant	2.5(c)
Share Repurchase	5.17(c)
Share Repurchase Cap Amount	5.17(c)
Sharp	Preamble
Sharp-Owned Shares	Recitals
Shortfall	2.5(g)(ii)
Target Shares	Recitals
Termination Fee	9.2(b)
Third-Party Claim	8.5(a)
Third Party Expenses	5.14(a)(vi)
Transactions	2.1
Working Capital Target	2.5(a)

1.3 Interpretation. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s predecessors, successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date or the Closing Date, as applicable. The Parties have participated jointly in the negotiation and drafting of this Agreement. All accounting terms used and not defined herein have the respective meanings given to them under GAAP. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.

ARTICLE II

PURCHASE AND SALE OF TARGET SHARES

2.1 Basic Transaction.

(a) On and subject to the terms and conditions of this Agreement, (i) immediately prior to the Closing, RSP agrees to purchase all of the shares of RSP-TW not already owned by RSP (including the RSP-TW Target Shares held by QVC), and QVC agrees to sell to RSP, all of the RSP-TW Target Shares, (ii) Purchaser Sub agrees to purchase from REL, Sharp, Powerchip and GPC, and the Sellers agree to sell to Purchaser Sub, 100% of the issued and outstanding capital stock of RSP (including all of the RSP Target Shares owned by each Seller) for the consideration specified in Section 2.2 (such purchase and sale, together with each other transaction contemplated hereby and by any Ancillary Agreement, the “Transactions”), and (iii) each Seller hereby (A) consents to the sale of each other Seller’s Target Shares pursuant to the terms and conditions of this Agreement, (B) waives any notice, right of first refusal, options to purchase or other rights associated with the sale of each other Seller’s Target Shares pursuant to the terms and conditions of this Agreement, including any such rights under (1) the Joint Venture Agreement by and among REL, Sharp and Powerchip, dated as of March 10, 2008, as amended, (2) any other agreements between any of the Seller Parties, and (3) applicable Law, and (C) consents to the Share Repurchase.

(b) The purchase and sale of all of the shares of RSP-TW not already owned by RSP (the “RSP-TW Transaction”) shall be effected by the payment by RSP to QVC of the New Taiwan Dollars equivalent of JPY[*****] prior to the Closing, by wire transfer of immediately available cash funds to the bank account designated by QVC. At the closing of the RSP-TW Transaction, QVC shall deliver to RSP (with a copy to Purchaser Parent) stock certificates representing all of the shares of RSP-TW not already owned by RSP (including the RSP-TW Target Shares held by QVC) duly endorsed for transfer and free and clear of all Liens, and accompanied by appropriate stock transfer application to RSP-TW or its stock transfer agent, as the case may be, duly completed and executed by QVC in blank for registering on RSP-TW’s shareholders roster the transfer of the RSP-TW Target Shares to RSP. RSP shall withhold from the amounts payable in respect of the RSP-TW Target Shares, and report and pay to the relevant Republic of China Tax authority, an amount equal to the securities transaction Tax payable calculated by multiplying the number of the shares to be transferred by the per share price paid for such shares prior to any adjustment further multiplied by the securities transaction Tax rate applicable at such closing and promptly provide QVC with a certificate of RSP’s payment of such securities transaction Tax. Any and all securities transaction Tax paid in respect of any and all of the RSP-TW Target Shares shall be non-refundable for any reason.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

2.2 Purchase Price. The aggregate purchase price to be paid by Purchaser Sub as consideration for the sale of 100% of the issued and outstanding capital stock of RSP (including the Target Shares) shall be JPY61,000,000,000 less the Inventory Target Amount plus the Audit Delivery Fee plus any Positive Working Capital Adjustment less any Negative Working Capital Adjustment plus any Positive Cash Adjustment less any Negative Cash Adjustment less the Estimated Third Party Expenses less the Estimated Company Indebtedness less the Estimated Closing Backlog Adjustment, subject to adjustment pursuant to Section 2.5 (the “Purchase Price”). The Purchase Price shall be paid as follows:

(a) At the Closing, Purchaser Sub will pay to the Sellers the Purchase Price less the Closing Holdback Amount, less the Indemnification Holdback Amount (the “Adjusted Purchase Price”) in immediately available cash funds. The Adjusted Purchase Price shall be allocated among the Sellers and delivered by Purchaser Sub in accordance with Schedule 2.2 under the caption “Allocation of Adjusted Purchase Price.”

(b) At the Closing, Purchaser Sub shall withhold the Indemnification Holdback Amount from the Purchase Price to provide funds against which a Purchaser Indemnitee may assert claims of indemnification under this Agreement. The Indemnification Holdback Fund will be held, administered and distributed by Purchaser Sub in accordance with the terms of Article VIII.

(c) At the Closing, Purchaser Sub shall withhold the Closing Holdback Amount from the Purchase Price to provide funds against which Purchaser Sub may recover any adjustment in respect of the Closing Adjustment Items in accordance with the terms of Section 2.5. The Closing Holdback Fund will be held, administered and distributed by Purchaser Sub in accordance with the terms of Section 2.5.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) is to take place at the offices of Nagashima Ohno & Tsunematsu, in Tokyo, Japan, commencing at 9:00 a.m., Japan standard time, on:

(a) the later of (i) October 1, 2014 and (ii) the next Business Day that is also the first day of a calendar month after the first date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or

(b) if the Closing has not taken place on or before December 1, 2014, then on the third Business Day after the first date on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); or

(c) on such other time, date and place as Purchaser Parent and the Seller Representative may agree, subject to the satisfaction or waiver of each of the conditions set forth in Article VII (the “Closing Date”).

2.4 Deliveries at Closing. At the Closing,

(a) Each Seller Party shall deliver to Purchasers (i) the various certificates, instruments, and documents referred to in Section 7.1, (ii) the Ancillary Agreements to which such Seller Party is a party, executed by such Seller Party, (iii) a request form, duly executed by such Seller affixing such Seller’s seal, to register Purchaser Sub as the holder of the RSP Target Shares owned by such Seller (as applicable) on RSP’s shareholders’ register, free and clear of all Liens, and (iv) all stock certificates representing all of the shares of RSP-TW not already owned by RSP duly endorsed for transfer and free and clear of all Liens, and accompanied by appropriate stock transfer application to RSP-TW or its stock transfer agent, as the case may be, duly completed and executed by the relevant Seller in blank for registering on RSP-TW’s shareholders roster the transfer of the RSP-TW Target Shares to RSP; and

(b) (i) Purchasers shall deliver to each Seller the various certificates, instruments, and documents referred to in Section 7.2, and (ii) Purchaser Sub shall deliver to each Seller such Seller’s portion of the Adjusted Purchase Price.

2.5 Purchase Price Adjustment.

(a) Estimated Statement. Schedule 2.5(a) sets forth an example calculation of Working Capital as of April 30, 2014, including the components thereof, assuming the Closing occurred on such date and assuming the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof have been prepared in accordance with Japanese GAAP and are accurate in all respects. The Parties have contemplated that RSP and RSP-TW will have (on a consolidated basis) (X) Working Capital as of the Closing (the “Closing Working Capital”), as calculated in accordance with this Agreement and on a basis consistent with Schedule 2.5(a), of JPY3,576,000,000 (the “Working Capital Target”), (Y) a Closing Cash Balance in an amount equal to the Cash Target, and (Z) Closing Backlog in an amount equal to the Backlog Target. At least five Business Days prior to the Closing, RSP will deliver to Purchaser Parent (i) a written statement (the “Estimated Statement”) setting forth the Sellers’ good faith final estimates of the amounts of the Closing Working Capital (such estimate, the “Estimated Working Capital”), the Closing Cash Balance (such estimate, the “Estimated Closing Cash Balance”), the Closing Third Party Expenses, which will be reasonably detailed, include wire instructions and be separated by service provider (such estimate, the “Estimated Third Party Expenses”), the Closing Company Indebtedness, which will be reasonably detailed, include wire instructions and be separated by lender (such estimate, the “Estimated Company Indebtedness”), the Closing Backlog (such estimate, the “Estimated Closing Backlog”) and the Closing Backlog Adjustment calculated in respect of the Estimated Closing Backlog (the “Estimated Closing Backlog Adjustment”), (ii) a final estimated unaudited consolidated balance sheet as of the Closing Date of RSP and RSP-TW prepared in accordance with Japanese GAAP and in a manner consistent with the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof ( the “Closing Balance Sheet”), and (iii) a final unaudited consolidated balance sheet of RSP and RSP-TW as of, and statements of operations and statements of cash flows for the fiscal year to, the last day of the month immediately preceding the fifth day before the Closing Date prepared in accordance with Japanese GAAP and in a manner consistent with the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof (the “Month End Financials”), together with such schedules and data as may be appropriate to support such Estimated Statement, Closing Balance Sheet and Month End Financials. The Estimated Statement, Closing Balance Sheet and Month End Financials will be signed by an Executive Vice President of RSP. Following delivery of the Estimated Statement and Closing Balance Sheet, the Seller Parties will (and will cause RSP and RSP-TW to) provide Purchaser Parent and its Representatives with reasonable access to the officers, books and records of RSP and RSP-TW and the independent auditors of RSP and RSP-TW, to verify the accuracy of such amounts in accordance with this Agreement, all to the extent deemed reasonably necessary by Purchaser Parent. In the event that Purchaser Parent does not agree with the Sellers’ calculations of the Estimated Working Capital, the Estimated Closing Cash Balance, Estimated Third Party Expenses, Estimated Company Indebtedness, Estimated Closing Backlog and Estimated Closing Backlog Adjustment, or the Closing Balance Sheet, the Seller Representative and Purchaser Parent will negotiate in good faith to mutually agree on acceptable estimates, and the Seller Representative will consider in good faith, but in its sole discretion, any proposed comments or changes that Purchaser Parent may reasonably suggest; provided, however, that the Seller Representative’s failure to include any changes proposed by Purchaser Parent, or the acceptance by Purchaser Parent of the Estimated Statement, the Closing Balance Sheet, the Estimated Closing Cash Balance, the Estimated Third Party Expenses, the Estimated Company Indebtedness, the Estimated Closing Backlog, or the Estimated Closing Backlog Adjustment, does not constitute an acknowledgment by Purchasers of the accuracy of the Estimated Statement or Closing Balance Sheet, and will not limit or otherwise affect Purchasers’ remedies under this Agreement, including Purchasers’ right to include such changes or other changes in the Closing Statement.

(b) Closing Statement. Within 90 days after the Closing Date, Purchaser Parent will prepare and deliver to the Sellers a calculation of the Closing Adjustment Items (the “Closing Statement”) together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Estimated Statement and the Closing Statement, including a copy of the Estimated Statement marked to indicate those specific line items that are in dispute, if any, and accompanied by Purchaser Parent’s calculation of each such line item that is in dispute. Following delivery of the Closing Statement, Purchasers shall provide the Seller Representative with reasonable access to officers, employees and the financial records of RSP and RSP-TW, solely for the purpose of reviewing the Closing Statement in accordance with this Agreement, all to the extent deemed reasonably necessary by the Seller Representative and in a manner not unreasonably disruptive to RSP’s or RSP-TW’s business; provided, that the Seller Representative will not, except with the prior written consent of Purchaser Parent, (which consent may not be unreasonably withheld), contact any employee of either Purchaser, RSP, or RSP-TW. For purposes of this Section 2.5, Working Capital, Cash, Company Indebtedness, Third Party Expenses and Backlog will be calculated in accordance with this Agreement (including, in the case of Working Capital, Schedule 2.5(a)) and with Japanese GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with Japanese GAAP, as were used in the preparation of the unaudited consolidated financial statements of RSP and RSP-TW as of April 30, 2014 delivered to Purchaser Parent before the date hereof.

(c) Determination of Final Working Capital, Final Closing Cash Balance, Final Third Party Expenses, Final Company Indebtedness, and Final Closing Backlog. If the Seller Representative disagrees in whole or in part with the Closing Statement, then within 30 days after its receipt of the Closing Statement, it will notify Purchaser Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. To be effective, any such Notice of Disagreement must include a copy of the Closing Statement marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and must be accompanied by the Seller Representative’s calculation of each of the Disputed Line Items and the Seller Representative’s revised Closing Statement setting forth its determination of each Closing Adjustment Item. To the extent the Seller Representative provides a Notice of Disagreement within such 30 day period, all items that are not Disputed Line Items are final, binding and conclusive for all purposes hereunder unless the resolution of such Disputed Line Item affects an undisputed item, in which case such undisputed item remains open and shall be considered a Disputed Line Item by Purchaser Parent. In the event that the Seller Representative does not provide a Notice of Disagreement within such 30-day period, the Seller Representative will be deemed to have accepted in full the Closing Statement as prepared by Purchaser Parent, which, in such case, is final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and contains the proper information required above, Purchaser Parent and the Seller Representative will use best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items. During such 30-day period, Purchaser Parent and the Seller Representative will have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Closing Adjustment Items, and Disputed Line Items. If, at the end of such period, Purchaser Parent and the Seller Representative are unable to resolve such Disputed Line Items, then such Disputed Line Items shall be referred to the Tokyo office of the accounting firm of Deloitte Touche Tohmatsu or, if such office is unable or unwilling to act, an internationally recognized accounting firm mutually agreed by Purchaser Parent and the Seller Representative (the “Settlement Accountant”). Purchaser Parent and the Seller Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountant under this Section 2.5(c). The Settlement Accountant will be directed to determine as promptly as practicable (and in any event within 30 days from the date that the dispute is submitted to it), whether the Disputed Line Items in the Closing Statement were prepared in accordance with the standards set forth in this Section 2.5 and whether and to what extent (if any) each Closing Adjustment Item requires adjustment. The Settlement Accountant is to resolve each Disputed Line Item by calculating such Disputed Line Item in accordance with this Agreement (for each such Disputed Line Item, the amount so calculated is referred to as the “Accountant Determined Amount”) and establishing as the final amount of such Disputed Line Item the applicable Accountant Determined Amount; provided, that the Accountant Determined Amount for each Disputed Line Item may not be greater than the highest amount proposed by Purchaser Parent and the Seller Representative nor less than the lowest amount proposed by Purchaser Parent and the Seller Representative. Purchaser Parent and the Seller Representative will each furnish to the Settlement Accountant such work papers and other documents and information relating to the disputed issues, and will answer questions as the Settlement Accountant may reasonably request. The determination of the Settlement Accountant is final, conclusive and binding on the Parties. The amounts determined to be the Closing Working Capital pursuant to this Section 2.5(c) will constitute the “Final Working Capital.” The amount determined to be the Closing Cash Balance pursuant to this Section 2.5(c) will constitute the “Final Closing Cash Balance.” The amount determined to be the Closing Third Party Expenses pursuant to this Section 2.5(c) will constitute the “Final Third Party Expenses.” The amount determined to be the Closing Company Indebtedness pursuant to this Section 2.5(c) will constitute the “Final Company Indebtedness.” The amount determined to be the Closing Backlog pursuant to this Section 2.5(c) will constitute the “Final Closing Backlog.” The Closing Backlog Adjustment calculated in respect of the Final Closing Backlog will constitute the “Final Closing Backlog Adjustment.”

(d) Consultation among Sellers. Promptly after the receipt of the Closing Statement, Sellers, including Seller Representative, shall consult with each other regarding the objection to the Closing Statement in order to agree on whether or not to provide the Notice of Disagreement and the content of the Notice of Disagreement. In the case where the Sellers failed to reach a mutual agreement in this regard, the Seller Representative shall provide Notice of Disagreement based on the objection by a Seller that is farthermost from the Closing Statement regarding each Disputed Line Item and made within 20 days after the receipt of the Closing Statement.

(e) Fees and Expenses of Settlement Accountant. The fees and expenses of the Settlement Accountant will be split equally by the Purchaser Parent and the Seller Representative.

(f) Calculations. The Parties agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and Japanese GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Schedule 2.5(a)) expressly conflict with, or are expressly inconsistent with, Japanese GAAP in connection with such determination, the terms of this Agreement (including Schedule 2.5(a)) will control.

(g) Settlement. Within five (5) Business Days after the final determination of the Closing Adjustment Items in accordance with this Section 2.5:

(i) if the Closing Adjustment Amount is positive or zero, Purchaser Sub shall promptly pay (X) the amount of the Closing Adjustment Amount plus (Y) the entire Closing Holdback Fund to be paid to the Sellers, pro rata in proportion to the Sellers’ respective Holdback Percentages, by wire transfer of immediately available funds to the respective accounts designated by the Sellers; and

(ii) if the Closing Adjustment Amount is negative: (A) Purchaser Sub shall retain from the Closing Holdback Fund the absolute value amount by which the Closing Adjustment Amount is less than zero (the “Shortfall”), (B) if the amount of the Shortfall is less than the Closing Holdback Fund, Purchaser Sub shall promptly cause the amount by which the Closing Holdback Fund exceeds the Shortfall to be paid to the Sellers, pro rata in proportion to the Sellers’ respective Holdback Percentages, by wire transfer of immediately available funds to the respective accounts designated by the Sellers, and (C) if the amount of the Shortfall exceeds the amount of the Closing Holdback Fund, the Sellers shall promptly pay to Purchaser Sub the amount of the Shortfall that is in excess of the Closing Holdback Fund, pro rata in proportion to the Sellers’ respective Holdback Percentages, by wire transfer of immediately available funds to an account designed by the Purchaser Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

3.1 Representations and Warranties Concerning Sellers. Each Seller represents and warrants to each Purchaser that the statements contained in Schedule 3.1 (other than Section (f) thereof, which only REL represents and warrants to each Purchaser) are correct and complete (with respect to such Seller) as of the Effective Date and will be correct and complete (with respect to such Seller) as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout Schedule 3.1), except as set forth in the Seller Disclosure Schedule (it being acknowledged and agreed by each Seller that notwithstanding anything herein to the contrary (including without limitation, clause (c) of the definitions of “Material Adverse Effect” and “Material Adverse Change”), the representations and warranties contained in Schedule 3.1 will only be qualified or limited by the information contained in the Seller Disclosure Schedule and will not be qualified or limited by any other documents or information, whether or not such documents or information have been Made Available to Purchasers or otherwise made known to Purchasers).

3.2 Representations and Warranties Concerning RSP and RSP-TW. Each Seller Party represents and warrants to each Purchaser that the statements contained in Schedule 3.2 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout Schedule 3.2), except as set forth in the Seller Disclosure Schedule (it being acknowledged and agreed by each Seller Party that notwithstanding anything herein to the contrary (including without limitation, clause (c) of the definitions of “Material Adverse Effect” and “Material Adverse Change”), the representations and warranties contained in Schedule 3.2 will only be qualified or limited by the information contained in the Seller Disclosure Schedule and will not be qualified or limited by any other documents or information, whether or not such documents or information have been Made Available to Purchasers or otherwise made known to Purchasers) and subject to the limitations on liability set forth in Article VIII, as may be applicable.

3.3 No Further Representations. Except as expressly set forth in this Agreement, the Seller Disclosure Schedule, any exhibit or schedule to this Agreement, or any certificate or other document required to be delivered to either or both Purchasers in accordance with this Agreement, Seller Parties make no representation or warranty, express or implied, at law or in equity, in respect of RSP, RSP-TW, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

3.4 Seller Disclosure Schedule. Each Purchaser acknowledges and agrees that (i) any disclosure under one part of the Seller Disclosure Schedule is deemed to be a disclosure under all parts of the Seller Disclosure Schedule (but only to the extent that the applicability of such disclosure to any such other part of the Seller Disclosure Schedule is readily apparent on its face), and (ii) a disclosure of any matter in the Seller Disclosure Schedule does not constitute (x) an expression of a view that such matter is required to be disclosed pursuant to this Agreement or (y) a determination by any Seller Party that any such matter is material.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

4.1 Purchasers’ Representations and Warranties. Each Purchaser represents and warrants to each Seller that the statements contained in Schedule 4.1 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout Schedule 4.1).

4.2 No Further Representations. Except as expressly set forth in this Agreement, any exhibit or schedule to this Agreement, or any certificate or other document required to be delivered to a Seller in accordance with this Agreement, Purchasers make no representation or warranty, express or implied, at law or in equity, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

PRE-CLOSING COVENANTS

5.1 General. Prior to the Closing Date, (a) each of the Parties shall employ its best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Article VII), and (b) each Seller Party will take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the Transactions. Without limiting the foregoing, each of the Parties proposed to be party to an Ancillary Agreement the form of which has not been attached to this Agreement as an Exhibit, shall employ its best efforts to cause the final form of such Ancillary Agreement to be agreed in good faith (including the Sublease Agreement). With respect to any provision in this Article V that requires the Sellers or each Seller to cause RSP, RSP-TW or both RSP and RSP-TW to take (or refrain from taking) any action, a Seller shall be required to take any action to the extent controllable by such Seller (including affirmatively voting for any matter requiring unanimous consent of the Sellers), but otherwise each Seller shall be required only to employ its best efforts to take all actions and to do all things necessary in order to cause RSP or RSP-TW, as applicable, to take (or refrain from taking) such action under such provision.

5.2 Notices, Consents and Cooperation. Prior to the Closing Date, each Seller Party will, and will cause each of RSP and RSP-TW to, (i) employ its best efforts to obtain all consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Transactions, including all of the consents listed in Schedule 5.2 (the “Required Consents”), and (ii) other than with respect to Antitrust Clearance pursuant to Section 5.3, each of the Seller Parties shall, and Sellers shall cause each of RSP and RSP-TW to, give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Entities required of it in connection with the purchase and sale of the Target Shares contemplated under this Agreement, including the matters referred to in Section 3.2(c) of the Seller Disclosure Schedule. All such consents, waivers, approvals, notices, filings and authorizations will be in form and substance reasonably acceptable to Purchasers, and RSP and RSP-TW will provide to Purchasers evidence, reasonably satisfactory to Purchasers, of all such consents, waivers, approvals, notices, filings and authorizations that are obtained. Prior to the Closing, each Seller Party will, and will cause each of RSP and RSP-TW to, give prior notice of the Transactions using a format approved by Purchaser Parent to (i) all Persons as required in connection with the Transactions, and (ii) all suppliers, Representatives, agents, customers and other business partners of RSP and RSP-TW. Purchasers shall provide reasonable cooperation to the Seller Parties in procuring the foregoing consents and giving such notices (including the execution and delivery of such further instruments and documents as may be reasonably necessary), but shall not, unless otherwise specified in Schedule 5.2, be responsible for the payment of any Consent Fees (all of which shall be solely the responsibility of the Sellers) in connection therewith.

5.3 Antitrust Filings.

(a) Antitrust Clearance. The Purchasers will use best efforts to obtain the required antitrust clearance (including the expiration of the applicable waiting period) under the applicable Law of Japan and any other jurisdiction (“Antitrust Clearance”) and shall take all actions necessary to prepare and to make the filings for the Antitrust Clearance. Each Seller Party undertakes to cooperate, and cause RSP and RSP-TW to cooperate, with Purchasers in providing as promptly as reasonably practicable all reasonably required information concerning the Seller Parties and to reasonably assist in making such filings. Purchasers and the Seller Parties each will supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any other Governmental Entity. Each Seller Party acknowledges that the Purchasers will lead the process to obtain all necessary waivers, consents and approvals required for Antitrust Clearance, and that Purchasers’ determination after reasonable consultation with Sellers as to the appropriate course of action to obtain Antitrust Clearance is final, provided that the foregoing shall not in any respect limit any of the parties’ obligations under this Agreement. Purchasers and each Seller Party will use best efforts to cooperate in good faith with respect to all of the following actions to the extent necessary or appropriate to obtain Antitrust Clearance: (1) entering into negotiations with Governmental Entities; (2) providing information required by Law; and (3) substantially complying with any supplemental request for information in accordance with the antitrust or competition Laws. The filing fees in connection with any Antitrust Clearance filing shall be borne by Purchasers. Otherwise, Purchasers will be responsible for their own expenses and costs that they incur with respect to obtaining Antitrust Clearances, and each Seller will be responsible for its respective pro rata portion (determined in proportion to the Sellers’ respective Holdback Percentages) of the total expenses and costs that are incurred by all Sellers with respect to obtaining Antitrust Clearance.

(b) Purchasers will use best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to Antitrust Clearance (and RSP and RSP-TW will resolve, and Sellers will cause RSP and RSP-TW to so resolve, any such objections). The Sellers will use best efforts to cooperate with Purchasers to resolve any such objections. Neither any Purchaser nor any Seller Party or any of their respective Affiliates shall be required to defend, contest or resist any action or Proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement. At the request and expense of Purchasers, however, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any Transaction contemplated by this Agreement, or any other agreement contemplated hereby, each Seller Party will cooperate with Purchasers as reasonably required by Purchaser in order for Purchasers to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Purchasers are not required to, and Seller Parties are not required to, and none of them may (or may permit RSP or RSP-TW to), without the prior written consent of Purchaser Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or Order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of RSP or RSP-TW, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of RSP or RSP-TW in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of RSP or RSP-TW; provided that, if requested by Purchaser Parent, Seller Parties will cause RSP and RSP-TW to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or Order so long as such requirement, condition, limitation, understanding, agreement or Order is only binding on RSP and/or RSP-TW, in the event the Closing occurs.

(d) In no event is either Purchaser obligated to (1) divest any of its or any of its Affiliates’ businesses, product lines or assets, or to agree to any divestiture of any Seller Party’s businesses, product lines or assets, or (2) take or agree to take any other action or agree to any limitation on the conduct of its or any Seller Party’s business as a condition of obtaining Antitrust Clearance. In no event is any Seller Party required to (x) divest any of its businesses, product lines or assets, or (y) take or agree to take any other action or agree to any limitation on the conduct of its business as a condition of obtaining Antitrust Clearance.

5.4 Operation of Business. Between the Effective Date and the Closing Date, RSP and RSP-TW (X) will, and the Seller Parties will cause RSP and RSP-TW to, take all reasonable steps to preserve and protect the assets of RSP and RSP-TW in good working order and condition, ordinary wear and tear excepted, in accordance with operations in the Ordinary Course of Business, and (Y) will not, and the Seller Parties will not cause or permit RSP or RSP-TW to, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the foregoing, between the Effective Date and the Closing Date, RSP and RSP-TW will not, and the Seller Parties will not cause or permit RSP or RSP-TW to (and, with respect to subsections (p) and (q), the Sellers will not, except in connection with any and all transactions or actions that are required or expressly permitted under this Agreement), without the prior written consent of Purchaser Parent, which consent shall not be unreasonably withheld:

(a) amend or otherwise make any change to its organizational documents;

(b) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof;

(c) create or acquire the equity interests of any Subsidiary, or alter or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which RSP or RSP-TW directly or indirectly holds any interest;

(d) approve, make, carry out or effect any entry into any new Contract that would constitute a Material Contract (except for those Contracts that are solely Material Contracts as a result of clauses (a) or (b) of the definition thereof) or that would require the consent of or notice to the counterparty either (i) to disclose the existence of, or any terms of, such Contract or (ii) in respect of the consummation of the Transactions (unless such consent or notice in respect of the consummation of the Transactions is provided for in such Contract or irrevocably delivered to Purchasers prior to or simultaneously with the entrance into such Contract);

(e) approve, make, carry out, allow or effect any termination, waiver or amendment of any Material Contract;

(f) approve, make, carry out or effect any sale, purchase or lease of any property or asset (except for mask) or any borrowing, Indebtedness or capital lease in excess of JPY10,000,000;

(g) acquire, lease or license any rights (including Intellectual Property), businesses or assets, in each case that are, individually or in the aggregate, material; provided that the granting of a license to partners of RSP or RSP-TW under a Compression License Agreement shall not be restricted by this Section 5.4(g);

(h) sell, transfer, license or otherwise dispose of any material assets;

(i) make any capital expenditures or commitments, capital additions or capital improvements or enter into any capital leases with an aggregate value in excess of JPY10,000,000;

(j) incur or permit to exist any Lien on any assets, other than Liens incurred in the Ordinary Course of Business;

(k) commence any Proceeding other than for the routine collection of amounts owed;

(l) enter into any waiver, release, assignment, compromise or settlement of, or take any material action with respect to, any pending or threatened Proceeding;

(m) discontinue or shut down any material line of business or division;

(n) cancel, compromise, release or assign any Indebtedness owed to RSP or RSP-TW or any claims held by RSP or RSP-TW;

(o) (i) incur any Indebtedness or guarantee any Indebtedness or guarantee any Indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or (ii) enter into any arrangements having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other Person, in each case of clause (i) or (ii) as would impose any Liability or obligation on either Purchaser, RSP or RSP-TW;

(p) (i) establish, adopt, enter into or amend any Employee Benefit Plan, other than immaterial amendments that do not result in significantly increased costs or expenses; or (ii) pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, Cash or other property) or remuneration payable to, or adopt or agree to any severance or retention arrangements with or for the benefit of, any of its directors or any of its officers or other employees, except, in the case of clause (i) or (ii): (A) as required by the terms of any Employee Benefit Plan existing and in effect on the Effective Date; or (B) in the Ordinary Course of Business;

(q) hire directly a new employee (including any Relevant Secondee, Relevant Employee, or RSP-TW Employee) or terminate the employment of any Relevant Secondee, Relevant Employee, or RSP-TW Employee, other than for cause, provided that RSP provides advance notice of such termination to Purchaser Parent, or of any Contractors; enter into, or extend the term of, any employment or consulting Contract with any Person; or increase the salaries, wage rates or fees of any Relevant Secondees, Relevant Employees, RSP-TW Employees, employees (except for temporary staff), or Contractors;

(r) grant any severance or termination pay to any Person or amend or modify any existing severance or termination agreement with any Person;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(t) change any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes, with respect to RSP, in Japanese GAAP, or, with respect to RSP-TW, in Taiwanese GAAP;

(u) sell, issue, grant or authorize the sale, issuance or grant to any Person (other than either Purchaser or any of their Affiliates) of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(v) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

(w) make or change any material Tax election;

(x) materially accelerate the payment of any accounts payable, or materially defer the payment of any accounts receivable, of or to RSP or RSP-TW;

(y) vary in any material respect its level of purchases of Inventory from REL (except for variations in the Ordinary Course of Business); or

(z) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in this Section 5.4.

5.5 Access to Information.

(a) Between the Effective Date and the Closing Date, the Seller Parties will permit, and Seller Parties will cause RSP and RSP-TW to permit, Representatives of either Purchaser (including legal counsel and accountants) to have reasonable access at all reasonable times after receiving reasonable advance notice from such Purchaser, and in a manner so as not to interfere with the normal business operations of such Seller Party, to all premises, properties, personnel, books, records (including Tax records and employment records), contracts, and documents of or pertaining to RSP and RSP-TW (including as may be controlled by or in the possession of a Seller Party); provided, that the applicable Seller Party may restrict or otherwise prohibit access to any documents or information of or relating to such Seller Party, RSP or RSP-TW to the extent such Seller Party or RSP determines in good faith that any applicable Law or any contracts requires it to do so. The Sellers shall keep the Data Room open until the Closing, and make the Data Room available to the Purchasers and its Representatives in the same manner as the Sellers made the Data Room available as of and prior to the Effective Date.

(b) Until the earlier of the termination of this Agreement and the Closing Date, the Seller Parties will, and will cause the officers, counsel or other Representatives of the Seller Parties to, promptly notify Purchaser Parent of any material changes or developments in the operational matters of RSP or RSP-TW, and to confer from time to time as requested by Purchaser Parent and reasonably agreed by such Seller Party with one or more Representatives of Purchaser Parent during ordinary business hours to discuss, any material changes or developments in the operational matters of RSP or RSP-TW and the general status of the ongoing business and operations of RSP and RSP-TW. To the extent Purchaser Parent requests further information or investigation of the basis of any potential violations of Law, including Laws related to export control and the FCPA, based on reasonable evidence for such existing or potential violations of Law, the Seller Parties will, and will cause the officers, counsel or other Representatives of the Seller Parties to cooperate with such request and will make available any personnel or experts engaged by any Seller Party necessary to accommodate such request.

5.6 Notice of Developments. Prior to the Closing, the Seller Parties will (and will cause RSP and RSP-TW to) notify Purchaser Parent promptly of, and Purchasers shall promptly notify each Seller of, (i) any development, event, condition, fact or circumstance that causes or would be likely to cause any of the representations or warranties in Schedule 3.1 or Schedule 3.2, in the case of Seller Parties, or in Schedule 4.1, in the case of Purchasers, to be untrue or inaccurate in any material respect on the Closing Date; (ii) any misrepresentation or breach of any warranty in Schedule 3.1 or Schedule 3.2, in the case of Seller Parties, or in Schedule 4.1, in the case of Purchasers, on the Effective Date; (iii) any breach or any development, event, condition, fact or circumstance that would be likely to cause a material breach of any covenant or obligation of any Seller Party under this Agreement or any Ancillary Agreement; and (iv) any development, event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1, in the case of the Seller Parties, or in Section 7.2, in the case of Purchasers, impossible or highly unlikely, after recognition of any of the above event. Each Seller Party will (and will cause RSP and RSP-TW to) promptly notify Purchaser Parent of any Proceedings commenced or threatened in writing against any Party related to this Agreement or the Transactions. No such notification shall affect or be deemed to modify any representation or warranty made in this Agreement.

5.7 No Shop; No Disposition.

(a) Until such time, if any, as this Agreement is terminated pursuant to Section 9.1 or the Closing, whichever comes earlier, each Seller Party will not, and will cause RSP, RSP-TW and such Seller Party’s, RSP’s and RSP-TW’s respective Affiliates (including INCJ, which will be deemed an Affiliate of REL, RSP and RSP-TW for the purpose of this Section 5.7) and Representatives not to, directly or indirectly, solicit, initiate, respond to or encourage any inquiry or proposal from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiry or proposal from, any Person (other than either Purchaser) relating to any transaction involving (i) the sale or potential sale of any of the Target Shares (or any other equity interests of RSP or RSP-TW), (ii) the sale or potential sale or exclusive license or potential exclusive license of the business of RSP, RSP-TW or any portion thereof, (iii) the sale or potential sale of or exclusive license or potential exclusive license of any property or asset related to or used in the business of RSP or RSP-TW (except in the Ordinary Course of Business), or (iv) any merger, consolidation, business combination, carve out, spin off, or other transaction, whether or not similar to the foregoing (each, an “Acquisition Transaction”), involving RSP or RSP-TW; provided, however, that this Section 5.7 shall not restrict a Seller Party from informing a Person inquiring about or proposing an Acquisition Transaction that the Seller Party is subject to the obligations of this Section 5.7.

(b) Upon execution of this Agreement, each Seller Party will, and will cause RSP, RSP-TW and such Seller Party’s, RSP’s and RSP-TW’s respective Affiliates and Representatives to, immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than either Purchaser) that are in respect of an Acquisition Transaction. From the date hereof until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, each Seller Party will, and will cause RSP, RSP-TW and such Seller Party’s, RSP’s and RSP-TW’s respective Representatives and Affiliates to, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser Parent, subject to any existing confidentiality obligations of the Seller Parties or their Representatives to any Person under any confidentiality agreement in effect as of May 2, 2014, orally and in writing of any proposal for, or inquiry respecting, any Acquisition Transaction or any request for nonpublic information in connection with such proposal or inquiry, or for access to the properties, books, or records of RSP or RSP-TW by any Person or entity that informs any Seller Party that it is considering making, or has made, such a proposal or inquiry (whether or not such proposal or inquiry is written). Such notice will indicate the identity of the Person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry in reasonable detail. The Seller Parties will, subject to any existing confidentiality obligations of the Seller Parties or their Representatives to any Person under any confidentiality agreement in effect as of May 2, 2014 and related to an Acquisition Proposal, keep Purchaser Parent informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request. Each Seller Party will use its best efforts to promptly terminate any such confidentiality agreement to the extent related to any Acquisition Proposal.

(c) Except as required by Section 5.9, until such time, if any, as this Agreement is terminated pursuant to Section 9.1 or the Closing, whichever comes earlier, each Seller Party will not, and will cause RSP and RSP-TW not to, dispose, sell or transfer, with or without consideration, (i) the business of RSP, RSP-TW or any portion thereof, (ii) any property or asset related to or used in the business of RSP or RSP-TW (except in the Ordinary Course of Business), or (iii) any equity interest of RSP or RSP-TW.

5.8 Purchaser Financing.

(a) Financing. Purchasers shall employ best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the financing necessary to purchase the Target Shares (the “Financing”). Purchasers shall keep each Seller Party reasonably informed of material developments in respect of the financing process relating thereto.

(b) Notice; Alternative Financing. If, notwithstanding the employment of best efforts by Purchasers to satisfy their obligations under Section 5.8(a), any portion of the Financing becomes unavailable, in whole or in part, for any reason, Purchasers will (i) promptly notify each Seller Party, indicating the reasons therefor, and (ii) employ its best efforts promptly to arrange for alternative Financing (including debt, equity and other financing) in an amount sufficient to complete the transactions contemplated hereby.

(c) Access to Information. From the Effective Date until the earlier to occur of the Closing Date and the termination of this Agreement, the Seller Parties will, and will cause RSP and RSP-TW to, timely furnish Purchasers and the Financing Sources with such financial, operating, business, financial condition, projections and other data and information as Purchasers or the Financing Sources, through their Representatives, may reasonably request, including furnishing all historical financial statements and historical financial and other data of the type and form customarily included in registration statements for public offerings made under the Securities Act, offering documents used in private placements under Rule 144A of the Securities Act and syndicated loan transactions. The Seller Parties will, and will cause RSP and RSP-TW to, provide to Purchasers and the Financing Sources information which is complete and correct in all material respects and does not and will not, in whole or in part, for any reason, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. RSP and RSP-TW each hereby consents to the use of all of RSP’s and RSP-TW’s logos in connection with the Financing. Without limiting the generality of the foregoing, from the Effective Date until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms, the Seller Parties will, and will cause RSP and RSP-TW to, provide to Purchasers all cooperation reasonably necessary in connection with Purchasers’ financing of the Transactions, including using best efforts with respect to (i) assisting in preparation for and participation in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies, prospective lenders, legal counsel and investors, (ii) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors with customary confidentiality legends, (iii) obtaining accountants’ comfort letters (including comfort letters customary in similar types of Transactions for pro forma financial information and related adjustments) at Purchasers’ expense, (iv) taking all actions reasonably necessary to permit the Financing Sources to evaluate RSP’s and RSP-TW’s Current Assets, Cash, Inventory, cash management and accounting systems, policies and procedures relating thereto, (v) taking all corporate actions reasonably necessary to permit the consummation of Purchasers’ financing of the Transactions and to permit the proceeds thereof to be made available as of the Closing Date, (v) executing and delivering at Closing any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by either Purchaser (including a certificate of an appropriate officer of RSP or RSP-TW with respect to solvency matters and consents of accountants for use of their reports in any materials relating to Purchasers’ financing of the Transactions), (vi) using best efforts to cooperate with the Purchasers and the Purchasers’ efforts to obtain customary and reasonable corporate and facilities ratings and consents, as reasonably requested by the Purchasers with respect to the financing and assisting the Purchaser in the preparation of customary rating agency presentations and lender presentations or memoranda, customary bank offering memoranda, syndication memoranda, private offering memoranda and other marketing materials or memoranda, including business and financial projections, reasonably requested by the Purchasers or the Financing Sources, in each case, in connection with the financing, (vii) furnishing the Purchasers and the Financing Sources promptly with all documentation and other information which any lender or potential lender providing or arranging financing has reasonably requested under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, (viii) otherwise cooperating with the marketing efforts of the Purchasers and the Financing Sources for the financing as reasonably requested by the Purchasers (including, without limitation, providing customary discussion of recent developments or quarter-end “flash” numbers) and (ix) using best efforts to cause RSP and RSP TW’s independent auditors to cooperate in connection with the financing. Notwithstanding the foregoing, under no circumstance will RSP, RSP-TW or any Seller Party be required to authorize the pre-filing of any financing statements or other documents that create Liens.

(d) Any investigation or due diligence conducted pursuant to the access contemplated by this Section 5.8 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of RSP or RSP-TW or damage or destroy any property or assets of RSP or RSP-TW. All information obtained by either Purchaser pursuant to this Section 5.8 shall be held confidential in accordance with that certain Confidentiality Letter, dated November 7, 2013, by and between REL and Purchaser Parent or that certain Memorandum of Understanding, dated May 2, 2014, by and among REL, RSP, Purchaser Parent, Sharp, and Powerchip, as applicable (the “Confidentiality Agreements”); provided, that nothing herein or in the Confidentiality Agreements shall prevent either Purchaser or the Financing Sources from using all information obtained pursuant to this Section 5.8 as necessary and appropriate to consummate the Financing.

5.9 Transfer of Assets. Between the Effective Date and the Closing Date, each Seller shall transfer and shall cause its Affiliates to transfer, as applicable, to RSP and RSP-TW the Intellectual Property and tangible assets indicated opposite such Seller’s or Affiliate’s name on Schedule 5.9. Any transfers of Intellectual Property pursuant to this Section 5.9 will be documented by a written assignment agreement in form and substance reasonably acceptable to Purchaser Parent. RSP or RSP-TW shall pay, prior to the Closing Date, any and all transfer expenses, if any, incurred in connection with the transfer of the Intellectual Property and tangible assets pursuant to this Section 5.9.

5.10 Termination of Certain Agreements; Amendment of Certain Agreements. On or before the Closing Date, each Seller Party shall terminate the agreements listed on Schedule 5.10(a) opposite such Seller Party’s name. On or before the Closing Date, each Seller Party shall amend the agreements and the other documents listed on Schedule 5.10(b) opposite such Seller Party’s name in a manner acceptable to Purchaser Parent.

5.11 Employee Matters.

(a) Designated Employees. The Parties agree and acknowledge that the individual employees of REL (or an Affiliate of REL, including Renesas Solutions Corp. and Renesas System Design Co., Ltd.) (i) who have been seconded to RSP or RSP-TW as of the Effective Date and are listed on Schedule 5.11(a) (the “Relevant Secondees”), or (ii) who are agreed by Purchaser Parent and REL in writing at any time prior to Closing ((A) and (B) collectively, the “Relevant Employees” and together with the Relevant Secondees, the “Designated Employees”) are, subject to the consent of such Designated Employees, to resign from such Seller (or Affiliate) effective as of the date immediately preceding the Closing Date and be employed by RSP or RSP-TW, as applicable, effective as of the Closing Date. For the purpose set forth in the preceding sentence, the Seller Parties will (a) cause RSP or RSP-TW, as applicable, to make a binding offer of employment prepared by Purchaser Parent to each Designated Employee prior to the Closing and (b) employ best efforts to cause such Designated Employee to accept the offer from RSP or RSP-TW, as applicable. The offer of employment to be made to each Designated Employee in accordance with the immediately preceding item must be in accordance with the following arrangements:

(i) no trial period (shiyou kikan) is to apply to the employment by RSP of such Designated Employee, except for an employee who on the Closing Date is in the period of trial;

(ii) each Designated Employee’s pre-transfer number of years of employment with such Seller (or Seller’s Affiliates) and other factors to calculate the amount of accrued vacation days are to be maintained at RSP. For the avoidance of doubt, the number of years of employment with a Seller (or Seller’s Affiliates) is maintained at RSP only for the calculation of the amount of accrued vacation days and, in connection with any retirement allowance (taishoku ichiji kin), the number of years of employment with a Seller (or Seller’s Affiliates) shall not be maintained;

(iii) the overall compensation package (which may include components such as base salary, cash incentive compensation, paid time off, retirement or pension benefits and health insurance benefits, collectively, a “Compensation Package”) offered to each Designated Employee shall not be less favorable in the aggregate than the Compensation Package that such Designated Employee was entitled to receive from the applicable Seller (or, if applicable, the Affiliate of such Seller) employing such Designated Employee immediately prior to the Closing Date, provided that the individual components of such Compensation Package offered may differ, in its sole discretion of the Purchaser Parent, from the individual components of a Compensation Package that such Designated Employee was entitled to receive from the applicable Seller (or, if applicable, the Affiliate of such Seller) employing such Designated Employee immediately prior to the Closing Date; and

(iv) each Designated Employee shall agree to the internal work rules of RSP, in form and substance acceptable to Purchaser Parent in its sole discretion.

The Parties will employ their respective best efforts to ensure that as of the Closing all of the Designated Employees and the RSP-TW Employees listed on Schedule 5.11(a) shall become or remain, as applicable, employees of RSP and RSP-TW (provided that, in employing such best efforts, Purchasers are not required to agree to any variation in any compensation term for any Designated Employee or RSP-TW Employee). Between the Effective Date and the Closing Date, Purchasers shall be entitled to meet with and interview any Designated Employee to discuss such Designated Employee’s rights, benefit package, retention package, and other compensation as well as the proposed employment responsibilities, as applicable, of such Designated Employee after the Closing; provided, however, that Purchasers will consult with REL prior to meeting with any Designated Employee.

(b) Lump-Sum Retirement Allowance, Old-Aged Pension, Etc. Each Seller shall (and, as applicable, shall cause its Affiliates to) (i) pay out to each Designated Employee who resigns from such Seller (or, as applicable, such Affiliate) and accepts employment with RSP, RSP-TW or an Affiliate of Purchaser Parent in accordance with the foregoing Section 5.11(a) his or her accrued lump-sum retirement allowance (taishoku ichiji kin) as of the Closing Date, and (ii) satisfy any and all obligations to maintain, fully fund and make payments incurred in connection with employment prior to the Closing for the benefit of such Designated Employee under any old-aged pension (rourei kyuufu kin) or bereaved family pension (izoku kyuufu kin) and (iii) pay all other benefits that such Designated Employee has accrued prior to or upon resigning from such Seller (or, as applicable, such Affiliate), in accordance with the terms of any such pension plan or other work rules in effect as of the date when such Designated Employee resigns from such Seller (or, as applicable, such Affiliate).

(c) No Other Obligations. Nothing contained in this Section 5.11 shall (x) be treated as an amendment of any particular Employee Benefit Plan, (y) give any third party any right to enforce or confer upon the applicability of the provisions of this Section 5.11 or (z) obligate Purchaser Parent to (A) maintain any particular Employee Benefit Plan or (B) retain the employment of any particular Designated Employee.

(d) Work Rules. The Parties will use their respective best efforts to cause the internal work rules of RSP to be amended, prior to the Closing, to the form designated by Purchaser Parent in its sole discretion.

5.12 Business Relationships. Prior to and for one year after the Closing, each Seller Party and its Affiliates shall use their respective best efforts to cooperate with Purchasers in Purchasers’ efforts to continue and maintain for the benefit of Purchasers, RSP and RSP-TW, those business relationships of RSP and RSP-TW existing prior to the Closing, including relationships with customers, suppliers and others.

5.13 Required Financial Statements. RSP and the Sellers shall prepare and deliver the Required Financial Statements to Purchaser Parent as soon as possible after the Effective Date (but no later than the date that is 10 Business Days prior to the Closing Date). The Sellers will cause the Required Financial Statements (i) to be prepared with due care, (ii) to be consistent with the books and records of RSP and RSP-TW, (iii) to present a reasonable view of the financial position of RSP and RSP-TW at the date of the Required Financial Statements and the profit and loss of RSP and RSP-TW for the periods to which the Required Financial Statements relate, and (iv) to be prepared in accordance with GAAP consistently applied and to incorporate the guidance of Section 1065.3 of the Financial Reporting Manual of the U.S. Securities and Exchange Commission and Topic 1.B.1. of the Staff Accounting Bulletins of the U.S. Securities and Exchange Commission.

5.14 Expenses.

(a) Except as set forth in Section 9.2(e) in the event that the Transactions are not consummated, each Party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. In the event that the Transactions are consummated, each Party will be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, provided that the Sellers will be responsible for all unpaid fees and expenses incurred by or on behalf of RSP or RSP-TW in connection with the Transactions (except as specifically provided in this Agreement), including:

(i) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of Third Parties incurred by RSP or RSP-TW in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions contemplated hereby (including the costs of preparation of the Required Financial Statements and any fees associated with obtaining Antitrust Clearance);

(ii) termination fees, pre-payment fees, balloon payment fees or similar payment fees on payments on any outstanding debt prior to the Closing;

(iii) any severance, bonus, termination, release, or similar change-in-control payments to employees, Designated Employees, Contractors or other service providers payable by RSP or RSP-TW pursuant to a Contract entered into by RSP or RSP-TW before the Closing and RSP’s or RSP-TW’s share of the payroll and employment-related Taxes due in respect thereof;

(iv) all accrued vacation for Relevant Secondees, Relevant Employees, and RSP-TW Employees, whether or not such employees become employees of RSP or RSP-TW;

(v) all costs and expenses incurred by RSP or RSP-TW in connection with an Acquisition Transaction with potential counterparties other than the Purchasers, but not otherwise completed; and

(vi) any payments in connection with any change in control obligations or any payment or consideration arising under any Required Consents, including any Consent Fees (collectively with the fees, expenses and payments described in clauses (i), (ii), (iii), (iv), and (v) above, the “Third Party Expenses”).

5.15 Termination of Liens. The Seller Parties will cause all Liens on assets (except for REL Inventory, which shall have all Liens released in accordance with the Transition Services Agreement and the Manufacturing Services Agreement) of RSP and RSP-TW to be released prior to or simultaneously with the Closing.

5.16 REL Inventory.

(a) Prior to the Inventory Transfer Date, REL will deliver to Purchaser Parent, (i) an Inventory Report as of May 31, 2014 on June 17, 2014; (ii) on a monthly basis, an Inventory Report with the first Inventory Report after the Effective Date to be delivered by July 5, 2014 and each following Inventory Report to be delivered within three Business Days from the beginning of each month; provided that if any information required by such Inventory Report cannot reasonably be provided in such time frame, Purchaser Parent and REL shall discuss the timing for the delivery of such information; and (iii) on a weekly basis, a Weekly Inventory Movement Report with the first Weekly Inventory Movement Report to be delivered by June 17, 2014.

(b) During the period from the Effective Date until the Closing Date, RSP shall consult with and obtain the consent of Purchaser Parent, which shall not be unreasonably withheld, prior to placing any purchase order with a supplier or building or taking any substantial steps to build any REL Inventory, in either case with respect to any customer order in excess of JPY50,000,000 for (i) any custom product for which there is no backlog or sales forecast from a customer, or (ii) any non-custom product for which there is no sales forecast from a customer. Purchaser Parent will be deemed to have given consent to RSP’s written request for such consent if Purchaser Parent does not respond in twenty four hours from the receipt of such written request. Until the earlier of the termination of this Agreement and the Inventory Transfer Date, REL will, and will cause the officers, counsel or other Representatives of REL to, promptly notify Purchaser Parent of, and to consult from time to time as requested by Purchaser Parent regarding, any material changes or developments in the composition or volume of REL Inventory.

(c) During the period from the Effective Date until the Inventory Transfer Date, REL will take all reasonable steps to preserve and protect the REL Inventory in good working order and condition, ordinary wear and tear excepted.

(d) During the period from the Effective Date until the Inventory Transfer Date, REL will permit Representatives of Purchaser Parent (including legal counsel and accountants) to have reasonable access at all reasonable times after receiving reasonable advance notice from Purchaser Parent, and in a manner so as not to interfere with the normal business operations of REL, to all premises, properties, personnel, books, records (including Tax records and employment records), contracts, and documents of or pertaining to the REL Inventory, including as may be necessary for Purchaser Parent to verify whether any REL Inventory is obsolete, damaged or unsellable; provided, that REL may restrict or otherwise prohibit access to any documents or information of or relating to REL to the extent REL determines in good faith that any applicable Law or any contracts requires it to do so.

5.17 RSP Consolidated Cash; Share Repurchase.

(a) From the Effective Date through the Closing Date, RSP will and the Sellers will cause RSP to hold in bank accounts or other financial accounts an aggregate Cash balance on a consolidated basis with RSP-TW (the “RSP Cash Balance”) of no less than JPY5,000,000,000 (the “Cash Floor”). Cash deposits, including all accrued but unpaid interest, under the Cash Deposit Agreements will not be deemed Cash of RSP for purposes of determining whether the Cash Floor is satisfied.

(b) If, from time to time following the Effective Date, the RSP Cash Balance exceeds JPY8,000,000,000 (the “Cash Ceiling”), RSP may, and the Sellers may cause RSP to, reduce the RSP Cash Balance to an amount less than the Cash Ceiling by using RSP’s excess Cash over the Cash Ceiling (i) as consideration to pay for any transfers of Intellectual Property or tangible assets to RSP and RSP-TW pursuant to Section 5.9 or (ii) to pay for any license fee by RSP prior to Closing to a Seller related to any Ancillary Agreement or the Transactions, provided in each case that any such action will not cause the RSP Cash Balance to fall below the Cash Floor. Cash deposits, including all accrued but unpaid interest, under the Cash Deposit Agreements will not be deemed Cash of RSP for purposes of determining whether the Cash Ceiling is satisfied.

(c) If the Estimated Closing Cash Balance exceeds the Cash Ceiling (any excess amount of the Estimated Closing Cash Balance over the Cash Ceiling, the “Share Repurchase Cap Amount”), then RSP shall, and the Sellers shall cause RSP to, repurchase RSP Target Shares held by REL and Sharp on a pro rata basis (determined by reference to REL’s and Sharp’s respective percentage ownership interest of RSP) (such repurchase of shares of RSP common stock, the “Share Repurchase”) in an amount up to, but not exceeding, the Share Repurchase Cap Amount. The consideration per RSP Target Share held by REL and Sharp to be paid for any Share Repurchase shall be the Purchase Price per RSP common stock calculated under Section 2.2 based on the Estimated Statement, assuming that the applicable Share Repurchase had not occurred. The payment for the Share Repurchase from RSP to REL and Sharp, and the transfer of the RSP Target Shares subject to the Share Repurchase from REL or Sharp to RSP, shall be made immediately prior to the Closing.

ARTICLE VI

POST-CLOSING COVENANTS

6.1 Further Assurances.

(a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement and to consummate the Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as another Party reasonably may request.

(b) Without limiting Section 6.1(a), if, during the 230 day period after the Closing, Purchaser Parent determines in good faith that any asset should have been transferred to RSP or RSP-TW prior to the Closing pursuant to Section 5.9 (but was not so transferred), Purchaser Parent shall notify the applicable Seller. Upon receipt of any such notification, the applicable Seller shall (and, as applicable, shall cause its Affiliate to) consider promptly, reasonably and in good faith whether such asset should have been transferred pursuant to Section 5.9. Upon such Seller’s agreement that the asset in question should have been so transferred, the Seller or Affiliate of a Seller, as applicable, owning such asset shall promptly, without payment of further consideration by any Purchaser, RSP or RSP-TW, transfer and assign such asset to RSP or RSP-TW (as applicable), which assignment shall be deemed to have been effective as of the Closing. If Purchaser Parent and such Seller are unable to agree on whether an asset should be assigned under this Section 6.1(b), such dispute shall be resolved in accordance with Section 10.11. In addition, prior to the Closing, Purchaser Parent may notify a Seller of its determination that any such asset should have been included on Schedule 5.9, and the applicable Seller and the Purchaser Parent shall discuss in good faith, where any dispute shall be resolved in accordance with Section 10.11 in the case that Purchaser Parent and such Seller are unable to reach any agreement on this regard.

(c) If reasonably requested by Purchaser Parent, the Sellers will use their best efforts to provide assistance to the Purchasers and RSP or RSP-TW prior to and after Closing, as applicable, to enter into a Contract with the counterparty to any Retained Contract identified by Purchasers to replace such Retained Contract for the benefit of the Business.

(d) Prior to and after the Closing, REL shall use its best effort and cooperate with Purchaser Parent and its Subsidiaries in obtaining licenses pursuant to the applicable provision under the certain Contract set forth in Schedule 6.1(d); provided, however, that neither REL nor its Subsidiaries will be required to make any out-of-pocket expenditures or grant any additional license to any of its Intellectual Property with the counterparty in respect of such efforts and cooperation.

6.2 Books and Records.

(a) Access. Purchasers shall ensure that, following Closing, each Seller and its Representatives (including such Seller’s accountants and financial advisors bound to obligations of confidentiality), are afforded such access (including the taking of copies) to the books and records, working papers and other financial information of RSP and RSP-TW as it or they may reasonably require to enable such Seller (or any of such Seller’s Affiliates) (i) to prepare its respective statutory, management or similar accounts; or (ii) for any other accounting, taxation or other corporate purpose required by applicable Law, Governmental Entity or recognized stock exchange to whose rules such Seller (or, as the case may be, such Seller’s Affiliates) is subject.

(b) Maintenance. For a period of seven years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Purchasers shall, and shall cause RSP and RSP-TW to, maintain all books and records of RSP and RSP-TW in the jurisdiction in which such books and records were located prior to the Closing Date and may not destroy or dispose of any such books and records. On and after the end of such period, Purchasers shall, and shall cause RSP and RSP-TW to, provide each Seller with at least 10 Business Days prior written notice before destroying any such books and records, during which period such Seller may elect to take copies, at its own expense, of such books and records.

(c) Retention. Notwithstanding anything to the contrary in this Agreement, Sellers may retain copies of all books and records of RSP and RSP-TW that relate to the period before the Closing Date and are necessary to enable such Seller to comply with its legal obligations (including those relating to Tax) arising after Closing.

6.3 Pre-Closing Directors and Auditors. At the Closing, Purchasers shall cause RSP and RSP-TW, as applicable, to accept the resignations, effective as of the Closing Date, of each director, officer and statutory auditor of Target, RSP-TW, or both, who is or has been in office at any time up to the Closing and who will not be continuing in such capacities following the Closing as set forth on Schedule 6.3 (collectively, the “Pre-Closing Directors and Auditors”). Purchasers may not, directly or indirectly, and shall cause RSP and RSP-TW following the Closing to not, make, initiate or threaten to make or initiate any claim against, or seek any indemnification from, any Pre-Closing Director or Auditor with respect to the execution of their duties up to the termination of their appointment except for in case such claim or indemnification arises from fraud, intentional misrepresentation, wilful misconduct or gross negligence of the Pre-Closing Director or Auditor.

6.4 Non-Competition. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Competing Business” means the design, development, manufacture, testing, marketing, supporting, maintaining, distributing, provisioning and selling of any Competing Products.

(b) “Competing Products” means any display driver integrated circuit or any integrated touch/display driver for the use of LCD panel manufacturers in their manufacture of LCD panels for use in smart phones, tablets, e-books, portable gaming devices, wearables, notebook computers, and automotive applications.

(c) “Competing Territory” shall mean worldwide.

Each Seller acknowledges and agrees that RSP, RSP-TW, and Purchasers would be irreparably damaged if such Seller or any of its Subsidiaries were to provide services to or otherwise participate in a Competing Business in violation of this Section 6.4 and that any such competition by such Seller (or its Subsidiaries) would result in a significant loss of goodwill by RSP, RSP-TW, and Purchasers. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.4 were a material inducement to Purchasers to enter into this Agreement and to perform their obligations hereunder, and that Purchasers would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller or its Subsidiaries breached the provisions of this Section 6.4. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Target Shares that, except with the prior written consent of Purchaser Parent, which consent may be withheld by Purchaser Parent (for any reason or no reason) until the second anniversary of the Closing Date, such Seller and its Subsidiaries shall not, directly or indirectly, engage in, conduct, manage, operate, own, control or participate in the management of a Competing Business in the Competing Territory or any portion thereof, other than as set forth on Schedule 6.4. Each Seller acknowledges that the business of RSP and RSP-TW has been conducted or is presently proposed to be conducted throughout the Competing Territory and that the geographic restrictions set forth above are reasonable and necessary to protect the value of the Target Shares sold by Sellers pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 6.4, REL, Sharp and their Subsidiaries are not prohibited from acquiring or owning all or any portion of the equity or other ownership interests in any Person which primarily engages in, and generates more than 90% of its sales from, a business other than Competing Business.

6.5 Non-Solicitation. Until the second anniversary of the Closing Date, no Seller may, directly or through any Affiliates, solicit or hire any officer, director or employee of RSP or RSP-TW, or any officer, director or employee of Purchaser Parent, Purchaser Sub, or any of their Affiliates who is involved in the discussion, negotiation or other communication with either Seller, RSP or RSP-TW in connection with the Transactions. Neither Purchaser may, directly or through any of its Affiliates, solicit or hire any officer, director or employee of any Seller who is involved in the discussion, negotiation or other communication with RSP, RSP-TW, Purchaser Parent or Purchaser Sub in connection with the Transactions. For purposes of this Section 6.5, the term “solicit” does not include generalized searches for employees through media advertisements or employment firms. Purchaser Parent shall not offer employment to any employee of [*****] during the period beginning on the Closing Date and ending on the [*****] of the Closing Date; provided that Purchaser Parent shall be permitted to so offer employment during the period that begins the day that is [*****] before the [*****] of the Closing Date and ends [*****] thereafter.

6.6 Severability. If, at the time of enforcement of the covenants contained in Section 6.4 and Section 6.5, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. Each Seller has consulted with legal counsel regarding the foregoing covenants in Section 6.4 and Section 6.5, and based on such consultation has determined and hereby acknowledges that such covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the value of the Target Shares sold by Sellers pursuant to this Agreement and the substantial investment made by Purchasers.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

6.7 Settlements After the Closing. After the Closing, Sellers shall, and shall cause their respective Affiliates to, as promptly as practicable, deliver, and if necessary endorse over to RSP or RSP-TW (as applicable), any Cash, checks or other instruments of payment such Seller or any of its Affiliates receives that are owed or attributable to RSP or RSP-TW and shall hold such Cash, checks or other instruments of payment in trust for RSP or RSP-TW (as applicable) until such delivery. After the Closing, Purchaser Parent shall, and shall cause its respective Affiliates to, as promptly as practicable, deliver, and if necessary endorse over to the appropriate Seller, any Cash, checks or other instruments of payment that Purchaser Parent or any of its Affiliates receives that are owed or attributable to a Seller and shall hold such Cash, checks or other instruments of payment in trust for such Seller until such delivery.

6.8 Cooperation in Tax Matters, Tax Audits and Proceedings. After the Closing for a period of seven years, each Seller shall fully cooperate with each of RSP and RSP-TW in connection with preparation and filing of any Tax Return regarding taxable periods that ended before the Closing and the taxable period that includes the Closing Date. Further, each Seller shall reasonably cooperate with each of RSP and RSP-TW in connection with all other Tax matters, including communication with a Tax authority, handling a Tax audit and defense against Tax disputes with respect to taxable periods that ended before the Closing and the taxable period that includes the Closing Date.

6.9 Closing REL Inventory Transfer.

(a) Closing Date Inventory Report. Not later than three Business Day after the Closing Date, REL will deliver to Purchaser Parent an Inventory Report as of the Closing Date for the Closing REL Inventory reflecting the historical book value of such Closing REL Inventory as reflected on REL’s accounts (collectively, the “Closing Date Inventory Report”).

(b) Obsolete REL Inventory. If Purchaser Parent does not deliver to REL a written objection to the list of items of the REL Inventory that is reported to be Obsolete REL Inventory in the Closing Date Inventory Report based on the Sales Forecast included in the Closing Date Inventory Report within five Business Days of the delivery of the Closing Date Inventory Report, then such list will be deemed to be the final determination of Obsolete REL Inventory. If Purchaser Parent does deliver such a written objection within such time period, then Purchaser Parent and REL will discuss and attempt to resolve such objections in good faith. If Purchaser Parent and REL are unable to resolve such objections within 10 Business Days, then either Purchaser Parent or REL may submit such objections for resolution in accordance with the arbitration provisions of Section 10.11. Upon final resolution of all objections pursuant to this Section 6.9(b), such list (incorporating the resolution of any such objections) shall be deemed to be the final determination of Obsolete REL Inventory for purposes of this Section 6.9.

(c) Revised Closing REL Inventory Valuation. Not later than 20 calendar days after the Closing Date, REL will deliver to Purchaser Parent (i) an updated Closing Date Inventory Report with only an updated statement of the aggregate book value (calculated based on Japanese GAAP) of the Closing REL Inventory as of the Closing Date, and specifically identifying any variations from the Closing Date Inventory Report (collectively, the “Revised Closing Date Inventory Report”). If Purchaser Parent does not deliver to REL a written objection to any components of the Revised Closing Date Inventory Report within 15 calendar days of REL’s delivery of the Revised Closing Date Inventory Report, then the value attributed to an item of Closing REL Inventory in the Revised Closing Date Inventory Report will be deemed to be the final determination of the value of such item of Closing REL Inventory. If Purchaser Parent does deliver such a written objection within such time period, then Purchaser Parent and REL will discuss and attempt to resolve such objections in good faith. If Purchaser Parent and REL are unable to resolve such objections within 10 Business Days, then either Purchaser Parent or REL may submit such objections for resolution in accordance with the arbitration provisions of Section 10.11. Upon final resolution of all objections pursuant to this Section 6.9(c), the Revised Closing Date Inventory Report (incorporating the resolution of any such objections) shall be deemed to contain the final value of each item of Closing REL Inventory for purposes of this Section 6.9 (for each item of Closing REL Inventory, the “Final Closing REL Inventory Value”).

(d) Purchase of Closing REL Inventory.

(i) Prior to Inventory Transfer Date. After the Closing Date and prior to the Inventory Transfer Date, RSP may purchase Closing REL Inventory, in accordance with the purchase flow under the Manufacturing Services Agreement. The price to be paid by RSP for any purchases of an item of the Closing REL Inventory will be at a price determined pursuant to the Manufacturing Services Agreement.

(ii) Purchase of Closing REL Inventory on Inventory Transfer Date. On the Inventory Transfer Date, RSP shall purchase from REL (i) all Closing REL Inventory then held by REL that is not Obsolete REL Inventory or damaged, (ii) up to JPY[*****] of Obsolete REL Inventory (with the specific items of such Obsolete REL Inventory as designated by Purchaser Parent), and (iii) up to JPY[*****] of Obsolete REL Inventory from the RSP products listed on Schedule 6.9(d) (with the specific items of such Obsolete REL Inventory as designated by Purchaser Parent). Notwithstanding the foregoing, RSP shall have no obligation to purchase any Closing REL Inventory pursuant to the preceding sentence until such Closing REL Inventory is in finished goods form. Any Closing REL Inventory that is work in process form on the Inventory Transfer Date that RSP is obligated to purchaser under this Section 6.9(d)(ii) (the “WIP Closing REL Inventory”) shall be purchased by RSP no later than the date that is the later of (A) 30 days after the Inventory Transfer Date and (B) the date that all WIP Closing REL Inventory is converted to finished goods. In the event that no final determination of the Obsolete REL Inventory pursuant to Section 6.9(b) has been made as of the Inventory Transfer Date, RSP shall not be required to purchase any Closing REL Inventory as to which a dispute under Section 6.9(b) has not yet been resolved, but shall purchase any such Closing REL Inventory in accordance with this Section 6.9(d) to the extent that such Closing REL Inventory is thereafter determined not to be Obsolete REL Inventory promptly following such final determination in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, RSP shall be entitled to reject and return to REL, and shall not be required to accept, purchase or pay for, any item of Closing REL Inventory that RSP reasonably determines to be damaged or otherwise unsellable. The purchase price for each item of Closing REL Inventory purchased by RSP on the Inventory Transfer Date shall be the Final Closing REL Inventory Value determined pursuant to Section 6.9(c); provided, however, that if the Final Closing REL Inventory Value has not been finally determined under Section 6.9(c) as of the Inventory Transfer Date, the purchase price shall be the value attributed to such item of Closing REL Inventory in the Closing Date Inventory Report.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

(iii) Payment of Purchase Price. The purchase price to be paid for the purchase of any Closing REL Inventory shall initially be paid by RSP to REL via a deduction from the cash deposits of RSP held by REL under the Cash Deposit Agreements, unless otherwise requested by RSP. No additional service or other fees shall be assessed or due in connection with such payment.

(iv) Additional Terms of Sale. The terms of Sections 5.3 (Delivery and Inspection), 7 (No License), 8 (Quality; Liability; Warranty), 10 (Force Majeure), 11(Export Control) and 12 (Confidentiality) of the Manufacturing Services Agreement shall apply to the purchase and sale of any Closing REL Inventory under this Agreement, mutatis mutandis. The sale of the Closing REL Inventory pursuant to this Section 6.9 will be documented in accordance with reasonable past practice in a form and substance reasonably acceptable to Purchaser Parent.

(e) Closing REL Inventory Purchase Price Adjustment. Within 2 Business Days of the date that is the later of (i) the Inventory Transfer Date and (ii) the final determination of the Final Closing REL Inventory Value pursuant to Section 6.9(c), (A) if (X) minus (Y) is positive, REL will pay to RSP, or (B) if (X) minus (Y) is negative, RSP will pay to REL, in immediately available cash funds to an account designated by RSP or REL, as applicable , the difference (if any) between (X) the aggregate purchase price of the Closing REL Inventory purchased by RSP from REL after the Closing Date (including all Closing REL Inventory purchased pursuant to Section 6.9(d)) that was actually paid by RSP in accordance with this Section 6.9 and (Y) the aggregate value of the Closing REL Inventory purchased by RSP from REL after the Closing Date (including all Closing REL Inventory purchased pursuant to Section 6.9(d)) calculated using a purchase price equal to the Final Closing REL Inventory Value for each item of Closing REL Inventory as determined in accordance with Section 6.9(c).

6.10 Post-Closing Employment Matters. After the Closing, Purchasers shall cause RSP and RSP-TW to comply, in all material respects, with applicable employment Laws with respect to the Designated Employees who become employees of RSP.

6.11 Secondment from RSP to REL. After the Closing and for a period to be agreed between Purchaser Parent and REL (but that will not exceed one year), certain employees of RSP will be seconded to REL. The employees of RSP to be so seconded will be persons primarily engaged in one of the job functions set out on Schedule 6.11 and the number of such Secondees (by job function) will not be greater than the number specified with respect to such job function on Schedule 6.11. During the applicable period of secondment, the salaries and other employment benefits of such employees will be paid by RSP, and REL shall not charge RSP any amounts in respect of such employees’ services (whether under the Transition Services Agreement or otherwise). Each such employee will devote all of their work time to servicing RSP.

6.12 Sharp Collaboration.

(a) After the Closing, Purchasers shall, and shall cause RSP and RSP-TW to, continue to supply existing models of display driver integrated circuits or any integrated touch/display drivers, develop and supply the future models, and provide technical and/or quality supports for both the existing and future models on terms [*****]. Further, Purchaser shall not, and shall cause RSP and RSP-TW not to, [*****] for such existing models of display driver integrated circuits or any integrated touch/display drivers currently in effect between RSP and Sharp and its Affiliates.

(b) Without prejudice to any other rights of Sharp, Purchasers acknowledge and agree that to the extent permitted by law, the per unit price of the products sold by RSP or RSP-TW to Sharp and its Affiliates shall be the lower of: [*****].

(c) Without prejudice to any other rights of Sharp, in exchange for [*****], to the extent that such activities are not covered by the substantive issues of negotiation between RSP and Sharp, Sharp may receive a [*****] percent ([*****]%) discount to the sales price of such products sold by RSP and RSP-TW to Sharp as defined in Section 6.12(a) and (b).

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Purchasers’ Obligations. Purchasers’ obligations to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions, any of which may be waived by Purchaser Parent at or prior to the Closing:

(a) each of the representations and warranties set forth in Schedule 3.1 and Schedule 3.2 that is qualified by reference to materiality or Material Adverse Effect must be true and correct, and each of the other representations and warranties set forth in Schedule 3.1 and Schedule 3.2 must be true and correct in all material respects, in each case as of the Effective Date and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the representations and warranties contained in Schedule 3.1(b), Schedule 3.2(a)(ii), and Schedule 3.2(b), each of which individually must have been true and correct in all respects as of the Effective Date and must be true and correct in all respects on and as of the Closing Date.

(b) each Seller Party must have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there must not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) each Seller Party must have delivered to Purchasers a certificate to the effect that each of the conditions specified in Section 7.1(a)-(c) and (j) is satisfied in all respects;

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

(e) the Parties must have received all authorizations, consents, and approvals of Governmental Entities referred to in Section 3.1(b) and Section 3.2(c) of the Seller Disclosure Schedule;

(f) Purchasers shall have obtained the Financing on terms and conditions satisfactory to Purchasers in their sole discretion;

(g) Powerchip shall have delivered to Purchasers evidence, in form and substance satisfactory to Purchaser Parent in its sole discretion, of the release of all Liens on the PTC-Owned Shares of RSP, including but not limited to the pledge thereof to Mega International Commercial Bank Co., Ltd., Cathay United Bank, Ltd., Hua Nan Commercial Bank, Ltd. and Mizuho Corporate Bank, Ltd.;

(h) REL must have prepared and delivered to Purchasers the Required Financial Statements not later than 10 Business Days prior to the Closing Date;

(i) Purchasers must have received executed resignations, effective as of the Closing Date, of each director, officer and statutory auditor of RSP and RSP-TW;

(j) no Material Adverse Effect must exist at or have occurred prior to Closing;

(k) after the Effective Date, there must not have been a change in Law in any applicable jurisdiction that would prevent the consummation of the Transactions or render this Agreement or any of the Ancillary Agreements or the performance hereof or thereof illegal;

(l) all of the Key Employees must have accepted offers of employment with RSP or remained employed by RSP-TW, as applicable (except that the condition in this Section 7.1(l) will also be deemed to be satisfied if one of the Key Employees has not accepted an offer of employment with RSP or remained employed by RSP-TW, as applicable, and all of the other Key Employees have accepted offers of employment with RSP or remained employed by RSP-TW, as applicable);

(m) at least 90% of the Designated Employees and existing employees of RSP-TW, in the aggregate, must have accepted offers of employment with RSP or remained employed by RSP-TW, as applicable;

(n) each of the Required Consents shall have been obtained and delivered to Purchasers;

(o) approvals of the board of directors or shareholders meeting, as applicable, of each Seller Party as required to consummate the Transactions must have been obtained and must be in full force and effect;

(p) each of the assets set forth on Schedule 5.9 must have been effectively transferred to RSP or RSP-TW, and each of the Contracts set forth on Schedule 5.9 must have been effectively assigned to RSP or RSP-TW (for any asset that requires registration to effectuate the transfer of such asset, such asset is deemed to be transferred to RSP or RSP-TW for the purpose of this Section 7.1(p) as long as a written agreement effectuating such transfer has been executed and filing or application for such registration is completed);

(q) each of the agreements set forth on Schedule 5.10(a) shall have been terminated, and each of the agreements set forth on Schedule 5.10(b) shall have been amended in a manner satisfactory to the Purchasers; and

(r) the RSP-TW Transaction shall have been consummated;

(s) each Seller Party that is party to an Ancillary Agreement shall have delivered a counterpart signature page to such Ancillary Agreement;

(t) QVC shall have obtained all approvals required to be obtained with respect to RSP’s acquisition of the RSP-TW Target Shares, including but not limited to the foreign investment approval from the Investment Commission of the Ministry of Economic Affairs, the Republic of China;

(u) A certified copy of the shareholders’ registry of RSP as of the Closing Date, which demonstrates that the entire authorized capital stock of RSP consists of 100,000 shares of common stock, 55,000 shares are held by REL, 25,000 shares are held by Sharp, 4,000 shares are held by Powerchip, and 16,000 shares are held by GPC, shall have been delivered to Purchasers;

(v) REL shall have delivered to the Purchasers a copy of the registry of patents issued by the Japan Patent Office, for each registered Japanese patent that is included in the Owned Registered Intellectual Property to be transferred pursuant to Section 5.9, reflecting that REL is the holder of such patent;

(w) a certified copy of the shareholders’ registry of RSP-TW as of the Closing Date, which demonstrates that the entire authorized capital stock of RSP-TW consists of 10,000,000 common shares, of which 5,000,000 common shares are issued and outstanding, and all issued and outstanding common shares are owned by RSP free and clear of all Liens;

(x) the Estimated Closing Cash Balance must be no less than the Cash Floor and must not exceed the Cash Ceiling; and

(y) each Seller Party must have delivered to Purchasers a certificate of an authorized officer of such Seller Party certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of such Seller Party authorizing the execution, delivery and performance of this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, (ii) true and correct copies of the resolution adopted by the shareholders’ meeting of each of RSP and RSP-TW to approve the Transactions.

7.2 Conditions to Sellers’ Obligations. Each Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived by such Seller at or prior to the Closing:

(a) each of the representations and warranties set forth in Schedule 4.1 that is qualified by reference to materiality or Material Adverse Effect must be true and correct, and each of the other representations and warranties set forth in Schedule 4.1 must be true and correct in all material respects, in each case as of the Effective Date and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct or true and correct in all material respects, as applicable, as of such specified date or time); provided, however, that such materiality qualifier will not apply to the representations and warranties contained in Schedule 4.1(b), each of which individually must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects on and as of the Closing Date.

(b) each Purchaser must have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there must not be any Order in effect preventing consummation of any of the Transactions contemplated by this Agreement;

(d) each Purchaser must have delivered to RSP a certificate to the effect that each of the conditions specified above in Section 7.2(a)-(c) is satisfied in all respects;

(e) the Parties must have received all authorizations, consents, and approvals of Governmental Entities referred to in Section 3.1(b) and Section 3.2(c) of the Seller Disclosure Schedule;

(f) each Purchaser party to an Ancillary Agreement shall have delivered a counterpart signature page to such Ancillary Agreement;

(g) REL shall have received written consent to the sale and transfer of the REL-Owned Shares to Purchaser Sub pursuant to this Agreement from (i) all of the syndicated lenders under the Loan Agreement, dated as of September 11, 2013, by and among REL, The Bank of Tokyo, Mitsubishi-UFJ, Ltd., Mizuho Bank, Ltd., Sumitomo Mitsui Trust Bank, Limited and Mitsubishi UFJ Trust and Banking Corporation, (ii) NEC Corporation under the Loan Agreement, dated as of September 11, 2013, by and between REL and NEC Corporation, (iii) Hitachi, Ltd. under the Loan Agreement, dated as of September 11, 2013, by and between REL and Hitachi, Ltd., and (iv) Mitsubishi Electric Corporation under the Loan Agreement, dated as of September 11, 2013, by and between REL and Mitsubishi Electric Corporation (collectively, the “REL Bank Consents”);

(h) Powerchip shall have received all written consents to the sale and transfer of the PTC-Owned Shares to Purchaser Sub pursuant to this Agreement that are required to be obtained under various syndication credit agreements (last amended as of March 22, 2013) by and among Powerchip, Hua Nan Commercial Bank, Mega International Commercial Bank, Cathay United Bank and other financial institutions named therein (collectively, the “PTC Bank Consents”); and

(i) each Purchaser must have delivered to RSP a certificate of the secretary of such Purchaser dated the Closing Date certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Purchaser authorizing the execution, delivery and performance of this Agreement and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement.

7.3 Mutual Discussion on Key Employees Matters. If either condition set forth in Section 7.1(l) or (m) has not been satisfied or is not expected to be satisfied, the Parties shall discuss in good faith any possibility to consummate the Transactions, including discussing the waiver of such conditions.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. All of the Seller Fundamental Representations will survive the Closing and continue in full force and effect until the date that is 18 months from and after the Closing Date (the “Fundamental Expiration Date”). All other representations and warranties of the Sellers will survive the Closing and continue in full force and effect for a period of one year from and after the Closing Date (the “Basic Expiration Date”). Each covenant and obligation in this Agreement and any document or instrument contemplated hereunder will survive the Closing until its respective statute of limitation. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance, with, any such presentation, warranty, covenants, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, does not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding anything to the contrary contained herein, if a Claim Notice relating to any representation or warranty of a Seller Party in this Agreement is given to the Indemnifying Representative on or prior to the Basic Expiration Date or the Fundamental Expiration Date (as applicable), then the claim(s) asserted in such Claim Notice and the representation or warranty that is the subject of such Claim Notice shall survive the Basic Expiration Date or the Fundamental Expiration Date (as applicable) until such time as such claim is (or claims are) fully and finally resolved. The indemnification obligations of the Sellers set forth in Sections 8.2(e) and 8.2(f) will survive the Closing and continue in full force and effect until the date that is 18 months from and after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, nothing herein in this Agreement will (i) prevent any Purchaser Indemnitee from bringing a Proceeding for fraud or intentional misrepresentation against any Person, including any Seller Party, whose fraud or intentional misrepresentation has caused such Purchaser Indemnitee to incur Losses or has limited the Losses recoverable by such Purchaser Indemnitee in such Proceeding, or (ii) limit the Losses recoverable by such Purchaser Indemnitee in any such Proceeding. Any representation or warranty made by or on behalf of any Seller Parties in or pursuant to this Agreement or in any certificate delivered pursuant to this Agreement that a Purchaser Indemnitee asserts was breached as a result of the fraud or intentional misrepresentation alleged in a Proceeding by the Purchaser Indemnitee will survive the expiration of the applicable survival period set forth in this Section 8.1 and remain in full force and effect until the final resolution of the Proceeding. All representations and warranties of Purchasers will survive only until the Closing or the earlier termination of this Agreement.

8.2 Indemnification by Sellers. From and after the Closing Date (but subject to the limitations set forth in this Article VIII), the Sellers shall indemnify each of the Purchaser Indemnitees against any loss, Liability, damage, claim, suit, settlement, diminution in value, royalty, judgment, award, fines, penalties, Proceedings, assessments, cost of mitigation, cost of defense, fee (including any legal fee, expert fee, investigation fee, accounting fee or advisory fee), cost or expense, and including without limitation all indirect, incidental or consequential damages (collectively, “Losses”) that are incurred by any of the Purchaser Indemnitees and that arise from:

(a) any failure of any representation, warranty or certification made by any Seller Party in this Agreement, the Seller Disclosure Schedule, any exhibit or schedule to this Agreement, or any certificate or other document required to be delivered to either or both Purchasers in accordance with this Agreement to be true and correct on the date hereof and on the Closing Date as if made on such date,

(b) any breach of any covenant or obligation of any Seller Party contained in this Agreement or any Ancillary Agreement (with respect to RSP or RSP-TW, any such breach prior to the Closing);

(c) any (i) claim for indemnification by any current or former director, supervisor, manager, officer, employee or Contractor of RSP or RSP-TW (including any Designated Employees) arising out of facts or circumstances existing on or prior to the Closing or (ii) Liabilities related to any current, former or prospective directors, supervisors, managers, employees or Contractors of RSP or RSP-TW (including any Designated Employees) which are based on acts or omissions by the Seller Parties that occurred prior to the Closing (including, in each case, Liabilities, claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by RSP or RSP-TW of their obligations hereunder or the consummation of the Transactions);

(d) any violation by RSP or RSP-TW of any bribery or anti-corruption Laws prior to the Closing;

(e) any amount by which the actual Closing Third Party Expenses exceeds the Final Third Party Expenses;

(f) any amount by which the actual Closing Company Indebtedness exceeds the Final Company Indebtedness; or

(g) any fraud, intentional misrepresentation, willful misconduct, or gross negligence of any Seller Party.

When determining the existence of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by any Seller Party, or when determining the amount of Losses suffered by a Purchaser Indemnitee as a result of any breach of, inaccuracy in or failure of any representation, warranty, covenant or agreement given or made by any Seller Party, in either case that is qualified or limited in scope as to materiality or Material Adverse Effect (or similar concepts), such representation, warranty, covenant or agreement shall be deemed to be made or given without such qualification or limitation.

8.3 Limitations on Indemnification.

(a) The Sellers shall not be required to make any indemnification payment pursuant to Section 8.2(a) or with respect to any breach by any Seller Party of the covenant contained in the second sentence of Section 5.8(c) for any individual failure of a representation or warranty to be true and correct where the Loss relating to such individual failure is less than JPY5,000,000 (the “Per Claim Threshold”). Losses relating to separate claims that arise from an individual failure of a representation or warranty to be true and correct will be aggregated for purposes of determining whether the Per Claim Threshold is satisfied if the separate claims arise from the same or substantially similar facts or circumstances.

(b) The Sellers shall not be required to make any indemnification payment pursuant to Section 8.2(a) or with respect to any breach by any Seller Party of the covenant contained in the second sentence of Section 5.8(c) until such time as the total amount of all Losses that have been incurred by any one or more of the Purchaser Indemnitees and with respect to which any indemnification payment would otherwise be available to the Purchaser Indemnitees pursuant to such section, exceeds an aggregate of JPY500,000,000 (the “Deductible Amount”), except that the Purchaser Indemnitees will be entitled to recover for, and the Deductible Amount will not apply to, any Losses with respect to any breach of or inaccuracy in any Seller Fundamental Representation (other than Seller Fundamental Representations set forth in Schedule 3.2(l) (Intellectual Property)). Once the Deductible Amount has been exceeded, the Purchaser Indemnitees shall be entitled to be indemnified against all Losses in excess of the Deductible Amount.

(c) The maximum amount of indemnifiable Losses that may be recovered by the Purchaser Indemnitees from the Sellers with respect to the matters described in Section 8.2(a) and with respect to any breach by any Seller Party of the covenant contained in the second sentence of Section 5.8(c) shall be an aggregate amount equal to the Indemnification Holdback Amount.

(d) The limitations on the indemnification obligations of the Sellers set forth in Sections 8.3(a), 8.3(b) and 8.3(c) do not apply to any Losses arising from any matter described in Sections 8.2(b) (other than any breach of the covenant contained in the second sentence of Section 5.8(c) by any Seller Party, which is limited by Section 8.3(c) only), (c), (d), (e), (f), or (g).

(e) No Seller will have any right of contribution, right of indemnity or other right or remedy against Purchaser, RSP or RSP-TW in connection with any indemnification obligation or any other liability to which such Seller may become subject under or in connection with this Agreement.

(f) The Purchaser Indemnitees may not recover duplicative amounts in respect of the same Losses from multiple Sellers.

(g) Notwithstanding anything to the contrary in this Agreement, with respect to the representations and warranties made by any Seller pursuant to Section 3.1 (or any certification to the extent related to any such representations and warranties), each Seller shall solely indemnify the Purchaser Indemnitees against Losses that are incurred by any of the Purchaser Indemnitees and that arise from such Seller’s breach of such representations and warranties (and not with respect to the representations and warranties of any other Seller pursuant to Section 3.1 (or any certification to the extent related to any such representations and warranties)).

(h) Notwithstanding anything to the contrary in this Agreement, with respect to Losses other than with respect to the representations and warranties made by the Sellers pursuant to Section 3.1 (or any certification to the extent related to any such representations and warranties), each Seller’s liability shall be several and not joint, and the liability of the Sellers therefor shall be apportioned among the Sellers pro rata in proportion to the Sellers’ respective Holdback Percentages.

8.4 Holdback. A Purchaser Indemnitee shall be paid from the Indemnification Holdback Fund the amount of any Loss for which it is entitled to indemnification pursuant to this Article VIII. So long as any of the Indemnification Holdback Amount remains in the Indemnification Holdback Fund, the Indemnification Holdback Fund shall be the initial source of recovery for any Loss incurred by a Purchaser Indemnitee under Section 8.2 of this Agreement. With respect to any matter described in Sections 8.2(a) (with respect to any Seller Fundamental Representation), (b), (c), (d), (e), (f), or (g) a Purchaser Indemnitee may recover all of its Losses (A) first from the Indemnification Holdback Fund, and (B)(1) if the aggregate of all unresolved or unsatisfied claims set forth in all Claim Notices delivered to the Indemnifying Representative prior to the expiration of the Indemnification Holdback Claim Period exceeds the then-existing Indemnification Holdback Fund or (2) after the expiration of the Indemnification Holdback Claim Period, directly from each Seller according to its pro rata proportion (based on the Sellers’ respective Holdback Percentages) of such Losses, but otherwise without limitation. The period during which claims for indemnification from the Indemnification Holdback Fund may be initiated shall commence on the Closing Date and terminate at 5:00 p.m., Japan Time, on the date that is 18 months after the Closing Date (the “Indemnification Holdback Claim Period”). Notwithstanding anything to the contrary in this Agreement, on the date of expiration of the Indemnification Holdback Claim Period, such portion of the Indemnification Holdback Fund as may be necessary, in the reasonable judgment of Purchaser Parent, to satisfy any then unresolved or unsatisfied claims for Losses (to the extent specified in any Claims Notice delivered to the Indemnifying Representative prior to the expiration of the Indemnification Holdback Claim Period) shall remain in the Indemnification Holdback Fund until such claims for Losses have been resolved or satisfied in accordance with this Article VIII. Within 10 Business Days after the date of expiration of the Indemnification Holdback Claim Period, the Indemnification Holdback Fund, less any amount determined pursuant to the previous sentence, shall be paid by Purchaser Sub to the Sellers, (i) in the amounts to each Seller as specified in a joint written notice by REL, Sharp and Powerchip delivered to Purchasers within five Business Days after the date of expiration of the Indemnification Holdback Claim Period, if any, or (ii) if no joint written notice is delivered to Purchasers within five Business Days after the date of expiration of the Indemnification Holdback Claim Period, pro rata in proportion to the Sellers’ respective Holdback Percentages. If, upon the expiration of the Indemnification Holdback Claim Period, Purchaser Sub retains any portion of the Indemnification Holdback Fund to satisfy any then unresolved or unsatisfied claims for Losses and such portion of the Indemnification Holdback Fund is not fully exhausted following the final resolution of all such claims for Losses, then Purchaser Sub will deliver any leftover portion of the Indemnification Holdback Fund (any such funds, the “Retained Funds”) to the Sellers pro rata in proportion to the Sellers’ respective Holdback Percentages. Interest will accrue on the Retained Funds starting on the expiration of the Indemnification Holdback Claim Period until the payment of the Retained Funds to the Sellers at a rate per annum equal to the statutory rate of interest in Japan. Purchaser Sub will pay all such accrued interest to the Sellers pro rata in proportion to the Sellers’ respective Holdback Percentages.

8.5 Matters Involving Third Parties.

(a) Notice. If any third party notifies any Purchaser Indemnitee with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Sellers under this Article VIII, then the Purchaser Parent shall promptly notify the Indemnifying Representative thereof in writing. No delay in or failure to give such notice by Purchaser Parent to the Indemnifying Representative pursuant to this Section 8.5 will adversely affect any of the other rights or remedies that any Purchaser has under this Agreement or alter or relieve any parties to this Agreement of their obligations pursuant to this Section 8.5, except and to the extent that such delay or failure has materially prejudiced such parties.

(b) Purchasers will provide the Indemnifying Representative the opportunity to participate at the Indemnifying Representative’s own cost in, but not direct or conduct, any defense of any Third-Party Claim. Purchasers will have the right in their sole discretion to settle any such claim; provided, however, that, without the consent of the Indemnifying Representative, no settlement of any such claim with third-party claimants will be determinative of the amount of Losses relating to such matter. If the Indemnifying Representative consents to any such settlement, neither the Indemnifying Representative nor any Seller will have any power or authority to object to the amount or validity of any claim by or on behalf of any Purchaser Indemnitee for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any reasonable costs and expenses of defense and investigation, including court costs and attorneys fees incurred or suffered by the Purchaser Indemnitee in connection with the defense of any third-party claim alleging matters that would constitute a breach or inaccuracy of a representation or warranty or any other matter specified in Section 8.2, whether or not it is ultimately determined that there was such a breach or inaccuracy, will constitute Losses subject to indemnification under Section 8.2.

8.6 Claims for Indemnification. At any time that a Purchaser Indemnitee desires to claim a Loss (a “Liability Claim”) that it believes is or may be indemnifiable under this Article VIII, Purchaser Parent will deliver a notice of such Liability Claim (a “Claims Notice”) to the Indemnifying Representative. A Claims Notice must (A) be signed by an officer of Purchaser Parent, (B) describe the Liability Claim in reasonable detail and (C) indicate the amount of the Loss that has been or may be paid, suffered, sustained or accrued by the Purchaser Indemnitees. To the extent that the amount of a Loss is not determinable as of the date of delivery of a Claims Notice, Purchaser Parent may deliver a Claims Notice stating the maximum amount of Loss that Purchaser Parent in good faith estimates or anticipates that a Purchaser Indemnitee may pay or suffer; provided, however, that Purchaser Parent’s provision of an estimated or anticipated amount of Loss will not limit the Loss recoverable or recovered by a Purchaser Indemnitee. No delay in or failure to give a Claims Notice by Purchaser Parent to the Indemnifying Representative pursuant to this Section 8.6 will adversely affect any of the other rights or remedies that any Purchaser has under this Agreement or alter or relieve any Parties of their obligations to indemnify the Purchaser Indemnitees pursuant to this Article VIII, except and to the extent that such delay or failure has materially prejudiced such Parties.

8.7 Objections to and Payment of Claims.

(a) The Indemnifying Representative may object to any Liability Claim set forth in such Claims Notice by delivering written notice to Purchaser Parent of such Indemnifying Representative’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail.

(b) If an Objection Notice is not delivered by Indemnifying Representative to Purchaser Parent within 30 days after delivery by Purchaser Parent of the Claims Notice, such failure to so object is an irrevocable acknowledgment by each party to this Agreement (including the Indemnifying Representative) that the Purchaser Indemnitees are entitled to indemnification under this Article VIII for the Losses set forth in such Claims Notice.

(c) If the Claims Notice was delivered to the Indemnifying Representative and no Objection Notice was delivered to Purchaser Parent within 30 days of the delivery of the Claims Notice, or an Objection Notice was delivered to the Purchaser Parent within 30 days of the delivery of the Claims Notice, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claims Notice, Purchaser Sub may remove and retain (or deliver to the Purchaser Indemnitee making such claim, as applicable) from the Indemnification Holdback Fund cash having a value equal to (1) the amount of the Losses set forth in such Claims Notice, if no Objection Notice was delivered to Purchaser Parent, or (2) the amount of the portion of the Losses set forth in such Claims Notice to which no objection was made, if an Objection Notice was delivered to Purchaser Parent; provided, however, that, to the extent that the amount of the Losses set forth in the Claims Notice (or portion thereof) is an estimate, Purchaser Sub (on behalf of itself or any other Purchaser Indemnitee) will not be so entitled to remove and retain funds in respect of such portions of such estimated Losses unless and until the amount of such estimated Losses is finally determined; and provided further, however, that if the entire amount then in the Indemnification Holdback Fund is insufficient to cover Losses that have been finally determined in accordance with this Agreement, and recovery directly from one or more Sellers is available hereunder, each Seller will within five Business Days of the determination of such Losses, wire transfer to Purchaser Sub (on behalf of itself and any other Purchaser Indemnitees) its pro rata portion (determined in proportion to the Sellers’ respective Holdback Percentages) of any such shortfall.

(d) Promptly after the receipt of a Claims Notice, Sellers identified in the Claims Notice as Sellers that are responsible to indemnify the Liability Claim shall consult with each other and agree on whether or not to provide an Objection Notice and the content of the Objection Notice. In the event such Sellers fail to reach a mutual agreement in this regard, the Indemnifying Representative shall provide an Objection Notice based on the objection by a Seller that is a farthermost from the Claim Notice and made within 20 days after the delivery of the Claim Notice.

(e) Notwithstanding anything to the contrary in this Agreement, the Sellers do not have any individual right to object to any claim made in a Claims Notice under this Article VIII, and, except as aforesaid, any and all claims made in a Claims Notice on behalf of the Purchaser Indemnitees may be objected to only by the Indemnifying Representative.

8.8 Resolution of Objections to Claims.

(a) If an Indemnifying Representative objects in writing to any Liability Claim made in any Claims Notice within 30 days after delivery of such Claims Notice, Indemnifying Representative and Purchaser Parent will attempt in good faith to agree upon the rights of the respective Parties with respect to each such claim. If Indemnifying Representative and Purchaser Parent should so agree, a memorandum setting forth such agreement will be prepared and signed by relevant Parties and (i) Purchaser Sub may remove and retain from the Indemnification Holdback Fund an amount of cash equal to the amount agreed to be delivered to Purchaser Sub in the memorandum, and (ii) if the Indemnification Holdback Fund is not sufficient to cover such amount, within 10 days of entering into such memorandum, each Seller that is required to indemnify the Liability Claim will wire transfer to Purchaser Sub immediately available funds equal to its pro rata portion (determined in proportion to such indemnifying Sellers’ respective Holdback Percentages) of any such shortfall.

(b) If no such agreement can be reached after good-faith negotiation and after 30 days after delivery of an Objection Notice, either Purchaser Parent on behalf of Purchaser Parent and Purchaser Sub or the Indemnifying Representative on behalf of the Sellers or an individual Seller as applicable may bring an action against the other to resolve the dispute. To the extent that a Purchaser Indemnitee is permitted under this Article VIII to seek recovery directly against one or more Sellers, then (i) Purchaser Sub may remove and retain from the Indemnification Holdback Fund an amount of cash equal to the Losses that are finally resolved to be recoverable under Article VIII, and (ii) if the Indemnification Holdback Fund is not sufficient to cover such amount, each Seller that is required to indemnify the Liability Claim will promptly, and in no event later than 10 days after the final resolution of any dispute in accordance with this Section 8.8, wire transfer to Purchaser Sub immediately available funds equal to its pro rata portion (determined in proportion to such indemnifying Sellers’ respective Holdback Percentages) of any such shortfall, provided that with respect to Losses related to the representations and warranties made by any such Seller pursuant to Section 3.1 (or any certification to the extent related to any such representations and warranties), such Seller will wire transfer to Purchaser Sub immediately available funds equal to the full amount of Losses determined in accordance with this Section 8.8. If the amount of the Losses so determined is an estimate, then the applicable Seller will be required to make such payment within five Business Days of the date that the amount of such Losses is finally determined.

8.9 Determination of Loss. Notwithstanding any other provisions in this Agreement, no Party may be held responsible in connection with this Agreement, the Ancillary Agreements, or the transactions or any other matters contemplated hereby or thereby in respect of any Losses that do not have reasonable relationship (soto inga kankei) to the matter that gave rise to the relevant claim; provided, however, that no Purchaser Indemnitee is required to show reliance on a representation or warranty or certificate in order for such Purchaser Indemnitee to be entitled to indemnification hereunder. Without prejudicing the generality of the foregoing, any Losses incurred by the Purchaser Indemnitees under Section 8.2(a) arising from and relating to any infringement or misappropriation of the Intellectual Property of any Person with respect to the Business Products shall be limited to those resulting from the sale, delivery or other disposition of such products by RSP or RSP-TW or by customers of RSP or RSP-TW, on or prior to the Closing (including the manufacture, offering for sale, importation or use of such products), and any sale, delivery or other disposition of the Business Products after the Closing shall not be taken into account as the basis of determining the amount of such Losses. All indemnification payments under this Article VIII are deemed adjustments to the Purchase Price. If a Purchaser Indemnitee recovers an amount from a Third Party in respect of a Loss that is the subject of indemnification under this Agreement after all or a portion of such Loss has been paid by a Seller pursuant to this Article VIII, the Purchaser Indemnitee shall promptly remit to the Sellers the excess (if any) of (i) the amount paid by the Sellers in respect of such Loss, plus the amount received from the Third Party in respect thereof, less (ii) the amount of the relevant Loss.

8.10 Purchase Price Adjustment. Notwithstanding anything to the contrary herein, Sellers are not obligated to indemnify Purchasers against any Loss as a result of, or based upon or arising from, any claim or Liability to the extent such claim or Liability is taken into account in determining the Purchase Price adjustment pursuant to Section 2.5.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. The Parties are entitled to terminate this Agreement only as provided below:

(a) The Parties may terminate this Agreement by written agreement at any time prior to the Closing by written agreement of all of the Parties;

(b) Purchaser Parent may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing (i) in the event any Seller Party has made any material misrepresentation or materially breached any representation or warranty (other than the representations and warranties contained in Schedule 3.2(e)(i) (Financial Statements)) or covenant (other than the covenants in Section 5.7) contained in this Agreement, and the misrepresentation or breach (if susceptible to cure) has continued without cure for a period of 30 days after the notice of misrepresentation or breach, so long as neither Purchaser is in material breach of this Agreement, (ii) if the Closing does not occur on or before December 31, 2014 (the “Drop Dead Date”), so long as (A) neither Purchaser is in material breach of this Agreement and (B) the conditions set forth in Article VII have not all been satisfied or waived (except for such conditions that by their nature cannot be satisfied until the Closing), or (iii) if a Material Adverse Effect has occurred;

(c) Purchaser Parent may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing in the event any Seller Party has materially breached any covenant contained in Section 5.7;

(d) Purchaser Parent may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing in the event that any Seller Party has made a material misrepresentation or materially breached any of the representations and warranties of the Seller Parties set forth in Schedule 3.2(e)(i) (Financial Statements) on the Effective Date (it being agreed that, for the purposes of this Section 9.1(d), any material variation of the Required Financial Statements as of and for the period ended March 31, 2014 from the Financial Statements as of and for the same period (disregarding for these purposes any variation in the Required Financial Statements and the Financial Statements that is due to the translation of GAAP to Japanese GAAP) will be conclusive evidence that the representations and warranties of the Seller Parties set forth in Schedule 3.2(e)(i) (Financial Statements) were materially not true and correct on the Effective Date and that Purchaser Parent may terminate this Agreement pursuant to this Section 9.1(d));

(e) Purchaser Parent may terminate this Agreement by giving written notice to the Seller Parties at any time prior to the Closing if all of the conditions set forth in Article VII have been satisfied or waived (other than (i) the conditions set forth in Section 7.1(g), Section 7.1(n) (with respect to the REL Bank Consents or the PTC Bank Consents), Section 7.2(g) or Section 7.2(h), (ii) the condition set forth in Section 7.1(f), but only if the Financing is then available, and (iii) those conditions that by their nature are to be satisfied at the Closing, but, in the case of clause (iii), which conditions would be satisfied if the Closing Date were the date Purchaser Parent terminates this Agreement pursuant to this Section 9.1(e)) and the Closing does not occur on or prior to December 19, 2014 due to the failure of any of the conditions set forth in Section 7.1(g), Section 7.1(n) (with respect to the REL Bank Consents or the PTC Bank Consents), Section 7.2(g) or Section 7.2(h) to be satisfied;

(f) the Seller Representative may terminate this Agreement by giving written notice to Purchaser Parent at any time prior to the Closing (i) in the event either Purchaser has made any material misrepresentation or materially breached any warranty or covenant contained in this Agreement, and the misrepresentation or breach (if susceptible to cure) has continued without cure for a period of 30 days after notice by the Seller Parties to Purchaser Parent of the misrepresentation or breach, so long as no Seller Party is in material breach of this Agreement, or (ii) if the Closing does not occur on or before the Drop Dead Date, so long as no Seller Party is in material breach of this Agreement; provided, however, that Seller Representative may not terminate this Agreement pursuant to this Section 9.1(f)(ii) if (A) all of the conditions set forth in Article VII have been satisfied or waived (except for such conditions that by their nature cannot be satisfied until the Closing) or (B) the consents referenced in Section 7.2(g) or Section 7.2(h) have not been obtained;

(g) the Seller Representative may terminate this Agreement on or after December 19, 2014 by giving written notice to Purchaser Parent if all of the conditions set forth in Article VII have been satisfied or waived (other than (i) the condition set forth in Section 7.1(f) and (ii) those conditions that by their nature are to be satisfied at the Closing, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date the Seller Representative terminates this Agreement pursuant to this Section 9.1(g)) and the Closing does not occur on or prior to December 19, 2014 due to the failure of the condition set forth in Section 7.1(f) to be satisfied; and

(h) either (i) Purchaser Parent, by giving written notice to the Seller Parties at any time prior to the Closing or (ii) the Seller Parties, by giving joint written notice by all Seller Parties to Purchaser Parent at any time prior to the Closing, if (1) there is a final non-appealable Order in effect preventing consummation of the Transactions or (2) there is any Law or Order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal.

9.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder terminate without any liability of any Party to any other Party or any of their Representatives (except as provided in Section 9.2(b), Section 9.2(c), Section 9.2(d) or Section 9.2(e) and except for any liability of a Party for breach prior to termination); provided, however, that the provisions of Section 9.2 and Article X survive termination.

(b) If Purchaser Parent terminates this Agreement pursuant to Section 9.1(c), then the Sellers will pay, by wire transfer of immediately available funds to an account as directed by Purchaser Sub, an amount equal to JPY3,625,000,000 (the “Termination Fee”) as a termination fee, prior to or immediately following such termination and, if applicable, in any event prior to entering into any agreement with respect to or consummating any Acquisition Transaction. Each Seller will pay to Purchaser Sub such Seller’s pro rata portion of the Termination Fee (determined by reference to the Sellers’ respective Holdback Percentages). If any Seller fails to pay to Purchaser Sub such Seller’s pro rata portion of the Termination Fee when due, the other Sellers shall be jointly and severally liable to pay to Purchaser Sub the portion of the Termination Fee owed to Purchaser by each defaulting Seller. In the event that any Seller shall fail to pay such Seller’s portion of the Termination Fee when due, the Sellers, on a joint and several basis, will reimburse Purchasers for all reasonable costs and expenses actually incurred or accrued by either or both of them (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.2(b), together with interest on any portion of the Termination Fee that remains unpaid at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made through the date of payment plus 2% per annum.

(c) If Purchaser Parent terminates this Agreement pursuant to Section 9.1(e), then the Sellers will pay, by wire transfer of immediately available funds to an account as directed by Purchaser Sub, an amount equal to all of the Purchasers’ reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements and all other matters related to the consummation of the Transactions. Each Seller will pay to Purchaser Sub such Seller’s pro rata portion of the expenses specified in the preceding sentence (determined by reference to the Sellers’ respective Holdback Percentages). If any Seller fails to pay to Purchaser Sub such Seller’s pro rata portion of such expenses when due, the other Sellers shall be jointly and severally liable to pay to Purchaser Sub the portion of such expense owed to Purchaser by each defaulting Seller. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated pursuant to Section 9.1(e): (i) Purchaser Sub’s right to receive the amounts specified in the preceding sentence pursuant to this Section 9.2(c) will be the Purchasers sole and exclusive remedy against the Seller Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any Loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of the amounts specified in the preceding sentence that are required to be paid pursuant to this Section 9.2(c), none of the Seller Parties or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives will have any further Liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Subject to the last sentence of this Section 9.2(d), if the Seller Representative terminates this Agreement pursuant to Section 9.1(g), then Purchaser Parent will pay to each Seller Party, by wire transfer of immediately available funds to an account as directed by each Seller Party, an amount equal to all of such Seller Party’s reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources and consultants) incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Agreements and all other matters related to the consummation of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated pursuant to Section 9.1(g): (i) each Seller Party’s right to receive the amounts specified in the preceding sentence pursuant to this Section 9.2(d) will be such Seller Party’s sole and exclusive remedy against Purchaser Parent, Purchaser Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any Loss, claim, damage, Liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of the amounts specified in the preceding sentence that are required to be paid pursuant to this Section 9.2(d), none of Purchaser Parent, Purchaser Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives will have any further Liability or obligation relating to or arising out of this Agreement or the Transactions. If (A) the condition in Section 7.1(f) is not satisfied as a result of the Financing Sources refusing to make the Financing available because of the occurrence of an event described in subclause (d) of the definition of “Material Adverse Effect,” and (B) this Agreement is terminated by the Seller Representative pursuant to Section 9.1(g), then Purchaser Parent will not be required to pay the Seller Parties the amounts specified in the first sentence of this Section 9.2(d) and none of Purchaser Parent, Purchaser Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives will have any Liability or obligation relating to or arising out of this Agreement or the Transactions. If (A) the condition in Section 7.1(f) is not satisfied as a result of the Financing Sources not being able to make the Financing available on terms that are substantially similar to those specified in the Commitment Letter, by reason of the occurrence of (w) an act of God, (x) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or a general moratorium on commercial banking activities in New York declared by either U.S. federal or New York State authorities or a suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), (y) the outbreak or escalation of hostilities directly involving the United States or the declaration by the United States of a national emergency or war or an act of terrorism or (z) an adverse and material change in financial or securities markets or commercial banking conditions in the United States, and (B) this Agreement is terminated by the Seller Representative pursuant to Section 9.1(g), then Purchaser Parent will not be required to pay the Seller Parties the amounts specified in the first sentence of this Section 9.2(d) and none of Purchaser Parent, Purchaser Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives will have any Liability or obligation relating to or arising out of this Agreement or the Transactions.

(e) If Purchaser Parent terminates this Agreement pursuant to Section 9.1(b)(i) or (iii), Section 9.1(c) or Section 9.1(d) or Section 9.1(e), and in any such case neither Purchaser is in breach of this Agreement, then the Sellers will be responsible for all fees and expenses in respect of the preparation of the Required Financial Statements pro rata in proportion to the Sellers’ respective Holdback Percentages. If the Seller Representative terminates this Agreement pursuant to Section 9.1(d), then the Purchasers will not be obligated to reimburse the Seller Parties for any fees or expenses of the auditors engaged to prepare the Required Financial Statements, and will only be required to make the payment described in Section 9.2(d) (to the extent that a payment is due under Section 9.2(d). If the Seller Representative terminates this Agreement pursuant to Section 9.1(f)(i), then the Purchasers will reimburse the Seller Parties for the documented out-of-pocket fees and expenses of the auditors engaged to prepare the Required Financial Statements, in respect of the preparation of the Required Financial Statements. If this Agreement is otherwise terminated, then the Purchasers will reimburse the Seller Parties for one-half of the documented out-of-pocket fees and expenses of the auditors engaged to prepare the Required Financial Statements, in respect of the preparation of the Required Financial Statements, up to a maximum of JPY200,000,000, and the Sellers will be responsible for the remainder of such fees and expenses pro rata in proportion to the Sellers’ respective Holdback Percentages. The payment of the fees and expenses in respect of the preparation of the Required Financial Statements pursuant to this Section 9.2(e) will not be deemed to be an exclusive remedy under this Agreement.

(f) Each Party acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the Transactions, (ii) without these agreements, the other Parties would not enter into this Agreement and (iii) the fees (including the Termination Fee) contemplated by this Section 9.2 are not penalties, but rather constitute damages in a reasonable amount that will partially compensate the Purchasers or the Sellers, as applicable, in the circumstances in which each such fee is payable, including the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

GENERAL PROVISIONS

10.1 Seller Representative.

(a) REL is hereby constituted and appointed as the Seller representative (the “Seller Representative”) and hereby accepts such appointment, effective as of the Closing. Each Seller, by virtue of its adoption of this Agreement, is deemed to have appointed and constituted the Seller Representative as their agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. Except where otherwise provided in this Agreement (including Article VIII), the Seller Representative is the exclusive agent for and on behalf of the Sellers after the Closing to (1) give and receive notices and communications to or from Purchaser Parent (on behalf of itself or any other Purchaser Indemnitee) relating to this Agreement or any of the Transactions; (2) object to indemnification claims in accordance with Section 8.8; (3) subject to Section 8.7(d), consent or agree to, negotiate, enter into settlements and compromises of, and comply with Orders with respect to, such claims; and (4) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the matters set forth in this Section 10.1, in each case without having to seek or obtain the consent of any Person under any circumstance. The Seller Representative is the sole and exclusive means of asserting or addressing any of the above, and no Seller has any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Seller Representative. This appointment of agency and this power of attorney is coupled with an interest and will be irrevocable and will not be terminated by any Seller or by operation of Law, as the result of any event, and any action taken by the Seller Representative will be as valid as if such event had not occurred, regardless of whether or not any Seller or the Seller Representative will have received any notice thereof. Seller Representative shall be entitled to pro rata contribution from each Seller with respect to any fees, expenses or other amounts that Seller Representative pays or incurs hereunder in its role as Seller Representative (including but not limited to the fees and expenses of the Settlement Accountant).

(b) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Seller Representative that is within the scope of the Seller Representative’s authority under Section 10.1(a) constitutes a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, all Sellers and is final, binding and conclusive upon each such stockholder. Each Purchaser Indemnitee is entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every Seller. Each Purchaser Indemnitee is unconditionally and irrevocably relieved from any liability to any Person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Seller Representative.

(c) For the avoidance of doubt, the Seller Representative does not assume any liabilities or obligations of each Seller by being appointed as the Seller Representative, and in no event shall be liable for any payment, indemnification or other obligations of each Seller by being the Seller Representative.

10.2 Press Releases and Public Announcements. No Party may issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Purchaser Parent, REL, Sharp and Powerchip; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable Law or any rules of a securities exchange on which it lists its securities (in which case the disclosing Party shall employ its best efforts to advise the other Parties prior to making the disclosure).

10.3 No Third-Party Beneficiaries. Except with respect to the Purchaser Indemnitees under Article VIII, this Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except that the provisions of Sections 10.3, 10.12 and 10.20 are intended for the benefit of and shall be enforceable by the Financing Sources.

10.4 Entire Agreement. This Agreement, including the Ancillary Agreements and other documents referred to herein and the Confidentiality Agreements, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

10.5 Confidentiality.

(a) Maintenance of Confidentiality. Subject to Section 10.2, from the Effective Date and continuing until the expiration of the fifth anniversary of the Closing, no Party may, and each Party shall ensure that its Affiliates (including INCJ, which will be deemed an Affiliate of REL, RSP and RSP-TW for the purpose of this Section 10.5) do not, through any action or inaction, use (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information of or relating to the other Party (it being understood that following the Closing, this Section 10.5 applies to the use or disclosure of any Confidential Information of RSP or RSP-TW or their respective businesses by the Seller Parties and their Affiliates but after the Closing does not apply with respect to the use or disclosure of the Confidential Information of RSP or RSP-TW or their respective businesses by Purchaser Parent, Purchaser Sub, or any of their Affiliates). Subject to Section 10.5(b), the foregoing prohibitions do not apply to (i) disclosures that are required by any applicable Law (including any rule or regulation of a securities exchange on which a Party’s securities are listed and that may require such disclosure) or by a Governmental Entity; (ii) information that is ascertainable or obtained from public information or is otherwise publicly known through no wrongful act of the receiving Party; (iii) information received from a Person not known after reasonable inquiry to the disclosing Party to be under an obligation to keep such information confidential; (iv) information independently developed by the receiving Party without use of the disclosing Party’s information; (v) information disclosed to or filed with any Person for the purpose of obtaining consents to, or the Financing of, the Transactions; and (vi) disclosures contemplated by this Agreement. Notwithstanding anything herein to the contrary, each Party may (without prior notification to, or approval or consent by, the other Party) disclose to Tax authorities or to such Party’s Representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s Tax filings, reports, claims, audits, or litigation.

(b) Required Disclosure. Notwithstanding Section 10.5(a), in the event a Party is required to disclose the Confidential Information of or relating to another Party pursuant to any applicable Law, and would otherwise be prohibited from doing so under this Section 10.5, such Party so required shall (i) promptly notify such other Party of the existence, terms and circumstances surrounding such requirement; (ii) consult with such other Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information that the first Party is legally compelled to disclose and advise the other Party reasonably in advance of such disclosure so that such other Party may seek an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such Confidential Information. The Party required to make such disclosure may not oppose actions by such other Party to obtain an appropriate protective Order or other reliable assurance that confidential treatment will be accorded such Confidential Information.

10.6 Exclusive Remedy. The rights and remedies of the Purchasers under Article VIII and Article IX are the sole and exclusive, and are in lieu of, any and all other rights, remedies and causes of action (whether in Law, contact, defect liability, tort or otherwise) that the Purchasers and their Affiliates (including RSP and RSP-TW following the Closing) may have against the Seller Parties and their Affiliates under, in connection with, arising out of, resulting from or in any way related to this Agreement or the transactions or any other matters contemplated hereby; provided, however, that these exclusive remedies for Losses will not be construed to preclude a Party from bringing an action for specific performance to require the other Party to perform its specific obligation under the provisions of this Agreement; provided further, however, that notwithstanding the remedies available to the Purchaser Indemnitees hereunder, the right of Purchasers or any other Purchaser Indemnitee to pursue action for any other remedies or relief under any Ancillary Agreement against the counterparties thereto will not be limited hereby; and provided further, however, that notwithstanding anything to the contrary contained in this Agreement, nothing herein will prevent any Purchaser Indemnitee from bringing an action for fraud or intentional misrepresentation against any Person, including any Seller Party, whose fraud or intentional misrepresentation has caused such Purchaser Indemnitee to incur Losses or has limited the Losses recoverable by such Purchaser Indemnitee in such action. Nothing in this Agreement will limit the liability of the Seller Parties for any misrepresentation or breach of any representation, warranty, covenant or agreement if the Transactions are not consummated. The Parties agree that no Seller Party will have the right to seek specific performance of the Purchasers’ covenants in Section 5.8. The Parties agree that the right to terminate this Agreement pursuant to Section 9.1(g) and receive the amounts specified in Section 9.2(d) will be the Seller Parties’ sole and exclusive remedy if the Financing is not obtained by, or is not made available to, the Purchasers).

10.7 Succession and Assignment. No Party may assign either this Agreement or any of its rights or interests hereunder, or delegate any of its obligations hereunder, without the prior written approval of Purchasers and the other Parties (before the Closing) or the prior written approval of Purchaser Parent and the Seller Representative (after the Closing), except that (a) Purchaser Parent and Purchaser Sub may each assign and delegate any or all of its rights, interests and obligations under this Agreement (1) before or after the Closing, to any of its Affiliates and (2) after the Closing, to any Person, as long as any such Affiliate or Person agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement, but no such assignment or delegation will relieve Purchaser Parent or Purchaser Sub (as applicable) of its obligations under this Agreement if such assignee does not perform such obligations.

10.8 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto may raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

10.9 Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

10.10 Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder is deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) seven Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to (A) REL or (B) RSP or RSP-TW (prior to the Closing):

Renesas Electronics Corporation

Nippon Bldg. 2-6-2, Ote-machi, Chiyoda-ku, Tokyo 100-0004, Japan

Facsimile: +81-3-5201-5075

Attention: Corporate Planning Unit Legal Division General Manager

with a copy to:

Nagashima Ohno & Tsunematsu

Kioicho Building, 3-12 Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan

Facsimile: +81-3-5213-2300

Attention: Yutaka Kuroda and Akihiro Tokura

If to Sharp:

Sharp Corporation

22-22, Nagaike-cho, Abeno-ku, Osaka 545-8522 Japan

Facsimile: +81-6-6625-0543

Attention: Executive Officer, Division General Manager, Electronic Components and Devices Division

with a copy to:

Nishimura &Asahi

Ark Mori Building, 1-12-32 Akasaka, Minato-ku, Tokyo 107-6029, Japan

Facsimile:

Attention:

If to Powerchip, GPC, or QVC:

Powerchip Technology Corporation

No. 12, Li-Hsin Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, R.O.C.

Facsimile: +886-3-5792014

Attention: Global Business Vice President

with a copy to:

Powerchip Technology Corporation

No. 12, Li-Hsin Rd. 1, Hsinchu Science Park, Hsinchu, Taiwan, R.O.C.

Facsimile: +886-3-5792018

Attention: Deputy Director, Legal Affairs Office

If to (A) Purchaser Parent or Purchaser Sub or (B) RSP or RSP-TW (after the Closing):

Synaptics Incorporated

1251 McKay Dr.

San Jose, CA 95131

United States of America

Facsimile:+1-408-904-2742

Attention: General Counsel and Secretary

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

United States of America

Facsimile: +1-650-739-3900

Attention: Micheal J. Reagan and Khoa D. Do

A Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.11 Governing Law; Dispute Resolution; Venue.

(a) This Agreement is governed by and construed in accordance with the Laws of Japan without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than Japan.

(b) Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity hereof, including any request for specific performance, claim based on contract, tort, statute or constitution or the determination of the scope or applicability of this agreement to arbitrate, shall be referred to and finally resolved by arbitration under the ICC Rules, which Rules are deemed to be incorporated herein by reference, as modified by this Section 10.11. The place of arbitration will be Tokyo, Japan.

(c) Should the parties to an arbitration proceeding agree to hold meetings in any place other than Tokyo, Japan, in the interests of reducing the total cost to the parties of the arbitration, the arbitration shall nonetheless be treated as an arbitration conducted at the seat of the arbitration and any award shall be treated as an award made at the seat of the arbitration for all purposes. The arbitration proceedings will be conducted in English.

(d) The arbitration shall be conducted by three arbitrators, one of whom shall be selected by Purchaser Parent, one of whom shall be selected by the Seller Representative, and one of whom shall be selected by agreement of the arbitrators selected by Purchaser Parent and the Seller Representative (the “Panel”). Decisions of the Panel shall be by majority vote. The Panel will have the power to order any remedy, including monetary damages, specific performance (to the extent permitted under this Agreement) and all other forms of legal and equitable relief, except that the Panel will not have the power to order punitive damages.

(e) Each party to an arbitration will be entitled to the timely production by the other party of relevant, non-privileged documents or copies thereof. If the parties are unable to agree on the scope or timing of such document production, the Panel will have the power, upon application of any party, to make all appropriate orders for the production of documents by any party.

(f) The Panel may appoint expert witnesses only with the consent of all of the parties to the arbitration.

(g) The arbitrators’ fees and the administrative expenses of the arbitration will be paid equally by the parties to the arbitration. Each party to the arbitration will pay its own costs and expenses (including attorneys’ fees) in connection with the arbitration.

(h) The award rendered by the Panel will be executory, final and binding on the parties. The award rendered by the Panel may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding may disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i) Each Party hereby agrees that in connection with any such action, process may be served in the same manner as notices may be delivered under this Agreement, and irrevocably waives any defenses it may have to service in such manner.

(j) Each Party hereby agrees that this Agreement does not preclude Parties from seeking provisional remedies in aid of arbitration from the appropriate trial courts located in Tokyo, Japan. For the purposes of this subparagraph, each of the Parties consents to submit itself to the personal jurisdiction of the courts described in the first sentence of this subparagraph, agrees not to attempt to deny or defeat such personal jurisdiction by motion or other application, agrees not to bring any Proceeding relating to this Agreement or any of the Transactions in any other court, agrees not to assert as a defense that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.10 or in such other manner as may be permitted by Law will be valid and sufficient service thereof.

10.12 Amendments and Waivers.

(a) Prior to the Closing, no amendment of any provision of this Agreement is valid unless the same is in writing and signed by Purchaser Parent, Purchaser Sub, and each Seller Party. After the Closing, no amendment of any provision of this Agreement is valid unless the same is in writing and signed by Purchaser Parent and each Seller Party. No waiver by a Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, is valid unless the same is in writing and signed by the Party making such waiver, nor is such waiver deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. To the extent any amendment, modification or waiver to Sections 10.3, 10.12 or 10.20 is sought which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment, modification or waiver is rendered effective.

(b) Any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. At any time after the Closing, the Parties may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties made to Purchasers (in the case of a waiver by Purchaser Parent) or made to the Sellers (in the case of a waiver by the Sellers) herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Purchasers (in the case of a waiver by Purchaser Parent) or made to the Sellers (in the case of a waiver by the Sellers). Any agreement on the part of a Party to any such extension or waiver is valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement constitutes a waiver of such right, and no waiver of any breach or default will be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

10.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction does not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.14 Expenses. Except as provided in Section 5.14 and Section 9.2(c), each of Purchaser Parent (on behalf of itself and Purchaser Sub) and each Seller Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Seller Parties when due, and the Seller Parties shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Purchasers shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

10.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

10.16 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules, including the Seller Disclosure Schedule, identified in this Agreement are incorporated herein by reference and made a part hereof.

10.17 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

10.18 Purchaser Parent’s Obligation. The Purchaser Parent shall ensure and cause the Purchaser Sub to perform and comply with any and all obligations, duties, covenants, commitments, agreements and arrangements of the Purchaser Sub set forth in this Agreement and any Ancillary Agreements. The Parties acknowledge and agree that any breach of any obligations, duties, covenants, commitments, agreements, or arrangements of the Purchaser Sub is deemed to be the breach of the Purchaser Parent.

10.19 Sellers’ Obligation. The Sellers shall ensure and cause RSP and RSP-TW to perform and comply with any and all obligations, duties, covenants, commitments, agreements and arrangements of RSP and RSP-TW, respectively, set forth in this Agreement prior to the Closing. The Parties acknowledge and agree that any breach of any obligations, duties, covenants, commitments, agreements, or arrangements of RSP and RSP-TW prior to Closing is deemed to be the breach of the Sellers, on a joint and several basis.

10.20 Financing Sources. The Purchasers, the Sellers and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise. No Financing Source shall have any liability (whether at law or equity, in contract or in tort or otherwise) to the Purchasers, the Sellers or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitment (whether or not arising under the Commitment Letter or any related agreements). Without prejudice to the preceding sentences in this Section 10.20, notwithstanding anything herein to the contrary, (x) each of the Parties hereby agrees that it will not bring any action, cause of action, claim, cross-claim, third-party claim or other Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (or appellate courts thereof) and each such action, cause of action, claim, cross-claim, third-party claim or Proceeding shall be governed by the law of the State of New York and (y) each of the Parties hereby irrevocably waives all right to trial by jury in any such action, cause of action, claim, cross-claim, third-party claim or Proceeding described in the preceding clause (x).

10.21 Limitation of Indemnification regarding Purchasers’ Breach of Section 6.10. The Sellers hereby agree and acknowledge that no Seller shall be entitled to make any claim based on Purchasers’ breach (or alleged breach) of the covenant set forth in Section 6.10 after the one-year anniversary of the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

SELLER PARTIES:

RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha

By:	/s/ Tetsuya Tsurumaru
Name:	Tetsuya Tsurumaru
Title:	President & COO

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

SELLER PARTIES:

RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha

By:	/s/ Ikuo Kudo
Name	Ikuo Kudo
Title:	CEO & President

RENESAS SP DRIVERS TAIWAN, INC., a company limited-by-shares incorporated in the Republic of China

By:	/s/ Joe Wu
Name:	Joe Wu
Title:	Chairman

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

SELLER PARTIES:

SHARP CORPORATION, a Japanese kabushiki kaisha

By:	/s/ Kozo Takahashi
Name:	Kozo Takahashi
Title:	President

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

SELLER PARTIES:

POWERCHIP TECHNOLOGY CORP., a company limited-by-shares incorporated in the Republic of China

By:	/s/ Frank Huang
Name:	Frank Huang
Title:	Chief Executive Officer

GLOBAL POWERTEC CO. LTD., a British Virgin Islands company

By:	/s/ Frank Huang
Name:	Frank Huang
Title:	Chairman

QUANTUM VISION CORPORATION, a company limited-by-shares incorporated in the Republic of China

By:	/s/ Frank Huang
Name:	Frank Huang
Title:	Chairman

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

PURCHASER PARENT:

SYNAPTICS INCORPORATED, a Delaware corporation

By:	/s/ Rick Bergman
Name:	Rick Bergman
Title:	CEO

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

PURCHASER SUB:

SYNAPTICS HOLDING GMBH, a Swiss Gesellschaft mit beschränkter Haftung

By:	/s/ Kathleen Bayless
Name:	Kathleen Bayless
Title:	Manager

By:	/s/ Kermit Nolan
Name:	Kermit Nolan
Title:	Manager

Signature Page to Stock Purchase Agreement

Schedule 3.1

Representations and Warranties Concerning Sellers

(a) Organization of Seller. Seller is duly organized and validly existing under the Laws of the jurisdiction of Japan, the Republic of China, or the British Virgin Islands, as applicable. Seller, if organized in a jurisdiction that recognizes the concept of “good standing,” is in good standing under the Laws of such jurisdiction.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each Ancillary Agreement to which it is party and to perform its obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which Seller is party constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is party. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(c) Non-contravention. Neither the execution and delivery of this Agreement and each Ancillary Agreement to which Seller is party, nor the consummation of the transactions contemplated hereby, will (i) violate any material Law or other restriction of any Governmental Entity or court to which Seller is subject or any provision of its charter, bylaws, or other governing documents, or any material Contract to which Seller is a party, or (ii) result in the imposition or creation of a Lien upon or with respect to the Target Shares.

(d) Target Shares. Seller holds of record and owns beneficially the Target Shares (as applicable), free and clear of any restrictions on transfer (other than restrictions under the applicable securities Laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of RSP or RSP-TW. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of RSP or RSP-TW. Seller has full right and power to sell and transfer the RSP Target Shares to Purchaser Sub or the RSP-TW Target Shares to RSP (as applicable), and Purchaser Sub or RSP (as applicable) will receive good and marketable title to such Target Shares, free and clear of any Liens.

(e) No Antisocial Forces. Seller is not an Antisocial Force and has not entered into any agreements or other arrangements with any Antisocial Forces.

(f) REL Inventory. As of March 31, 2014, REL owns REL Inventory with an aggregate book value equal to JPY [*****] (calculated based on Japanese GAAP). Such REL Inventory (i) is of a quality historically usable and salable in the ordinary course of business, is not obsolete, and is in good working order and condition, ordinary wear and tear excepted, (ii) has been manufactured and stored in the ordinary course of business, (iii) is located at facilities of REL, and (iv) has not been consigned to any Person. REL and its Subsidiaries have sold and continued to replenish the REL Inventory in a normal and customary manner consistent with past practice. REL (X) has good and marketable title to the REL Inventory free of any Liens and (Y) at all times from the Effective Date until the Inventory Transfer Date, will have good and marketable title to the REL Inventory free of any Liens. After the sale and transfer of the REL Inventory contemplated by Section 6.9 and the Manufacturing Services Agreement, RSP will have good and marketable title to the REL Inventory free of any Liens. The REL Inventory identified in the Inventory Report required to be delivered by REL pursuant to subsection (i) of Section 5.16(a) together with the Inventory owned by RSP or RSP-TW as of May 31, 2014, constitutes all of the Inventory related to the Business or otherwise required for the operation of the Business, as of May 31, 2014.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

Schedule 3.2

Representations and Warranties Concerning RSP and RSP-TW

(a) Organization, Qualification, and Corporate Power.

(i) Each of RSP and RSP-TW is a company duly organized, validly existing, and (if organized in a jurisdiction that recognizes the concept of “good standing”) is in good standing under the Laws of the jurisdiction of its formation. Each of RSP and RSP-TW is duly authorized to conduct business under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of RSP and RSP-TW has full corporate power and authority to carry on the business in which they are engaged and to own and use the properties owned and used by them. Exhibit G is a true and correct copy of the articles of incorporation of RSP. Exhibit H is a true and correct copy of the articles of incorporation of RSP-TW.

(ii) Each of RSP and RSP-TW has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each such Ancillary Agreement constitutes the valid and legally binding obligation of RSP and RSP-TW, enforceable in accordance with its terms and conditions, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies. Neither RSP nor RSP-TW is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement or any Ancillary Agreement. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which RSP is a party, and all other agreements contemplated hereby have been duly authorized by RSP. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which RSP-TW is a party, and all other agreements contemplated hereby have been duly authorized by RSP-TW.

(b) Capitalization.

(i) The entire authorized capital stock of RSP consists of 100,000 shares of common stock, of which: 55,000 shares are held by REL, 25,000 shares are held by Sharp, 4,000 shares are held by Powerchip, and 16,000 shares are held by GPC. The entire authorized share capital of RSP-TW consists of 10,000,000 shares of common stock, with a par value of NT$10, of which 5,000,000 shares are issued and outstanding, of which: 2,550,000 shares are held by RSP and 2,450,000 shares are held by QVC. All of the issued and outstanding shares of RSP and RSP-TW have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the relevant Seller as set forth in Section 3.2(b) of the Seller Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RSP or RSP-TW to issue, sell, or otherwise cause to become outstanding any of its capital stock. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to RSP or RSP-TW.

(ii) There are no stockholder agreements, voting trusts or other agreements or understandings relating to the voting of any Target Shares or the RSP-Owned Shares of RSP-TW, and there are no agreements between RSP or RSP-TW and any security holder or others, or among any holders of Target Shares or the RSP-Owned Shares of RSP-TW, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Target Shares or the RSP-Owned Shares of RSP-TW.

(iii) No bonds, debentures, notes or other Indebtedness of RSP or RSP-TW (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of RSP or RSP-TW, are issued or outstanding as of the Effective Date.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any material Law, Order, or other restriction of any Governmental Entity to which RSP or RSP-TW is subject or any provision of the articles of incorporation or bylaws of RSP or RSP-TW, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which RSP or RSP-TW is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its material assets) or (iii) cause any of the material assets of RSP or RSP-TW to be reassessed or revalued by any Tax authority or other Governmental Entity. Neither RSP nor RSP-TW is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Subsidiaries. RSP-TW is the only Subsidiary of RSP. Neither RSP nor RSP-TW owns or controls, and RSP and RSP-TW have never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have, or ever had, any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity (other than, with respect to RSP, RSP-TW), and except for the ownership of the RSP-Owned Shares of RSP-TW by RSP, neither RSP nor RSP-TW owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. Section 3.2(d) of the Seller Disclosure Schedule sets forth for RSP-TW (i) its name and jurisdiction of incorporation, (ii) the number of authorized shares for each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of RSP-TW have been duly authorized and are validly issued, fully paid, and non-assessable. After the closing of the RSP-TW Transaction, no Person other than RSP will own or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, RSP-TW.

(e) Financial Statements.

(i) Attached hereto as Exhibit I are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, and cash flow as of and for the fiscal year ended on March 31, 2014 and (ii) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) as of April 30, 2014 (the “Balance Sheet Date”) for RSP and RSP-TW. The Financial Statements have been prepared in accordance with Japanese GAAP (subject to the absence of footnotes and other presentation items that may be required by Japanese GAAP) throughout the periods covered thereby and present fairly the financial condition of RSP and RSP-TW as of such dates and the results of operations of RSP and RSP-TW for such periods on a consolidated basis. There has been no change in the accounting policies of RSP or RSP-TW since the Balance Sheet Date.

(ii) There are no debts, Liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of RSP or RSP-TW as of the Effective Date, except as set forth in the Interim Balance Sheet or Section 3.2(e)(ii) of the Seller Disclosure Schedule, and there will be no such debts of RSP or RSP-TW as of the Closing Date, other than any such debts, Liabilities or obligations (1) reflected or reserved against on the Financial Statements, or (2) incurred since the Balance Sheet Date in the Ordinary Course of Business.

(iii) RSP and RSP-TW each maintain a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with Japanese GAAP (with respect to RSP) and Taiwanese GAAP (with respect to RSP-TW), (3) access to assets that could have a material effect on RSP’s or RSP-TW’s (as applicable) financial statements is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. RSP has in place a revenue recognition policy consistent with Japanese GAAP, and RSP-TW has in place a revenue recognition policy consistent with Taiwanese GAAP.

(f) Absence of Changes. Since the Balance Sheet Date, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since the Balance Sheet Date neither RSP nor RSP-TW has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business or that would, if entered into after the Effective Date and before the Closing Date, constitute a violation of Section 5.4. Neither RSP nor RSP-TW has incurred any Liabilities since the Balance Sheet Date, other than in the Ordinary Course of Business.

(g) Legal Compliance. Each of RSP and RSP-TW has complied with all Laws, including Orders thereunder, applicable to them. None of RSP, RSP-TW or any of their Affiliates has received any notice or other communication (whether oral or written) from any Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of RSP or RSP-TW to undertake or to bear the cost of any remedial action of any nature (in the case of any Affiliate of RSP or RSP-TW, to the extent related to the Business of RSP or RSP-TW).

(h) Permits. RSP and RSP-TW possess all Permits necessary for the Ordinary Course of Business of RSP and RSP-TW, as currently conducted and as proposed to be conducted by RSP and RSP-TW. All Permits possessed by RSP and RSP-TW are in full force and effect in all respects. There has occurred no material breach of or default (with or without notice or lapse of time or both) under any such Permit and neither RSP nor RSP-TW has received any written notice of, and there has been no material action, suit or Proceeding filed, commenced or, to the Knowledge of the Seller Parties, threatened, alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any such Permit or impose any fine, penalty or other sanctions in connection therewith. RSP and RSP-TW have filed all reports, notifications and filings material to their business with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all such Permits substantially in full force and effect.

(i) Tax Matters.

(i) Each of RSP and RSP-TW has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by each of RSP and RSP-TW (whether or not shown on any Tax Return) have been paid. Each of RSP and RSP-TW has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, Contractor, creditor, stockholder, or other third party. No claim has ever been made by an authority in a jurisdiction where RSP and RSP-TW do not file Tax Returns that either of them is or may be subject to taxation by that jurisdiction.

(ii) No claims are being asserted with respect to any Taxes of RSP or RSP-TW, and there are no audits or investigation by any Tax authority in progress nor does any Seller Party have Knowledge of any pending or threatened audit or investigation of any Tax authority.

(iii) Neither RSP nor RSP-TW has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Neither RSP nor RSP-TW is a party to or bound by any Tax-sharing or allocation agreement that could cause it to be liable for the Taxes of another Person, and neither RSP nor RSP-TW has any liability for the Taxes of another Person pursuant to any provisions of applicable law, as a transferee or successor, or otherwise.

(j) Real Property.

(i) RSP and RSP-TW own no real property (including buildings). Section 3.2(j) of the Seller Disclosure Schedule contains a list of all real property (including building) used, but not owned by RSP and RSP-TW (the “Leased Real Properties”) and each original lease agreement for the relevant Leased Real Properties which are subleased (the “Original Lease Agreements”).

(ii) RSP and RSP-TW have good, valid and enforceable lease agreements in each Leased Real Property (each, a “Lease Agreement”), have satisfied, in all material respects, their obligations under the relevant Lease Agreement concerning such Leased Real Properties, are not in breach of obligations under such Lease Agreements which would entitle the lessor to terminate the relevant Lease Agreement and have not received any written notice of default under such Lease Agreements. All of the Lease Agreements have not been disposed of or encumbered and are free of any other third party rights.

(iii) Each Seller from which RSP or RSP-TW leases a Leased Real Property (A) has entered into a good, valid and enforceable Original Lease Agreement with the owner of such Leased Real Property, (B) has satisfied, in all material respects, their obligations under such Original Lease Agreement, (C) is not in breach of obligations under such Original Lease Agreement which would entitle the lessor to terminate the Original Lease Agreement and (D) has not received any written notice of default under such Original Lease Agreement. All of the Original Lease Agreements have not been disposed of or encumbered and are free of any other third party rights.

(k) Title to Tangible Assets. RSP and RSP-TW (X) have good and marketable title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their business or that are reflected as owned by RSP or RSP-TW on the Financial Statements, free of any Liens and (Y) as of the Closing Date, will have good and marketable title to, or a valid leasehold interest in, all material tangible assets transferred to them in accordance with Section 5.9. Section 3.2(k) of the Seller Disclosure Schedule identifies all such material tangible assets, including but not limited to (i) all material test equipment owned by RSP or RSP-TW and used in the operation of their respective businesses; and (ii) all other material tangible assets owned by RSP or RSP-TW and used in the operation of their respective businesses. The foregoing assets are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are reasonably adequate and suitable for the uses to which they are being put.

(l) Intellectual Property.

(i) A true, correct and complete list of (1) Owned Intellectual Property that is Registered Intellectual Property (“Owned Registered Intellectual Property”) and (2) material Software and non-registered Owned Intellectual Property, and identifying the owner of each such item, is attached to Section 3.2(l)(i) of the Seller Disclosure Schedule. No Seller other than REL and Sharp own any Intellectual Property that is necessary to enable RSP and its subsidiaries to conduct its business in the manner in which it is being conducted and proposed to be conducted as of the Effective Date.

(ii) All right, title and interest in and to the Owned Intellectual Property, including each item that is Registered Intellectual Property, is wholly and exclusively owned by the Seller Parties, and at Closing will be owned by RSP and RSP-TW, free and clear of all Encumbrances other than outbound nonexclusive licenses related to the Business Products entered into in the Ordinary Course of Business or as set forth in Section 3.2(l)(ii) of the Seller Disclosure Schedule.

(iii) RSP or RSP-TW owns or otherwise has a valid right to use, practice and exploit the Intellectual Property and Software used in the operation of the Business and any Intellectual Property in the Business Products, without the requirement to pay consideration to any Third Party other than as set forth in Section 3.2(l)(iii) of the Disclosure Schedule.

(iv) Section 3.2(l)(iv)(1) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts to which any Seller Party or any of their Affiliates is a party and pursuant to which any rights to the Owned Intellectual Property have been licensed or otherwise expressly granted to Third Parties, or any Seller Party or any of their Affiliates have agreed to refrain from enforcing any rights in the Owned Intellectual Property to or against any Person (“Outbound IP Licenses”). Section 3.2(l)(iv)(2) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts to which any Seller Party or any of their Affiliates is a party and pursuant to which a Third Party has licensed to or otherwise expressly granted rights with respect to or agreed to refrain from enforcing any rights in its Intellectual Property to or against any Seller Party or any of their Affiliates or any customer of any Seller Party or any of their Affiliates with respect to one or more Business Products (“Inbound IP Licenses”).

(v) No Seller Party nor any of their Affiliates is in breach of or default under any of the material terms or conditions of any Inbound IP License (including any Open Source Software) and, to the Knowledge of the Seller Parties, there are no facts or circumstances upon which such a claim may reasonably be based in the future. No counterparty to any Outbound IP License is in breach of or default under any of the material terms or conditions of any such Outbound IP License.

(vi) The operation of the Business of RSP and RSP-TW, including the design, development, use, import, export, manufacture, licensing, marketing, sale, offer for sale or other disposition of the Business Products does not, and did not at any time during the six (6) year period immediately preceding the Effective Date, (i) infringe, violate, or misappropriate the Intellectual Property of any Person, or (ii) constitute unfair competition or trade practices under applicable Laws. No Seller Party nor any of their Affiliates have received any notice from any Person, which notice has not been finally resolved, (x) claiming that such operation or any Business Product (A) infringes or misappropriates the Intellectual Property of any Person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Third Party Intellectual Property is required in connection with operation of the Business or in connection with any Business Product, or that any Seller Party or any of their Affiliates must refrain from using any Intellectual Property. To the Knowledge of the Seller Parties and their Affiliates, no such claim is threatened by any Person and no basis exists for such a claim, allegation or challenge. No Seller Party nor any of their Affiliates have sent any notice to any Person claiming that such Person has infringed, misappropriated, or violated or is or is suspected by Sellers or any of their Affiliates to be infringing, misappropriating, or violating any Owned Intellectual Property, and there are no facts or circumstances upon which such a claim may reasonably be based in the future.

(vii) Each item of the Owned Intellectual Property (other than applications for Owned Registered Intellectual Property) is valid and subsisting. All applications for Owned Registered Intellectual Property have been filed and prosecuted in material compliance with all applicable rules, policies, and procedures of the applicable Governmental Entity for registrations of Intellectual Property in accordance with applicable Laws. All fees due and associated with maintaining any such Registered Intellectual Property have been paid in full in the required amount and in a timely manner to the proper Governmental Entity. Section 3.2(l)(vii) of the Seller Disclosure Schedule contains a complete and accurate list of all actions related to the Owned Registered Intellectual Property required by the applicable Governmental Entities in the six-month period after the date hereof, except for those pursuant to any office actions or oppositions that might be made by the relevant Governmental Entities after the Effective Date. All actions required to record each assignment throughout the entire chain of title of each item of Owned Registered Intellectual Property, including from each inventor named on a Patent to RSP, RSP-TW or Sellers (directly or indirectly through one or more intermediary title holder(s)), with each applicable Governmental Entity up through Closing, have been taken, including payment of all costs, fees, taxes and expenses associated with such recording activities. There are no materials, information, facts, or circumstances that would render any of the Owned Registered Intellectual Property invalid or unenforceable, or that would materially affect any pending application for any Owned Registered Intellectual Property. There are no actions anywhere in the world, including interference, re-examination, inter partes review, post grant review, covered business method review, reissue, opposition, nullity, or cancellation proceedings pending, that relate to any of the Owned Registered Intellectual Property, other than review of and office actions issued in pending Patent applications that arise in the ordinary course of prosecution of pending applications; and to the Knowledge of the Seller Parties and their Affiliates, no such actions are threatened or contemplated by any Governmental Entity or any other Person.

(viii) No Seller Party nor any of their Affiliates have received any written notice challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Entities with respect to Owned Registered Intellectual Property applications) (“Dispute”) of any Owned Intellectual Property and/or any Intellectual Property and/or Software used in the operation of the Business or embodied in or incorporated within any Business Product. To the Knowledge of the Seller Parties, no Dispute has been threatened with respect to any Owned Intellectual Property. No Seller Party nor any of their Affiliates has given notice to any Person challenging the legality, validity, enforceability or ownership of the Person’s Intellectual Property. To the Knowledge of the Seller Parties, there are no facts or circumstances upon which such claim, allegation or challenge, either by a Third Party against any Seller Party or any of their Affiliates or by any Seller Party or any of their Affiliates against a Third Party, may reasonably be based in the future.

(ix) Neither any Seller Party nor any of their Affiliates have disclosed or delivered to any Third Party any Source Code material to the Business. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery to any Third Party of any Source Code material to the Business. Neither the execution of this Agreement nor the consummation of the Transactions would reasonably be expected to result in the release of any Source Code material to the Business.

(x) The Seller Parties and their Affiliates have taken reasonable steps to protect and maintain the rights of the Seller Parties in RSP’s and RSP-TW’s Confidential Information and RSP’s and RSP-TW’s Trade Secrets in accordance with industry best practices, including those specific Trade Secrets relating to or implemented in the Business Products. Without limiting the foregoing, each of RSP and RSP-TW has required each former and current employee, Relevant Secondee, Relevant Employee and Contractor (who has access to Confidential Information or Trade Secrets or who provides services relating to Intellectual Property) to execute a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets, and all current and former employees, Relevant Secondees, Relevant Employees and Contractors of RSP and RSP-TW with access to such Confidential Information or Trade Secrets have executed such an agreement. The Seller Parties and their Affiliates have required each former and current employee, Designated Employee and Contractor with access to RSP’s or RSP-TW’s Confidential Information or RSP’s or RSP-TW’s Trade Secrets to execute a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets, and all current and former employees, Relevant Secondees, Relevant Employees and Contractors of the Seller Parties and their Affiliates with access to such Confidential Information or Trade Secrets have executed such an agreement. All disclosures by any Seller Party or any of their Affiliates of any RSP’s or RSP-TW’s Confidential Information and/or RSP’s or RSP-TW’s Trade Secrets have been made pursuant to a written agreement that provides reasonable protection for such Trade Secrets and Confidential Information. The Seller Parties and their Affiliates have taken reasonable steps to protect the Trade Secrets or Confidential Information of third parties provided to any Seller Parties or any of their Affiliates in accordance with all applicable obligations of confidentiality. The Seller Parties and their Affiliates have delivered or Made Available to Purchasers any and all procedures, guidelines, standards or policies concerning the Seller Parties’ and their Affiliates’ treatment of Trade Secrets or Confidential Information (of any Person), including any standard form agreements related to such subject matter used by the Seller Parties and their Affiliates.

(xi) RSP and RSP-TW have reasonable security and data protections in place (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the confidentiality of Trade Secrets of RSP or RSP-TW or of any Person that has provided any Trade Secrets to RSP or RSP-TW, and, to the Knowledge of the Seller Parties, there has been no material breach thereof or unauthorized access thereto in the last two (2) years.

(xii) Each current and former employee and current and former Contractor of RSP or RSP-TW (including the Relevant Secondees and Relevant Employees) who has contributed to the conception, reduction to practice, creation, authorship or development of any Business Products or any Owned Intellectual Property has the obligation to assign to a Seller Party, and has assigned to such Seller Party, all right, title and interest in and to the Intellectual Property conceived, reduced to practice, created, authored or developed by such Person relating to or in the scope of such Person’s employment by or engagement with RSP or RSP-TW either pursuant to (A) Laws, (B) a valid and enforceable Contract or (C) legally enforceable company rules or regulations (and all compensation required by such company rules or regulations to be paid to any Person in order to effect or perfect such assignment has been paid).

(xiii) No Governmental Entity, university, college, other educational institution, research center or non-profit institution (each, an “Institution”) provided any facilities or funding for the conception, reduction to practice, creation, authorship or development of any Owned Intellectual Property or Business Products, and no Institution has any rights in or with respect to any Owned Intellectual Property or Business Products. No current or former officer, employee, or Contractor of any Seller Party or any of their Affiliates (including the Relevant Secondees and the Relevant Employees) who was involved in, or who contributed to the conception, reduction to practice, creation, authorship or development or development of any Owned Intellectual Property or Business Products was an employee, faculty, staff or student of any Institution when such officer, employee, or Contractor was also performing services for any Seller Party or any of their Affiliates.

(xiv) No Seller Party or any of their Affiliates is subject to any agreement with any standards body or other similar entity that would obligate any Seller Party or any of their Affiliates to grant licenses or rights to or otherwise impair its control, enforcement or use of any Owned Intellectual Property.

(xv) Neither the execution of this Agreement, nor the consummation of the Transactions, will, under any Contract to which any Seller Party or any of their Affiliates is bound, result in Purchaser Parent or Purchaser Sub, or any Affiliate of Purchaser Parent or Purchaser Sub being (i) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to Intellectual Property, which Purchaser Parent or Purchaser Sub, or any Affiliate of Purchaser Parent or Purchaser Sub, was not bound by or subject to prior to the Closing, or (ii) obligated to pay any royalties, honoraria, fees or other payments to any Person, with respect to Intellectual Property, in excess of those payable by RSP or RSP-TW prior to the Closing.

(xvi) RSP has disclosed in writing to Purchasers all errors, bugs or defects claimed by its customers since its incorporation with respect to any of the Business Products which materially adversely affect, or may reasonably be expected to materially adversely affect, the value, functionality or fitness for the intended purpose of such Business Products. Without limiting the generality of the foregoing, except as set forth in Section 3.2(l)(xvi) of the Seller Disclosure Schedule, neither RSP nor RSP-TW has ever been required to recall any Business Products nor has any of them received any claims asserted against RSP or RSP-TW, customers or distributors related to errors, bugs or defects with respect to any of the Business Products.

(xvii) Section 3.2(l)(xvii) of the Seller Disclosure Schedule lists all Open Source Software currently used by the Seller Parties and their Affiliates in connection with Business Products, including in development or testing thereof or a module or portion thereof or with which Business Product is distributed or used, and identifies the Open Source License (including the version) applicable thereto. The Seller Parties have Made Available to Purchasers all electronic scans run for the presence of Open Source Software in any Business Products (such as a scan by Black Duck Software or similar Software). The Seller Parties have delivered or Made Available to Purchasers any and all procedures, guidelines, standards or policies concerning the Seller Parties’ and their Affiliates’ use of Open Source Software. The Seller Parties’ use of Software in connection with Business Products or otherwise material to the Business subject to any Open Source License would not require any Software that is Owned Intellectual Property, or any portions thereof, modifications thereto or derivative works thereof, if distributed to be (A) disclosed or distributed in Source Code form to any Third Party (including making the Source Code publicly available), (B) licensed to Third Parties for the purpose of making derivative works or redistributing such Software, or (C) licensed or otherwise distributed to Third Parties at no charge.

(xviii) Neither RSP nor RSP-TW has received any notice or request from any Person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property, which notice or request has not been finally resolved.

(m) Contracts. Section 3.2(m)(1) of the Seller Disclosure Schedule lists all Material Contracts and Retained Contracts (but, with respect cross-licenses of Intellectual Property that are Retained Contracts, Section 3.2(m)(1) of the Seller Disclosure Schedule only lists any such cross-licenses of which the Sellers have Knowledge). Section 3.2(m)(2) of the Seller Disclosure Schedule specifies all Material Contracts for which consents from the counterparty(ies) are required to be obtained, or notifications to the counterparty(ies) are required to be delivered, in connection with the Transactions prior to the Closing. Each Material Contract is in full force and effect and is enforceable in accordance with its terms. None of RSP, RSP-TW or any of their Affiliates is in breach of or default under any Material Contract, and no event has occurred prior to Closing and no circumstances exist that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give RSP, RSP-TW or any of their Affiliates or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract. None of RSP, RSP-TW or any of their Affiliates has given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(n) Certain Business Relationships with RSP and RSP-TW. Section 3.2(n) of the Seller Disclosure Schedule lists all written agreements (except for the agreements to be entered into in connection with the transactions contemplated hereunder) effective as of the applicable date entered into between (i) RSP or RSP-TW, and (ii) any officer, manager, director or stockholder of RSP or RSP-TW (including each Seller).

(o) Litigation. There are no (i) outstanding Orders and (ii) no Proceeding of, in, or before any court or quasi-judicial or administrative agency of any jurisdiction, in either case to which RSP or RSP-TW is subject or, to the Knowledge of the Seller Parties, threatened. There is no action by RSP or RSP-TW pending, threatened or contemplated against any other Person.

(p) Employees; Compensation of Directors.

(i) All employees of RSP are secondees from REL, Sharp or Affiliate of REL and there is no direct hire by RSP as of the Effective Date.

(ii) The terms and conditions of the employment of the Relevant Secondees, the Relevant Employees, the employees of RSP-TW (the “RSP-TW Employees”) and the Contractors of RSP and RSP-TW are exclusively governed in all material respects by (A) any applicable forms for employment contracts used for the Relevant Secondees, Relevant Employees or RSP-TW Employees, (B) the rules related to the terms and conditions of employment at a Seller Party with respect to the Relevant Secondees, the Relevant Employees or the RSP-TW Employees, and (C) applicable Law.

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(iii) RSP and RSP-TW are in compliance with applicable Laws and any internal rules of RSP or RSP-TW (as applicable) respecting employment or contracting arrangements with respect to the Designated Employees, the RSP-TW Employees and the Contractors of RSP and RSP-TW, except where the failure to comply would not have a Material Adverse Effect.

(iv) No Seller Party has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor Laws to conduct an investigation with respect to the Relevant Secondees, the Relevant Employees, the RSP-TW Employees or any Contractors of RSP or RSP-TW and, to the Knowledge of the Seller Parties, no such investigation is pending.

(v) There is no pending lawsuit, arbitration or any other kind of litigation between any Seller Party and their respective employees or ex-employees or their respective Contractors or ex-Contractors regarding disputes relating to employment matters in connection with RSP or RSP-TW, and, to the Knowledge of the Seller Party, there is no reasonable basis for the commencement of any such lawsuit, arbitration or litigation.

(vi) To the Knowledge of the Seller Parties, there is no pending strike, picketing, work stoppage, work slowdown or other similar labor trouble with respect to the Relevant Secondees, the Relevant Employees, the RSP-TW Employees or any Contractors of RSP or RSP-TW as of the Effective Date or, to the Knowledge of the Seller Parties, any threat thereof. Except as set forth in Section 3.2(p)(vi) of the Seller Disclosure Schedule, neither RSP nor RSP-TW is a party to any collective bargaining agreement or similar labor union agreement with any labor union, labor organization or works council, and no such agreement is presently being negotiated. Except as set forth in Section 3.2(p)(vi) of the Seller Disclosure Schedule, none of the Relevant Secondees, the Relevant Employees (to the extent identified on or prior to the Effective Date), the RSP-TW Employees or (to the Knowledge of the Seller Parties) any Contractors of RSP or RSP-TW is represented by any labor union with respect to their employment with RSP or RSP-TW, and there are no activities or Proceedings of any labor union to organize any such employees.

(vii) To the Knowledge of the Seller Parties, none of the Relevant Secondees, the Relevant Employees, the RSP-TW Employees or any Contractors of RSP or RSP-TW is in violation of any term of any employment Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer.

(viii) Section 3.2(p)(viii) of the Seller Disclosure Schedule contains a complete and accurate list of all Relevant Secondees, Relevant Employees (to the extent identified on or prior to the Effective Date), RSP-TW Employees and Contractors of RSP or RSP-TW, including their job title, base salary or hourly compensation, location of employment, and whether such employee or Contractor is entitled to any compensation or benefits other than base salary and standard benefits afforded to employees generally.

(ix) RSP or RSP-TW does not owe any obligation to pay to the directors of RSP or RSP-TW any reward, bonus, normal wages, retirement bonus, benefit or any other compensation.

(x) Section 3.2(p)(x) of the Seller Disclosure Schedule contains a complete and accurate list of all directors, statutory auditors, and officers of RSP and of RSP-TW.

(q) Employee Benefits.

(i) Section 3.2(q) of the Seller Disclosure Schedule lists each Employee Benefit Plan that is maintained by any Seller Party for the benefit of the Relevant Secondees, the Relevant Employees, the RSP-TW Employees, any Contractors of RSP or RSP-TW, and any of their beneficiaries and with respect to which any Seller Party could reasonably be expected to have any material direct or indirect Liability.

(ii) Each such Employee Benefit Plan listed in Section 3.2(q) of the Seller Disclosure Schedule (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with applicable Law (including, without limitation, the Defined Benefit Corporate Pension Act of Japan (with respect to Employee Benefit Plans of RSP) and the National Health Insurance Act, Labor Insurance Act and Labor Pension Act of the Republic of China (with respect to Employee Benefit Plans of RSP-TW)) and the internal rules of each Seller Party (as applicable).

(iii) All contributions (including all employer contributions), premiums and other payments, and obligations that are due with respect to each such Employee Benefit Plan have been made.

(iv) There are no unwritten policies, practices or customs or any other Contracts, undertakings or agreements of any Seller Party that, by extension, could reasonably be expected to entitle any Relevant Secondee, Relevant Employee, RSP-TW Employee or Contractor of RSP or RSP-TW to benefits in addition to what such employee is entitled by applicable Law or under the terms of such Relevant Secondee’s, Relevant Employee’s, RSP-TW Employee’s, or Contractor’s employment or consulting Contract. As of the Effective Date and the date immediately preceding the Closing Date, RSP does not owe and will not owe any obligation to pay to Designated Employees or RSP-TW Employees normal wages or any other remuneration which includes, without limitation, allowances for overtime work, holiday work and late night work and compensation for damages (“Remuneration”). As of the Effective Date and the Closing Date, RSP does not owe and will not owe any obligation to pay to REL or any Affiliate of REL with respect to Remuneration of Designated Employees other than the obligation set forth in the (A) secondment agreement, memorandum and ancillary memorandum between REL and RSP as of March 31, 2012, (B) agreement on secondment of an employee who also continues to work at the original work place and memorandum on employment costs between REL and RSP as of October 31, 2012, (C) secondment agreement and memorandum on employment costs among Renesas Engineering Service, Renesas Solutions and RSP as of October 1, 2013 and (D) secondment agreement and memorandum on employment costs among Renesas North Japan Semiconductor, Renesas Design and RSP as of March 31, 2012. RSP is not delinquent in payments which are due as of the Effective Date and Closing Date to REL and Affiliate of REL under such secondment agreements.

(r) No Antisocial Forces. Neither RSP nor RSP-TW is an Antisocial Force and none of them has entered into any agreements or other arrangements with any Antisocial Forces.

(s) Sufficiency of Assets. After the Closing and subject to the execution and performance of the Ancillary Agreements and except for the Retained Contracts set forth in Section 3.2(s) of the Seller Disclosure Schedule, each of RSP and RSP-TW can conduct its respective Business substantially in the same manner as that in which it was being conducted as of the Effective Date. Subject to obtaining all Required Consents and subject to the execution and performance of the Ancillary Agreements and except for the Retained Contracts set forth in Section 3.2(s) of the Seller Disclosure Schedule, the assets owned by RSP will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable RSP to conduct its business in the manner in which it was being conducted as of the Effective Date. Subject to obtaining all Required Consents and subject to the execution and performance of the Ancillary Agreements and except for the Retained Contracts set forth in Section 3.2(s) of the Seller Disclosure Schedule, the assets owned by RSP-TW will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable RSP-TW to conduct its business in the manner in which it was being conducted as of the Effective Date. This Section 3.2(s) does not address or otherwise encompass the presence or absence of any infringement of any Intellectual Property of any Person covered in Section 3.2(l)(vi).

(t) Environmental Matters.

(i) RSP and RSP-TW are, as of the date of this Agreement and at all times for the preceding six years have been, and as of the Closing Date will be, in full compliance with all Environmental Laws in all material respects. To the Knowledge of the Seller Parties, there are no past or present events, conditions, activities, or practices that would be reasonably expected to prevent RSP’s or RSP-TW’s compliance with any Environmental Law, or that would be expected to give rise to any material Liability under any Environmental Law.

(ii) Neither RSP nor RSP-TW is currently performing any investigation, clean-up, or other corrective action under any Environmental Law. Neither RSP nor RSP-TW have entered into or are subject to any Order by any judicial or other Governmental Entity relating to compliance with any Environmental Law or requiring RSP or RSP-TW to conduct any investigation, clean-up or other action under any Environmental Law.

(u) Books and Records. The books of account, stock record books, and other records of RSP and RSP-TW, all of which have been Made Available to Purchasers, are complete and correct and have been maintained in accordance with sound business practices and all applicable Law. The minute books of RSP, all of which have been Made Available to Purchasers, contain accurate and complete records of (1) all statutory general shareholders meetings of RSP and the meetings of the Board of Director of RSP at which corporate action was taken with respect to RSP and (2) all written consents of the stockholders of and the Board of Directors of RSP with respect to which corporate action was taken with respect to RSP. The minute books of RSP-TW, all of which have been Made Available to Purchasers, contain (1) accurate and complete records of all statutory general shareholders meetings of RSP-TW and the meetings of the Board of Director of RSP-TW at which corporate action was taken with respect to RSP-TW and (2) all written consents of the stockholders of and the Board of Directors of RSP-TW with respect to which corporate action was taken with respect to RSP-TW. No general shareholders meeting of RSP or RSP-TW or the meetings of the Board of Directors of RSP or RSP-TW at which corporate action was taken in respect of RSP or RSP-TW has been conducted in any way for which minutes or written consents of the stockholders or the Board of Directors have not been prepared and are not contained in such minute books.

(v) Insurance.

(i) RSP and RSP-TW are, and continually since January 1, 2010 have been, insured as a beneficiary under an umbrella insurance policy of REL against such Losses and risks associated with their businesses in such amounts as are reasonable and customary in the businesses in which they are engaged. Except as set forth in Section 3.2 (v)(i), neither RSP nor RSP-TW is a party to any insurance policy.

(ii) A list and summary of each insurance policy to and under which RSP or RSP-TW is a party or beneficiary under a REL umbrella policy is attached as Section 3.2(v)(i) and (ii) of the Seller Disclosure Schedule. With respect to each such insurance policy: (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect, (B) neither RSP nor RSP-TW nor REL is in breach or default of such policy (including any such breach or default with respect to the payment of premiums or the giving of notice or both), and (C) to the Knowledge of the Seller Parties, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(w) Customers and Suppliers.

(i) Section 3.2(w)(i) of the Seller Disclosure Schedule sets forth (A) the 10 customers of RSP or RSP-TW who, in RSP’s and RSP-TW’s most recent fiscal year, paid the greatest aggregate consideration to RSP and RSP-TW (each, a “Material Customer”); and (B) the amount of consideration paid by each such customer during such periods. As of the Effective Date, no Seller Party has received notice (orally or in writing) or has Knowledge that any Material Customer has ceased, or that any such Material Customer intends to cease after the Closing, to purchase the goods or services of RSP or RSP-TW or to otherwise terminate or materially reduce its relationship with RSP or RSP-TW. Since March 31, 2013, neither RSP nor RSP-TW has directly sold any Business Products to customers located in the United States of America.

(ii) Section 3.2(w)(ii) of the Seller Disclosure Schedule sets forth (A) the 10 suppliers of RSP or RSP-TW to which, in RSP’s and RSP-TW’s most recent fiscal year, such entities paid the greatest aggregate consideration to RSP and RSP-TW (each, a “Material Supplier”); and (B) the amount of purchases from each Material Supplier during such period. As of the Effective Date, no Seller Party has received any notice (orally or in writing) or has Knowledge that any Material Supplier has ceased, or that any such Material Supplier intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(iii) Section 3.2(w)(iii) of the Seller Disclosure Schedule sets forth a list of all material services provided to RSP or RSP-TW by any Person (A) during the two year period prior to the Closing, and (B) that will be necessary to operate the business of RSP or RSP-TW immediately following the Closing (and which will not be provided under the Transition Services Agreement).

(iv) Neither RSP nor RSP-TW has received any advance payments or deposits from any customer for the provision of goods or services after the Closing Date.

(x) Business Practices.

(i) Neither RSP nor RSP-TW nor, to the Knowledge of the Seller Parties, any director, officer, employee or agent of RSP or RSP-TW acting on behalf of RSP or RSP-TW has (A) used any funds or RSP or RSP-TW for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (B) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, as amended, or any comparable Law.

(ii) RSP and RSP-TW have conducted their export transactions in accordance with applicable Law of the countries where it conducts business. Without limiting the foregoing:

(A) RSP and RSP-TW have obtained all export licenses and other approvals required for their exports of products, software and technologies from their country of origin; and

(B) RSP and RSP-TW are in compliance with the terms of such applicable export licenses or other approvals.

(y) Credit Support. Section 3.2(y) of the Seller Disclosure Schedule sets forth a complete and accurate list of all letters of credit, guarantees, surety bonds, or other credit support provided by or arranged by any Seller Party which benefit RSP, RSP-TW or either of their assets and for which either Purchaser would be reasonably expected to replace letters of credit, guarantees, surety bonds, or other credit support following the Closing. To the Knowledge of the Seller Parties, other than as set forth on Section 3.2(y) of the Seller Disclosure Schedule, Purchasers will not be required to provide or arrange for any letters of credit, guarantees, surety bonds, or other credit support following the Closing to allow RSP and RSP-TW to conduct the Business as currently operated from and after the Closing.

(z) Brokers and Expenses. Neither RSP nor RSP-TW has any Liability for the payment of fees or commissions to any broker, finder or investment banker in connection with the Transactions. No Seller has entered into any Contract or other arrangement (written or oral, express or implied) with any Person which may result in the obligation of RSP or RSP-TW to pay any fees or commissions to any broker, finder or investment banker in connection with the Transactions.

(aa) Product Warranties; Product Liability Claims.

(i) There are no product warranty obligations with respect to the Business Products, other than as described in Section 3.2(aa) of the Seller Disclosure Schedule. True, correct and complete copies of any Contracts containing such warranties (other than warranties to customers in the Ordinary Course of Business) have been Made Available to Purchasers.

(ii) There are no pending or, to the Knowledge of the Seller Parties, threatened claims for any product liability, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (1) services rendered by RSP or RSP-TW, (2) the sale, distribution, or installation of products by RSP or RSP-TW, or (3) the operation of the business of RSP or RSP-TW during the period through and including the Closing Date. The operation and use of the products of RSP and RSP-TW for their intended purposes complies with all applicable Laws, including any Law applicable to the users of any such products.

(bb) Related Party Transactions. No officer or director or, to the Knowledge of the Seller Parties, any stockholder of RSP or RSP-TW (nor, to the Knowledge of the Seller Parties, any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, any interest in any third party which furnished or sold, or furnishes or sells, services, products or technology that RSP or RSP-TW furnishes or sells, or proposes to furnish or sell. To the Knowledge of the Seller Parties, no officer, director or stockholder of RSP or RSP-TW (nor any immediate family member of any of such Persons, or any trust, partnership or company in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any third party that purchases from or sells or furnishes to RSP or RSP-TW any goods or services or (b) any interest in any Contract to which RSP or RSP-TW is a party. Ownership of no more than one percent of the outstanding voting stock of a publicly traded company will not be deemed to be an “interest in any entity” for purposes of this Section 3.2(bb).

(cc) Restrictions on Business Activities. There is no Contract (including covenants not to compete) or Order binding upon RSP or RSP-TW that has or could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting or impairing any current or future business practice of RSP or RSP-TW, any acquisition of property (tangible or intangible) by RSP or RSP-TW or the conduct of business by RSP or RSP-TW, in each case, as currently conducted or as proposed to be conducted by RSP or RSP-TW. Without limiting the generality of the foregoing, neither RSP nor RSP-TW has entered into any customer or similar Contract that limits the freedom of RSP or RSP-TW to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract under which RSP or RSP-TW grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of RSP or RSP-TW to sell, distribute or manufacture any products or services, to purchase or otherwise obtain any software, products or services or to hire or solicit potential employees or Contractors.

(dd) Bank Accounts. Section 3.2(dd) of the Seller Disclosure Schedule sets forth a complete and accurate list showing (a) all banks in which RSP or RSP-TW maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the account number and the titles of person who control such Bank Account and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto.

(ee) Disclosure.

The Seller Parties have Made Available to Purchasers all the information reasonably available to the Seller Parties that either Purchaser has requested in connection with the Transactions. No representation or warranty of any Seller Party contained in this Agreement, as qualified by the Seller Disclosure Schedule, and no certificate or other document furnished or to be furnished to either or both Purchasers at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

Schedule 4.1

Purchasers’ Representations and Warranties

(a) Organization of Purchaser. Such Purchaser is a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Such Purchaser has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms and conditions, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies. Other than (i) any Antitrust Clearance and (ii) the notification pursuant to the Foreign Exchange and Foreign Trade Act of Japan, such Purchaser is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Purchaser.

(c) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any material Law, Order or other restriction of any Governmental Entity or court to which such Purchaser is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which such Purchaser is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Such Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent, other than Goldman Sachs, with respect to the transactions contemplated by this Agreement.

(e) Investment. Purchaser Sub is not acquiring the RSP Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of applicable securities Law.

(f) Litigation. Neither such Purchaser nor any of its Affiliates is subject to any outstanding Order, and none of them is, or is threatened to be made, a party to any Proceeding of, in, or before any court or quasi-judicial or administrative agency of any jurisdiction, that questions the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of such Purchaser to consummate the transactions contemplated by this Agreement.

(g) Financing.

(i) Purchaser Parent has provided to the Seller Representative a true and correct copy of the Commitment Letter. The Commitment Letter contains all of the conditions precedent to the Financing necessary for Purchaser Sub to pay, together with Purchaser Parent’s available cash resources, the Adjusted Purchase Price, as it may be adjusted under Section 2.5 of this Agreement, or, if applicable, the amounts, costs, fees and expenses related to the transactions contemplated hereunder.

(ii) Assuming Purchasers’ Financing for the transactions contemplated by this Agreement is funded, the aggregate proceeds of the Financing, together with Purchaser Parent’s available cash resources, is and will be sufficient to pay the Adjusted Purchase Price, as it may be adjusted under Section 2.5 of this Agreement, or, if applicable, the amounts, costs, fees and expenses related to the transactions contemplated hereunder. The Commitment Letter is in full force and effect, and the respective commitments contained in the Commitment Letter remain in full force and effect and have not been withdrawn, amended, or rescinded in any respect.

(iii) The Commitment Letter has been duly authorized, executed and delivered by Purchaser Parent and constitute valid and legally binding agreement of Purchaser Parent and, to the Knowledge of Purchaser Parent, each other party thereto, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(h) Solvency. As of the Closing, assuming satisfaction or waiver of the conditions of this Agreement, and after giving effect to the transactions contemplated by this Agreement, including Purchasers’ financing and the payment of the Adjusted Purchase Price, as it may be adjusted under Section 2.5 of this Agreement, and payment of all related Taxes, fees and expenses and other amounts related to the Transaction, Purchaser will be solvent.

(i) No Antisocial Forces. Such Purchaser is not an Antisocial Force and has not entered into any agreements or other arrangements with any Antisocial Forces.

Exhibit A

Form of Transition Services Agreement

[FORM OF] TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made as of [            ], 2014 (the “Effective Date”) by and among RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha (“REL”), RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha (“RSP”), RENESAS SP DRIVERS TAIWAN, INC., a company limited by shares incorporated in the Republic of China (“RSP-TW”), and SYNAPTICS INCORPORATED, a Delaware corporation (“Purchaser Parent” and together with RSP, RSP-TW, and Purchaser Parent, each a “Purchaser,” and collectively the “Purchasers,” and the Purchasers together with REL, the “Parties”).

WHEREAS, pursuant to that certain Share Purchase Agreement by and among the Parties and the other parties thereto dated as of [            ], 2014 (the “Purchase Agreement”), REL and other shareholders of RSP will sell to SYNAPTICS HOLDING GMBH, a Swiss Gesellschaft mit beschränkter Haftung and an indirectly wholly-owned subsidiary of Purchaser Parent, all of the shares of RSP and will sell to RSP all of the shares of RSP-TW not already owned by RSP.

WHEREAS, in order to provide for an efficient and orderly transition of ownership and management of the assets and operations of the Business, the Parties have agreed that REL will provide certain transitional services to RSP and RSP-TW on an interim basis after the Closing on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein will have the respective meanings ascribed to them in the Purchase Agreement.

2. Transition Services.

(a) Provision of Transition Services.

(i) REL will provide to RSP and RSP-TW the services and take the actions set forth on Exhibit A attached hereto and any services that are incidental thereto but not specifically described (however, with regard to those services not specifically described in Exhibit A, to the extent not incurring any additional cost to REL) (the “Transition Services”). In case where the provision of this Agreement and that of Exhibit A conflicts, the Parties agree that the provision of Exhibit A will supersede.

(ii) In furtherance of its provision of the Transition Services to be performed by REL, REL shall provide, or cause to be provided, current and reasonably available historical data related to the Transition Services to be performed by REL and predecessor services thereto, as reasonably required by any Purchaser, in a reasonably timely manner to the extent such data is not contained at RSP or RSP-TW.

(iii) REL shall be responsible for obtaining, at REL’s cost, all necessary licenses, consents (excluding any consent fee that Purchaser Parent has agreed to pay pursuant to the terms of Exhibit A), approvals, permits, and authorizations that are required to be obtained in order for REL to perform the Transition Services to be provided by REL.

(b) Standard for Services.

(i) Throughout the term of this Agreement, REL shall use its good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision of the Transition Services REL. Without limiting the foregoing sentence, REL will perform the Transition Services such that the nature, quality, standard of care and the service levels at which such Transition Services are performed are reasonable and in any event are no less than the nature, quality, standard of care and service levels at which such services were provided by REL to RSP or RSP-TW or with respect to the Business during the 12-month period prior to the Effective Date.

(ii) REL shall comply with all applicable Laws when providing the Services or when performing obligations under this Agreement.

(c) Additional Transition Services. Any Purchaser may request that REL provide additional services that are not specifically identified in this Agreement in connection with efficient and orderly transition of ownership and management of the assets and operations of the Business, which, subject to such REL’s reasonable approval, REL shall provide to RSP or RSP-TW, and which thereafter shall be additional Transition Services hereunder. The terms and conditions of such additional Transition Services shall be agreed upon between the Purchaser Parent and REL in writing, and such written agreement shall be deemed to constitute a part of Exhibit A; provided, however, that the fee for such additional Transition Services will be based on the costs (including reasonably allocated overhead costs which includes all labor costs). Any such additional Transition Services shall be performed to the same level of care as specified in Section 2(b).

(d) Third Party Providers.

(1) With the approval of Purchaser Parent in its sole discretion, REL may engage one or more third parties to provide any Transition Service (any such third party, a “Third Party Provider”); provided, however, that REL may engage the parties set forth in Exhibit B (for the Transition Services set forth therein), or any of REL’s Affiliates as such Third Party Provider without any approval of Purchaser Parent. All costs and expenses of such Third Party Providers (the “Third Party Expenses”) shall be paid directly by REL engaging such Third Party Provider, and Purchaser Parent will not have any obligation to pay any costs and expenses to such Third Party Providers and shall only have to pay to REL the Services Fee pursuant to Section 3. In any event, REL shall remain fully responsible for the provision of the relevant Transition Services hereunder and shall indemnify the Purchasers in respect of such Third Party Provider’s provision of such Transition Services in accordance with Section 8.

(e) No Obligation to Continue to Use Transition Services; Partial Termination.

(i) No Purchaser will have any obligation to continue to use any of the Transition Services, and the Purchaser Parent (in its sole discretion) may terminate any Transition Service by giving REL not less than 30 days’ prior written notice of its determination to terminate any particular Transition Service; provided, however, that, in case where a Transition Service is provided by a Third Party Provider, and the underlying service agreement with such Third Party Provider requires a longer termination period, the termination period hereunder shall be extended to that extent. Any notice provided by Purchaser Parent of the termination of any Transition Service is referred to as a “Termination Notice.”

(ii) As soon as reasonably practicable following receipt of any Termination Notice, REL will advise Purchaser Parent whether the termination of such Transition Service will require the termination or partial termination of, or otherwise affect the provision of, any other Transition Services. If either of the foregoing occurs, then Purchaser Parent may withdraw its termination notice within 10 days after receipt of such notice from REL. If Purchaser Parent does not withdraw the termination notice within such period, such termination will be final. Upon such termination, and after the lapse of the period (if any) specified in such Termination Notice, REL’s obligation to provide such Transition Service hereunder will terminate.

(f) Transition of Transition Services.

(i) Prior to the termination or expiration of this Agreement (or any Transition Services provided hereunder), REL shall at Purchasers’ sole expense, facilitate an orderly transition of the Transition Services and Purchasers and REL shall cooperate to facilitate such transition. REL shall deliver to the Purchasers copies of such documents, policies, procedures, records and information which the Purchasers reasonably requests to deliver and which are reasonably necessary for the Purchasers to reproduce the Transition Services independently and to achieve such transition.

(ii) Without limiting the foregoing, in furtherance of its provision of the Transition Services to be performed by REL, REL shall (a) make reasonably available to the Purchasers the employees and Third Party Providers whose assistance, expertise or presence is necessary for the Purchasers to establish a fully functioning stand-alone environment in Purchaser Parent’s group and permit the timely assumption by the Purchasers, or by a supplier to any Purchaser, of the Transition Services, and (b) shall cause such persons to affirmatively provide, without unreasonably disrupting the business of REL or Third Party Provider, to the personnel of the Purchasers (as identified from time to time by any Purchaser) all know-how, instruction in operating processes and procedures [(including, but not limited to, conveying all passwords and access codes)], and other knowledge as reasonably required by Purchasers which is necessary to establish a fully functioning stand-alone environment in Purchaser Parent’s group and permit the timely assumption by the Purchasers, or by a supplier to any Purchaser, of the Transition Services.

3. Payment for Transition Services.

(a) The Purchaser Parent shall pay the fee for each Transition Service (“Services Fee”) provided by REL pursuant to this Agreement, the amount of which is as set forth in Exhibit A.

(b) REL shall invoice Purchaser Parent on the tenth (10th) day of the first month of each calendar quarter for the Transition Services provided during the immediately preceding calendar quarter specifying the Transition Services provided during that quarter and the Service Fee for such Transition Services. By the twenty-fifth (25th) day of the month so invoiced, Purchaser Parent shall pay the invoiced amount and value added tax thereto to REL designated account by means of a wire transfer in cash.

(c) All payments hereunder shall be made in Japanese yen.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that it is their mutual intent that the fees for the Transition Services provided hereunder shall be equivalent to the actual costs (including reasonably allocated employment costs and overhead costs) reasonably incurred to provide such Transition Services. The Parties agree to cooperate in good faith in furtherance of the foregoing, including by adjusting the fees from time to time if necessary in order to effectuate this intent.

(e) Notwithstanding any dispute on the amount of payment under this Agreement, each Party shall continue to perform its obligations hereunder (including obligations to make payments of the amounts included on the invoices for the Transition Services and which are not disputed in good faith) and be entitled to exercise its rights under this Agreement. Any invoice amount which remains disputed after thirty (30) days shall be referred to the Coordinating Committee.

4. Right of First Refusal. In the event that REL wishes to sell or otherwise dispose of all or any part of its assets that are necessary for the provision of any Transition Services at any time during the Term (but excluding such assets substitutable with other equivalent assets) (“Offered Assets”), REL shall first make an offer for the sale of such Offered Assets to Purchasers by giving Purchasers a written notice setting forth the price and other terms and conditions thereof (“Notice of Sale”). Purchasers shall notify REL in writing whether a Purchaser accepts or rejects such offer made in the Notice of Sale within thirty (30) days after the receipt thereof (such thirty-day period, the “Notice Period”). Unless a Purchaser accepts in writing such offer made in the Notice of Sale prior to the expiration of the Notice Period, REL shall be free to sell or otherwise dispose of such Offered Assets offered through the Notice of Sale to a third party; provided, however, that such sale or disposal to a third party shall not be made under terms and conditions more favorable than the offer made to Purchasers in the Notice of Sale. If REL sells or otherwise disposes of any of such Offered Assets, it shall nonetheless continue to provide Purchasers with the relevant Transition Services in accordance with this Agreement without any other change in the terms and conditions thereof.

5. Term. The term of this Agreement will commence on the Closing Date and continue until the earlier of (i) the first anniversary of the Effective Date, or (ii) the termination of the period of provision of the last Transition Service as provided in Section 2(e)(i) (such term, the “Term”). Purchaser Parent may terminate this Agreement not less than 30 days’ prior written notice to REL

6. Coordinating Committee.

(a) Within thirty (30) days after the Effective Date, REL, RSP and the Purchaser Parent shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of the members, equally appointed by REL, RSP and Purchaser Parent, the number of which shall be separately agreed between REL, RSP and the Purchaser Parent. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.

(b) Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:

(i) act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(ii) seek to resolve disputes; and

(iii) undertake such other functions as the Parties may agree in writing.

7. Confidentiality. The provisions of Section 10.5 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

8. Indemnity. REL agrees to indemnify, hold harmless and defend the Purchasers and their Affiliates and their respective directors, officers and employees, from and against any and all losses, liabilities, costs, and expenses (but excluding any indirect, incidental or consequential damages) suffered or incurred in connection with a claim arising out of any of the following: (i) REL’s failure or refusal to provide any of the Transition Services; or (ii) any gross negligence, fraud, intentional misrepresentation, or willful misconduct of REL in connection with the provision of the Transition Services; provided, however, that the amount to be indemnified hereunder shall not exceed the Services Fee for 12 months concerning the relevant Transition Services subject to indemnification.

9. Representations and Warranties. Each Party hereby represents and warrants to the other Party that all of the statements contained in this Section 9 are true and correct with respect to such Party as of the Effective Date and at all times thereafter during the Term.

(a) Organization. Such Party is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has full power and authority to perform its respective obligations herein.

(b) Authorization. Such Party has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all corporate actions on the part of such Party that are necessary to authorize the execution, delivery and performance by such Party of this Agreement.

(c) Binding Agreement. This Agreement has been duly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery hereof by each other Party, is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally.

(d) No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement does not (i) contravene any provision of the articles of incorporation or bylaws, or other similar organizational documents, of such Party; or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any agreement to which such Party is a party or by which it is bound.

(e) Governmental Authorizations. Such Party has obtained all required Governmental Authorizations in connection with the supply of the Transition Services.

10. Miscellaneous.

(a) Notices. All notices, requests, demands, claims, and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder is deemed duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one Business Day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) seven Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to REL:

Renesas Electronics Corporation

Nippon Bldg. 2-6-2, Ote-machi, Chiyoda-ku, Tokyo 100-0004, Japan

Facsimile: +81-3-5201-5075

Attention: Corporate Planning Unit Legal Division General Manager

with a copy to:

Nagashima Ohno & Tsunematsu

Kioicho Building, 3-12 Kioicho, Chiyoda-ku, Tokyo 102-0094, Japan

Facsimile: +81-3-5213-2300

Attention: Yutaka Kuroda and Akihiro Tokura

If to RSP, RSP-TW or Purchaser Parent:

Synaptics Incorporated

1251 McKay Dr.

San Jose, CA 95131

United States of America

Facsimile:+1-408-904-2742

Attention: General Counsel and Secretary

with a copy to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

United States of America

Facsimile: +1-650-739-3900

Attention: Micheal J. Reagan and Khoa D. Do

A Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(b) Entire Agreement; Modifications; Waiver. This Agreement, the exhibits hereto and the documents referred to herein between the parties hereto is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties, have been expressed herein, and this Agreement supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights and remedies available to Purchasers and REL pursuant to this Agreement will be cumulative.

(c) Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

(d) Governing Law. This Agreement is governed by and construed in accordance with the Laws of Japan without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than Japan.

(e) Disputes Generally. The Coordinating Committee shall work together in good faith to promptly and fully resolve any disputes hereunder. Any dispute hereunder which cannot be resolved by the Coordinating may be escalated by any Party concerned therewith, at any time and in its reasonable discretion, to an executive officer of each Party concerned therewith empowered to resolve such matter, which executive officers shall meet and attempt in good faith to resolve such matter within 60 days of such escalation. In the event that the executive officers cannot resolve such matter, such matter shall be referred to arbitration in accordance with the provisions of Section 10.11 of the Purchase Agreement.

(f) Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the Parties may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party which consent shall not be unreasonably withheld by the other Party; provided, however, that REL may assign or transfer any of its rights or obligations under this Agreement to any of its Affiliates without such consent of the Purchasers provided that REL will remain liable for any obligations so transferred.

(g) No Third-Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties hereto and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

(h) Independent Contractor. It is the express intention of the parties that REL will perform the Transition Services as an independent contractor. Nothing in this Agreement will in any way be construed to constitute any Party as an agent, employee, or representative of any other Party.

(i) Survival. Other than the indemnity, payment or reimbursement obligations contained herein, all other obligations of the parties will terminate upon the termination of the Transition Period.

(j) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties have executed this Transition Services Agreement as of the date first above written.

REL:

RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha

By:
Name:
Title:

IN WITNESS WHEREOF, each of the Parties have executed this Transition Services Agreement as of the date first above written.

PURCHASER PARENT:

SYNAPTICS INCORPORATED, a Delaware corporation

By:
Name:
Title:

IN WITNESS WHEREOF, each of the Parties have executed this Transition Services Agreement as of the date first above written.

RSP:

RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha

By:
Name:
Title:

RSP-TW:

RENESAS SP DRIVERS TAIWAN, INC., a company limited-by-shares incorporated in the Republic of China

By:
Name:
Title:

Exhibit B

Form of Manufacturing Services Agreement

[FORM OF] MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (this “Agreement”), entered into on [            ], 2014 (the “Effective Date”) by and between RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha (“REL”), SYNAPTICS INCORPORATED (“Synaptics”), a Delaware corporation, and RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha (“RSP”, and together with Synaptics and REL, the “Parties”),

WITNESSETH that,

WHEREAS REL and RSP are party to that certain Manufacturing Services Agreement, dated April 1, 2008 (the “Existing MSA”);

WHEREAS each of the Parties desires to (i) terminate the Existing MSA but concurrently and (ii) continue the manufacturing services under the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereby agree as follows.

1. Definitions.

1.1 Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Stock Purchase Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Japan are required by applicable Law to close.

“Change of Control” means, with respect to a Party: (i) any Third Party becoming the beneficial owner of securities of such Party representing more than fifty per cent (50%) of the total of all then outstanding voting securities; (ii) a merger or consolidation of such Party with or into a Third Party, other than a merger or consolidation that would result in the holders of the voting securities immediately prior thereto holding securities that represent immediately after such merger or consolidation more than fifty per cent (50%) of the total combined voting power of the entity that survives such merger or consolidation or the parent of the entity that survives such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of the entity to a Third Party.

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“Common Specifications” means the written specifications, standards and criteria relating to the Products that are applied to all types of Products (as changed and modified pursuant to this Agreement) except for in case of the Pre-Production. The list of initial Common Specifications is as set forth on Schedule [            ] attached hereto.

“Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through record or beneficial ownership of voting securities, by contract, or otherwise.

“Forecast” means a forecast for a six-month period of the Manufacturing Orders to be placed in the six-month period commencing from the month in which the forecast is submitted to REL and setting forth, on weekly and monthly basis, the volume, the delivery date and other terms regarding the manufacturing or delivery of the Manufactured Products.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to Japanese national, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Individual Specifications” means the written specifications, standards and criteria relating to specific Products.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) any and all Japan and foreign patents issued by the patent-granting authority in any country in the world, together with any and all applications therefor including without limitation reissues, divisionals, renewals, extensions, provisionals, continuations, continuations-in-part, re-examinations, foreign counterparts or equivalents of any of the foregoing, wherever and whenever existing; (ii) all inventions, developments, discoveries, improvements, trade secrets, proprietary information, know-how, technology, software, and technical data; (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) industrial designs and any registrations and applications therefor throughout the world; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, rule, regulation and any other binding requirement or determination of any Governmental Entity.

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“MASK” means a mask or a reticle produced by RSP for the manufacturing of the Individual ICs in accordance with the specifications agreed between the Parties.

“Manufacturing Fees” means the fees paid as a compensation for the manufacturing of each Product, which amount is set forth in Section 5.1.2.

“Manufactured Products” means the Products manufactured under this Agreement.

“Manufacturing Order” means an order placed by RSP for the manufacture of the Products that includes the Process Specifications and the Individual Specifications.

“Order” means the Pre-Production Order or the Manufacturing Order.

“OS Engineering Samples” means the Engineering Samples produced by OS Manufactures.

“OS Products” means the Products the front-end manufacture of which is subcontracted to manufacture and which are actually manufactured by a third party manufacturers.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organisation, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

“Process Specifications” means the written manual of manufacturing process of specific Products.

“Production” means the Pre-Production or the manufacturing services under this Agreement.

“Products” means the Individual ICs set forth in Schedule [            ] attached hereto and the Individual ICs agreed between the Parties pursuant to Section 4.2.

“REL Products” means the Manufactured Products the front-end manufacture of which are conducted by REL.

“Specifications” means the Common Specifications, the Process Specifications and the Individual Specifications.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement among REL, Sharp Corporation, Powerchip Technology Corporation, Global Powertec Co. Ltd., Quantum Vision Corporation, RSP, Renesas SP Drivers Taiwan, Inc., Synaptics, and Synaptics Holding GMBH dated June 11, 2014.

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“Synaptics Parties” means Synaptics and RSP.

“Pre-Production Fees” means the fees paid for the Pre-Production.

1.2 Other Defined Terms. Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Agreement	Preamble
Confidential Information	12.1
Cut-off Date	6.2.2
Deposit	6.2.4
Effective Date	Preamble
Engineering Samples	4.1.1
Existing MSA	Preamble
Guarantee Period	8.1.1
[Individual Agreement	5.1]
Individual IC	3.1
Initial Term	9.1
Long-term Forecast	5.5
Manufacturing Committee	5.6.2
[Manufacturing Order	5.1]
MASK Expenses	3.2.1
OS Manufacturers	5.7
Parties	Preamble
Pre-Production	4.1
Pre-Production Order	4.1.1
Quality Standard	8.1.1
REL	Preamble
REL TOOL	3.2.1
Renewal Term	9.1
RSP	Preamble
Substandard Products	5.3

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1.3 Interpretation. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s successors and permitted assigns. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.

2. SCOPE OF AGREEMENT.

Subject to the terms and conditions of this Agreement and the Individual Agreements, RSP shall, (i) based on the Design Kit provided by REL, design, (ii) produce the MASK, and (iii) entrust to REL the manufacturing of the Products, and REL shall (iv) provide the Design Kit to RSP, and (v) for RSP, manufacture, the Products.

3. DESIGN AND MASK.

3.1 Design of Individual IC. RSP shall design the integrated circuit agreed between the Parties (“Individual IC”) based on the Design Kit provided by REL, and REL shall provide RSP with the Design Kit necessary therefor.

3.2 MASK.

3.2.1 REL shall produce, or have OS Manufacturers or other third parties produce, at RSP’s request, the MASK in accordance with the specifications agreed between the Parties based on the design created by RSP pursuant to Section 3.1. [*****] shall [*****] any and all expenses and costs (including the outsourcing fees paid to OS Manufacturers or other third parties, REL employee costs and REL’s overhead charge (including allocated license fees regarding software used for the relevant Mask production)) incurred by REL in connection with such MASK production (“Mask Expenses”). Subject to the terms and conditions of this Agreement, RSP shall provide the MASK to REL solely for use with the Production.

3.2.2 If either Party wishes to change the specifications of the MASK or to increase the number of the MASKs used for the Production, such Party shall notify the other Party of such request. Upon such notification, the Parties shall consult with each other to decide whether or not to accept the request. If such change incurs any additional cost or affects the Manufacturing Fees, the additional costs shall be reimbursed by the requesting Party, and the Manufacturing Fees shall be changed accordingly, and the details of such change shall be determined through mutual consultation between the Parties.

3.2.3 REL shall take appropriate measures to indicate RSP’s proprietary rights to the MASK while the MASK is under REL’s control.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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3.2.4

(a) REL shall promptly notify RSP if the MASK used by REL under this Agreement is lost, damaged or deteriorated, and, if such loss, damage or deterioration (except for aged deterioration) is attributable to REL, shall reimburse the costs incurred by RSP in connection therewith or arising therefrom, either by providing RSP with a substitute for the lost, damaged or deteriorated MASK or by paying the amount equal to the replacement costs (excluding impact on revenues and lost opportunities) associated with the development of the MASK

(b) REL shall have OS Manufacturers promptly notify RSP if the MASK used by OS Manufacturers under this Agreement is lost, damaged or deteriorated, and shall reimburse the costs incurred by RSP in connection therewith or arising therefrom to the extent REL has been reimbursed by such OS Manufacturers in connection therewith.

3.2.5 When REL finishes its use of the MASK or ceases the manufacturing services under this Agreement, REL shall return to RSP or dispose of the MASK as instructed by RSP.

3.3 Manufacturing Process. RSP shall provide REL, in a timely manner, all information mutually agreed upon by the Parties to be necessary for REL’s manufacturing services under this Agreement, and shall cooperate with REL regarding the launch of the manufacturing process as requested by REL.

4. PRE-PRODUCTION.

4.1 Pre-Production.

4.1.1 RSP may place an order, in writing, for the test production of the Individual ICs (the Individual ICs produced by such test production are referred to as “Engineering Samples”), which order must specify the amount of the Pre-Production Fees, volume, delivery date and other terms and specifications of the pre-production (“Pre-Production Order”), and REL shall produce and deliver the Individual ICs in accordance with the terms provided in the Pre-Production Order if REL accepts the Pre-Production Order in writing (such production is referred to as the “Pre-Production”) (such acceptance shall not be withheld if the technical requirement and lead time contained in the Pre-Production Order are reasonable). All right, title and interest in and to the Engineering Samples transfer from REL to RSP upon the completion of the delivery pursuant to such Pre-Production Order.

4.1.2 The Parties agree and acknowledge that the Engineering Samples are produced in order to assess the performance and reliability of the Individual IC and that no warranty is made by REL with respect to the Engineering Samples.

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4.1.3 REL shall, or shall cause the OS Manufacturers to, inspect the Engineering Samples in accordance with the inspection criteria separately agreed between the Parties and shall submit, or shall cause the OS Manufacturers to submit, the inspection report to RSP concurrently with the delivery of the Engineering Samples.

4.1.4 RSP shall inspect the Engineering Samples upon delivery by REL or the OS Manufacturers within 30 Business Days of such delivery. Subsequent to the completion of such inspection, RSP may not make any claim against REL regarding the liability of REL with respect to any deficit or defect of the Engineering Samples that could have been recognised or disclosed through the inspection. If any deficit or defect is recognised or disclosed through the inspection, the Parties shall consult with each other regarding any other remedies or measures to resolve the situation; provided, however, that, in any case, REL will not be required to replace the Engineering Samples or refund the Pre-Production Fees to RSP unless such deficit or defect is caused by wilful misconduct or gross negligence of REL. The inspection shall be deemed to be completed and the Engineering Samples accepted unless RSP notifies REL of such deficit or defect within 30 Business Days of the delivery of the Engineering Samples.

4.1.5 If any Pre-Production is to be redone or certain Engineering Samples need to be modified or improved after delivery to RSP, the proportionate amount of such expenses attributable to RSP for such redo, modification or improvement shall be borne by RSP.

4.1.6 REL may subcontract the Pre-Production to the OS Manufacturers. REL shall remain responsible for such third party’s compliance with the terms and conditions of this Agreement.

4.2 Transition to Manufacturing Phase. RSP may request REL to manufacture the Individual ICs of which Pre-Production has been completed. The Parties shall consult with each other regarding the manufacturing of the requested Individual ICs (including the Manufacturing Fees and the Individual Specifications thereof) and record the result of the discussion in writing. The Individual IC agreed between the Parties to be manufactured hereunder shall be the Products.

5. MANUFACTURING.

5.1 Individual Agreement.

5.2 Manufacturing Fee.

5.2.1 The Manufacturing Fees as of the Effective Date are as attached hereto as Schedule [    ].

5.2.2 The Manufacturing Fees for any new Products shall be determined based on the following principles:

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(a) Manufacturing Fees for REL Products: the aggregate amount of (i) REL’s cost for the manufacturing of wafers and the outsourcing fees for the bumping testing and the dicing of wafers, (ii) REL’s overhead and handling charge equivalent to [*****] % of the relevant outsourcing fees for the bumping, the testing and the dicing of wafer, and (iii) REL’s profit equivalent to [*****] % of the relevant fees for the manufacturing of wafer; and

(b) Manufacturing Fees for OS Products: the aggregate amount of (i) the outsourcing fees for the manufacturing and the bumping, the testing and the dicing of wafer, and (ii) REL’s overhead and handling charge equivalent to [*****]% of the relevant outsourcing fees.

5.2.3 The Parties shall, at the Manufacturing Committee, review and agree on new Manufacturing Fees, which will be calculated using the formulas provided in the immediately preceding Section, on semi-annual basis concerning the then manufactured Products based on the exchange rate, yield rate and the outsourcing cost to the OS Manufacturers.

5.3 Delivery and Inspection.

5.3.1 REL shall, or shall cause the OS Manufacturers to, deliver the Manufactured Products by the delivery date at the delivery site set forth in the relevant Individual Agreement. REL shall, or shall cause the OS Manufacturers to, inspect the Manufactured Products in accordance with the inspection standards set forth in the Quality Standard prior to the delivery, and shall or shall cause the OS Manufacturers to, make available to RSP the result of such inspection. Any and all reasonable costs for the packaging and the delivery of the Products shall be borne by [*****].

5.3.2 When REL submits, or causes the OS Manufacturers to submit, the inspection report in accordance with the immediately preceding Section on or subsequent to the delivery of the relevant Manufactured Products, the delivery of the Manufactured Products to RSP is deemed to be completed.

5.3.3 All right, title and interest in and to the Manufactured Products transfer from REL to RSP upon the completion of the delivery pursuant to the immediately preceding Section.

5.4 Substandard Products.

5.4.1 RSP shall promptly notify REL if RSP finds any Manufactured Products the quality of which is substandard (“Substandard Products”) during the inspection conducted pursuant to the immediately preceding Section.

5.4.2 RSP is entitled to determine whether to accept or to reject and return the Substandard Products. RSP shall promptly return to REL the Substandard Products RSP elected for return, with a report setting forth the reasons for the non-acceptance. Any and all costs for such return shall be borne by [*****].

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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5.4.3 REL shall inspect the returned Substandard Products and review the non-acceptance report immediately after receipt thereof, and REL may raise an objection of or question regarding RSP’s non-acceptance of the returned Substandard Products. Unless REL raises such objection or question in a timely manner, REL shall deliver substitute Manufactured Products or return the paid Manufacturing Fee for the returned Substandard Products as directed by RSP.

5.5 Long-term Forecast.

5.5.1 In June and December of each year during the term of this Agreement, RSP shall submit a forecast of the volume of the Manufacturing Order for each quarter of the following year (“Long-term Forecast”).

5.5.2 The Long-term Forecast is not binding.

5.5.3 REL may terminate the manufacturing of certain Products, due to any commercially reasonable reason such as “end of life” of the manufacturing process based on which the Products are manufactured, by giving one-year prior written notification to RSP which notification may be made on or after the first anniversary of the Effective Date,.

5.6 Manufacturing Committee.

5.6.1 The Parties shall share, discuss and review, information regarding REL’s manufacturing capacity, the Products, the manufacturing ceiling for the Products, the loading volume of the Products, the amount of the Manufacturing Fees, the standard work period, the standard yield loss and the facility investment (as necessary). Such discussion and review are to be made no less frequently than once every six months.

5.6.2 The Parties shall create a committee that consists of 2 personnel from each of the Parties (“Manufacturing committee”) in order to discuss the Forecast, delivery date, product quality, yield loss, status regarding procurement of silicon wafer, and any other issue concerning the manufacturing hereunder. The Manufacturing Committee is to meet no less frequently than once per month and may do so telephonically.

5.7 OS Manufacturing. REL may subcontract the front-end and back-end manufacturing services contemplated hereunder (i) to the third party set forth in Schedule [    ] without the prior written consent from or notification to RSP, or (ii) to any other third party with the prior written consent from RSP (such third parties subcontracted hereunder are referred to as the “OS Manufacturers”). REL shall remain responsible for such third party’s compliance with the terms and conditions of this Agreement.

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5.8 Audit. RSP may, during the business hours of REL in a manner to minimize the disruption to REL, conduct an onsite audit of REL’s manufacturing facilities, in order to review REL’s compliance with the terms and conditions hereunder and to facilitate the maintenance and improvement of the quality of the Manufactured Products with the prior written consent from REL. Such audits shall be conducted in a manner least interfering to REL’s business and operations.

6. PAYMENT.

6.1 Payment. RSP shall pay to REL the total amount of (i) the Manufacturing Fees of the Manufactured Products the delivery to RSP of which is completed within the relevant month, (ii) the Pre- Production Fees of the Engineering Samples the delivery of which is completed within the relevant month, (iii) the Mask Expenses of the Masks the production of which is completed within the relevant month and (iv) any and all consumption taxes applicable to the immediately preceding items, all of which fees and taxes shall be invoiced to RSP by REL by the middle of the following month, within forty-five (45) days of the receipt of such invoice. All payments by RSP hereunder shall be made by wire transfer to the bank account as instructed separately by REL, and any and all costs or expenses relating to the wire transfer shall be borne by RSP.

6.2 Transfer on the Inventory Transfer Date. [    ]

7. NO LICENSE.

Unless explicitly provided in this Agreement, nothing contained in this Agreement shall be construed that either Party is granting to the other Party a license to any Intellectual Property Rights owned by the Party.

8. QUALITY; LIABILITY; WARRANTY.

8.1 Quality Guarantee.

8.1.1 REL shall guarantee, with respect only to the Manufactured Products stored in the storage conditions provided in the applicable Specifications, the quality standard set forth in the applicable Specifications (“Quality Standard”) for (i) with respect to REL Products, twenty four (24) months, and (ii) with respect to OS Products, twelve (12) months, from the date of the delivery (“Guarantee Period”); except that REL is not liable to RSP for any defect of the Products in the following cases:

(a) if RSP fails to notify REL of a deficiency or defect of the Manufactured Products before the expiration of applicable Guarantee Period; or

(b) if it is identified that a deficiency or defect of the Manufactured Products is caused by any inappropriate treatment or use of the Manufactured Products, any Specifications provided by RSP, or any other reason that is not attributable to REL.

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8.1.2 If it is found that the Products do not satisfy the Quality Standard, REL shall cooperate with RSP in analysing the deficiencies and defects.

8.1.3 Regarding any deficiency or defect with respect to a certain quality of the Products that is not provided in the Quality Standard, REL shall, at [*****] expense, cooperate with RSP in analysing such deficiency or defect; provided, however, that such cooperation by REL with respect to any deficiency or defect of the OS Products shall be limited to the liaison function between RSP and the OS Manufacturers.

8.1.4 Subject to Section 8.2, at RSP’s option, REL shall provide substitute Products or return the paid Manufacturing Fees for the Products that do not satisfy the Quality Standard in satisfaction of the losses incurred by RSP in connection with the breach of REL’s warranty under Section 8.1.

8.1.5 Any quality guarantee matters further to what is provided in this Section shall be separately provided in a quality guarantee agreement between the Parties.

8.2 Limitation on Liability.

8.2.1 EXCEPT FOR A BREACH OF THE PROVISIONS OF SECTION 12, IN NO EVENT IS ONE PARTY LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY. THESE LIMITATIONS APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH HEREIN ARE AN ESSENTIAL ELEMENT IN THE CONSIDERATION PROVIDED BY EACH PARTY UNDER THIS AGREEMENT.

8.2.2 EACH PARTY UNDERSTANDS AND AGREES THAT ANY INFORMATION DISCLOSED BY EACH PARTY IN CONNECTION WITH THIS AGREEMENT IS PROVIDED “AS IS”. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EITHER PARTY DOES NOT MAKE, AND HEREBY EXCLUDES AND DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SUFFICIENCY OR ACCURACY OF THE INFORMATION DISCLOSED FOR ANY PURPOSE, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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8.2.3 With any losses incurred by RSP arising from or in connection with any defect or deficiency of the Engineering Samples (except for the OS Engineering Samples) or REL Products (but only to the extent such losses are attributable to the portion manufactured by REL), the indemnity obligation of REL is not to exceed, per defect or deficiency (those resulting from the same cause are deemed to be a single defect or deficiency), the amount equivalent to [*****] per cent of the amount of the Pre- Production Fees or the Manufacturing Fees, as applicable, paid for the month in which the relevant defective or deficient Products were ordered, multiplied by 12.

8.2.4 The indemnity obligation of REL with respect to any losses incurred by RSP arising from or in connection with (i) the OS Engineering Samples, OS Products or REL Products (but only to the extent such losses are attributable to the portion manufactured by OS the Manufacturers), or (ii) any non-compliance of the terms and conditions under this agreement by the OS Manufacturers is not to exceed the amount of indemnification that REL may receive from the OS Manufacturers plus the [*****] percent ([*****]%) thereof handling fee.

8.3 Third-Party Infringement.

8.3.1 RSP shall, at its sole cost and expense, resolve any dispute or any potential dispute arising from or in connection with any misappropriation or infringement of a third party’s Intellectual Property Rights or any other interest by the Engineering Samples or the Manufactured Products.

8.3.2 If the misappropriation or infringement of a third party’s Intellectual Property Rights is, in whole or in part, attributable to RSP, REL may elect to cease the Pre-Production and the manufacturing services provided hereunder with the prior written consent from RSP. REL may claim RSP to indemnify REL with the Losses arising from or in connection with such cessation.

9. TERM AND TERMINATION.

9.1 Term. This Agreement is effective from the Effective date until March 31, 2017 (“Initial Term”); except that the manufacturing services provided hereunder regarding OS Products (except for those outsourced to Global Foundries Inc.) are to terminate upon the termination or expiration of the IT system service provided by REL to RSP under certain Transition Service Agreement entered into by and between the Parties as of the date hereof. Upon expiration of the Initial Term, this Agreement renews automatically for successive periods of one year (each a “Renewal Term”), unless either Party sends written notice to the other Party no less than three months prior to the expiration of the then current Renewal Term expressing its desire not to renew this Agreement upon expiration of such Renewal Term.

9.2 Termination. This Agreement may be terminated before expiration:

(a) by mutual written consent of the Parties;

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(b) by either REL or RSP, upon any breach of a covenant by the other Party that has not been cured within thirty (30) days of being notified in writing thereof by the non-breaching Party;

(c) by either REL or RSP, by giving notice to the other Party, upon a petition being filed, a proceeding being commenced or an order being made for bankruptcy, corporate reorganisation or civil rehabilitation or any other similar insolvency proceeding of the other Party, or a failure or threatened failure of the other Party to do business in the ordinary course; or

(d) by either REL or RSP, by giving notice to the other Party, in the event such other Party adopts resolutions to wind up its business or effect a dissolution.

9.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.1 or 9.2, all rights and obligations of the Parties hereunder terminate without any liability of either Party to the other Party (except for any liability of a Party then in breach), and if this Agreement is terminated by REL pursuant to any of Section 9.2 (b) through (f), any outstanding payment obligation of RSP shall become immediately payable.

(b) The Individual Agreements effective as of the termination of this Agreement shall survive such termination.

9.4 Termination of Existing MSA. Effective as of the Effective Date, the Existing MSA is hereby terminated, and neither REL nor RSP has any further rights, benefits, duties or obligations under or pursuant to the Existing MSA. REL and RSP hereby waive all requirements of notice and all other prerequisites and conditions to termination of the Existing MSA that may be provided for therein. Notwithstanding the foregoing in this Section, any individual agreements under the Existing MSA shall survive such termination of the Existing MSA. Notwithstanding “Section 22.11” of the Existing MSA, either Party may hold the confidential information provided pursuant to the Existing MSA after the termination of the Existing MSA in accordance with the applicable confidentiality obligation provided hereunder.

10. FORCE MAJEURE.

Except for payment obligations hereunder, neither Party is liable for any failure to comply with its obligations under this Agreement to the extent such failure is caused by circumstances beyond such Party’s reasonable control, including act of God, war, riot, explosion, abnormal weather conditions, fire, flood, earthquake, typhoon, nationwide or regional strike and lockout, government action or regulation and nationwide or regional power failure.

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11. EXPORT CONTROL.

Each Party agrees to comply with all applicable Laws, including, without limitation, economic sanctions and export control laws and regulations of Japan. Without limiting the foregoing, a Party may not, directly or indirectly, (i) export, re-export, or otherwise dispose of any items received in connection with this Agreement to any Person or destination, or for any use, prohibited under applicable Laws, without obtaining prior authorization from the other parties, or (ii) engage in transactions with or make any payment to any unauthorised Person designated in applicable Laws. A Party’s breach of this provision constitutes cause for immediate termination of this Agreement. The Synaptics Parties and REL each agrees to indemnify and hold harmless the other for the Synaptics Parties or REL’s, as applicable, noncompliance with such Laws. This provision survives the termination of this Agreement.

12. CONFIDENTIALITY.

12.1 Confidential Information. “Confidential Information” means (i) the existence of this Agreement, the terms and conditions contained herein, and the fact that negotiations with respect to the foregoing have taken place or are or might be taking place and the contents thereof and (ii) any information (including information regarding design and other technical information, and sales information) disclosed by either Party to the other Party in connection with this Agreement, the Pre-Production and the manufacturing services under this Agreement that the disclosing Party designates confidential as follows:

(a) if disclosed in writing or other tangible form, the date of disclosure and a proprietary legend, such as “Confidential”, shall be set forth in such writing;

(b) if disclosed orally or visually, or disclosed in any form in which it is impracticable to indicate the confidentiality of the Confidential Information, it shall be designated as confidential upon disclosure and the disclosing Party shall provide the disclosed Party with a list that contains the place and time of the disclosure and brief description of the disclosed Confidential Information within thirty (30) days after the disclosure; or

(c) if disclosed in electronic data (including disclosure using an electromagnetic memory device), the confidentiality of the Confidential Information must be obvious to the receiving Party when the receiving Party reads the data through a computer system; provided, however, that if the disclosing Party delivers a memory device that contains data of the Confidential Information, the disclosing Party place a proprietary legend, such as “Confidential”, on the memory device or attach a letter that indicates the confidentiality of the contained data.

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12.2 Confidentiality Obligations. Each Party agrees to keep the Confidential Information (including its copies and replicas) confidential and not disclose or make available the Confidential Information to any Third Party without the prior written consent of the other Party (except in accordance with Section 12.4). The receiving Party may copy or replicate the Confidential Information only to the extent necessary for the purpose contemplated hereunder. The foregoing prohibitions do not apply to (i) information that is ascertainable or obtained from public information or is otherwise publicly known through no wrongful act of the receiving Party; (ii) information received from a Person not known after reasonable inquiry to the disclosing Party to be under an obligation to keep such information confidential; (iii) information independently developed by the receiving Party without use of the disclosing Party’s information. The confidential obligations of the receiving Party will continue until fifth anniversary of the disclosure of the relevant Confidential Information; provided, however, that the confidential obligation of the Parties as to the terms and conditions contained herein as well as any trade secrets disclosed hereunder will be perpetual.

12.3 Permitted Disclosure. Notwithstanding anything herein to the contrary, (i) each Party may (without prior notification to, or approval or consent by, the other Party) , subject to an agreement of confidentiality, disclose to tax authorities and regulatory authorities or to such Party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, reports, claims, audits, or litigation, and (ii) REL may disclose the Confidential Information to its Affiliates and OS Manufactures that undertake the subcontracted manufacturing services under this Agreement from REL.

12.4 Required Disclosures. In the event that a Party is requested or required by Law, Governmental Entity, regulation or judicial process to disclose Confidential Information, such Party shall provide reasonable advance written notice to the other Party of such request or any legal requirement so that the other Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, a Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, such Party may disclose the Confidential Information without liability under this Agreement.

12.5 Return or Disposal of Confidential Information.

Upon the earlier of the termination of this Agreement or written request from the disclosing Party, the receiving Parties shall promptly return or dispose (at its choice) of any and all disclosed tangible Confidential Information and its copies and replicas. Notwithstanding the foregoing, the receiving Party may keep one copy of the Confidential Information for archival purposes, and the obligation in the preceding sentence shall not extend to any copy stored on the receiving Party’s backup or disaster recovery system in the normal course of business. The receiving Party shall notify the disclosing Party in writing, of the date of disposal, the disposed materials and the method of disposal promptly after such disposal.

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13. GENERAL PROVISIONS.

13.1 Governing Law. This Agreement is governed by and construed in accordance with the Laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Japan.

13.2 Relationship of Parties. In the performance of this Agreement, each of the Synaptics Parties and REL is acting as an independent contractor, and neither the Synaptics Parties nor REL is the agent of the other. Neither the Synaptics Party nor REL has the right or ability to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of each other.

13.3 Severability. No term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction affects the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.4 Amendments; Waivers. No amendment of any provision of this Agreement is valid unless the same is in writing and signed by each Party. No waiver by a Party of any provision of this Agreement or any default or breach of covenant hereunder, whether intentional or not, is valid unless the same is in writing and signed by the Party making such waiver, nor is such waiver deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.5 Dispute Resolution. Each Party shall employ commercially reasonable efforts to settle amicably through good faith discussions any dispute or disagreement that may arise under or pursuant to this Agreement. In the event that any such dispute or disagreement cannot be resolved through such discussions, the Parties shall submit such dispute to the exclusive jurisdiction of the Tokyo District Court.

13.6 Entire Agreement. This Agreement (including all Individual Agreements and Orders), the Stock Purchase Agreement, any ancillary agreements, and all exhibits, annexes or attachments thereto constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof; provided, however, that the Licence Agreement (REL TOOL) apply to the Parties with respect to the licence to use REL TOOL and other relevant matters provided therein.

13.7 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute one and the same instrument.

13.8 Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

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13.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

13.10 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

13.11 Assignment. Neither the Synaptics Parties nor REL shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other, except to an Affiliate. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party.

13.12 Change of Control. Unless prior written consent to a Change of Control event has been received from the Party not experiencing a Change of Control: (i) any rights licensed hereunder to REL shall immediately terminate upon a Change of Control of REL; and (ii) any rights licensed hereunder to RSP and its Affiliates shall terminate immediately upon a Change of Control of Synaptics or RSP.

13.13 Survival. Any terms and conditions that, by their nature or otherwise reasonably should survive a cancellation or termination of this Agreement, shall be deemed to survive. Such terms and conditions include but are not limited to Sections 8.1 (Quality Guarantee), 8.2 (Limitation of Liability), 12 (Confidentiality), and 13 (General Provisions) (except for Sections 13.7 (Counterparts) and 13.12 (Change of Control).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

REL:

RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha

By:
[Name], [Title]

RSP:

RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha

By:
[Name], [Title]

SYNAPTICS:

SYNAPTICS INCORPORATED, a Delaware corporation

By:
[Name], [Title]

Exhibit C

Form of REL Patent Cross-License Agreement

[FORM OF] PATENT AND TECHNOLOGY CROSS-LICENSE AGREEMENT

THIS PATENT AND TECHNOLOGY CROSS-LICENSE AGREEMENT (the “Agreement”), dated [            ], 2014 (the “Effective Date”), by and between RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha (“REL”), SYNAPTICS INCORPORATED, a Delaware corporation (“Synaptics”), and RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha and a Subsidiary of Synaptics (“RSP”), and together with REL and Synaptics, the “Parties”);

WITNESSETH that,

WHEREAS each of the Parties owns and controls, either directly or through its subsidiaries, various Patents (as defined below) in the field of LCD driver integrated circuits;

WHEREAS RSP and REL are party to (i) that certain Patent Licence Agreement, dated March 10, 2008 (the “Existing PLA”), and (ii) that Non-Registered IP License Agreement, dated April 1, 2008, as amended by that certain Amendment, dated September 3, 2012 (the “Existing Non-Registered IPLA”); each of the Parties desires to (i) terminate the Existing PLA, (ii) terminate the Existing Non-Registered IPLA, and (iii) obtain for itself and its Subsidiaries (as defined below) a license under certain Patents and Non-Patent IP of the other Party, in each case, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

1. DEFINITIONS; CERTAIN INTERPRETATIVE MATTERS.

1.1 Definitions.

“Claim of Priority” means a claim of priority or a specific reference to be entitled to the benefit thereof.

“Control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through record or beneficial ownership of voting securities, by contract, or otherwise.

“[*****]” means [*****].

“Foundry Manufacturer” means any Third Party that manufactures products on behalf of a Party or its Subsidiaries from or using designs not owned by such Third Party or its Subsidiaries and provided by or on behalf of such Party or its Subsidiaries for resale to, by or on behalf of such Party.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

1

“Foundry Products” means any products manufactured by a Party or its Subsidiaries for and on behalf of a customer from or using designs not owned by such Party or its Subsidiaries and provided by or on behalf of that customer for resale to, by or on behalf of that customer.

“Non-Patent IP” means (i) unpublished inventions and discoveries (whether patentable or not), registered or unregistered industrial designs, improvements, ideas, designs, models, formulae, recipes, patterns, data, diagrams, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, instructions, configurations, prototypes, samples, specifications, technology, proprietary information, and files reflecting same that, in each case, are known or not known to the public, and technical information that is known or not known to the public, and moral and economic rights of authors and inventors in any of the foregoing, as well as any trade secrets (ii) computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, GDS and GDSII files, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations, (iii) copyrights, whether in published or unpublished works, original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, compilations, web site content, registrations and applications for registration for any of the foregoing, and renewals or extensions thereof and moral and economic rights of authors or creators in any of the foregoing, and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; but excluding any Patents, trademarks, service marks and trade dress.

“Patents” means all classes or types of Japanese and foreign patents, utility models and design rights (including design patents) issued by the authority which grants patent, utility models and design rights (including design patents) in any country in the world, together with any and all parents, divisionals, renewals, continuations, continuations-in-part, foreign counterparts, extensions or reissues that claim priority to any of the foregoing, and pending applications for these classes or types of patents, utility models and design rights (including design patents) in all countries of the world.

“[*****]” means [*****].

“Person” means any natural person, corporation, joint stock company, limited liability company, association, partnership, firm, joint venture, organisation, individual, business, trust, estate or any other entity or organisation of any kind or character.

“REL Licensable Patents” means Patents that, as of the Effective Date, are co-owned or not owned by REL or any of its Subsidiaries, and to which REL or its Subsidiaries have the right to grant, to any Third Party, licenses within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

2

“REL Non-Licensable Patents” means Patents that, as of the Effective Date, are owned or co-owned by REL or any of its Subsidiaries, and to which REL or its Subsidiaries do not have the right to grant, to any Third Party, licenses within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party (other than employees of the applicable party or its Subsidiaries).

“REL Non-Patent IP” means all Non-Patent IP that are, as of the Effective Date, both (a) owned by REL or its Subsidiaries and (b) to which REL or its Subsidiaries have the right to grant licenses to any Third Party within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than payment of consideration to employees of the applicable party or its Subsidiaries).

“REL Owned Patents” means Patents that, (i) (A) as of the Effective Date, are owned by REL or any of its Subsidiaries, and (B) REL or its Subsidiaries have the right to grant licenses to any Third Party within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than payment of consideration to employees of the applicable party or its Subsidiaries), (ii) (A) make a Claim of Priority to, or is terminally disclaimed with, a Patent that is encompassed in the immediately above subsection (i), and (B) REL or its Subsidiaries have the right to grant licenses to any Third Party within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than payment of consideration to employees of the applicable party or its Subsidiaries), or (iii) make a Claim of Priority to, or is terminally disclaimed with, a Patent that is transferred to a Third Party and that is encompassed in the immediately above section (i) before such transfer of the Patent, and filed after such transfer of the Patent; provided, however, that “REL Owned Patents” does not include the Third Party Patent.

“REL Patents” means REL Licensable Patents and REL Owned Patents.

“REL Transferred Patents” means Patents that have been or will be transferred from REL to RSP pursuant to Section 5.9 of that certain Stock Purchase Agreement entered by and among REL, RSP, Synaptics, Sharp Corporation, Powerchip Technology Corporation, Global Powertec Co. Ltd., Quantum Vision Corporation, Renesas SP Drivers Taiwan, Inc. and Synaptics Holding GMBH dated June 11, 2014.

“Representatives” means officers, directors, employees, agents, attorneys, accountants and financial and other advisors and representatives.

“RSP” means Renesas SP Driver Inc., a Japanese kabushiki kaisha.

“RSP Licensed Products” means [*****] and [*****].

“RSP Licensed Technology” means [*****].

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

3

“RSP Licensable Patents” means Patents that, as of the Effective Date, are not owned by RSP or any of its Subsidiaries, and to which RSP or its Subsidiaries have the right to grant licenses, to any Third Party, within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party.

“RSP Non-Licensable Patents” means Patents that, as of the Effective Date, are owned or co-owned by RSP or any of its Subsidiaries, and to which RSP or its Subsidiaries do not have the right to grant, to any Third Party, licenses within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party.

“RSP Non-Patent IP” means all Non-Patent IP that are, as of the Effective Date, both (a) owned by RSP or any of its Subsidiaries, and (b) to which RSP or its Subsidiaries have the right to grant licenses to any Third Party within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than employees of the applicable party or its Subsidiaries).

“RSP Owned Patents” means Patents (except for REL Transferred Patents) that, (i) (A) as of the Effective Date, are owned by RSP or any of its Subsidiaries, and (B) RSP or its Subsidiaries have the right to grant licenses to any Third Party within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than payment of consideration to employees of the applicable party or its Subsidiaries), or (ii) (A) make a Claim of Priority to, or is terminally disclaimed with, a Patent that is encompassed in the immediately above subsection (i), and (B) RSP or its Subsidiaries have the right to grant licenses within and of the scope set forth herein and without the requirement to consent of any Third Party or payment of consideration to any Third Party (other than payment of consideration to employees of the applicable party or its Subsidiaries) or (iii) make a Claim of Priority to, or is terminally disclaimed with, a Patent that is transferred to a Third Party and that is encompassed in the immediately above section (i) before such transfer of the Patent, and filed by such Third Party after such transfer of the Patent; provided, however, that “RSP Owned Patents” does not include any Third Party Patents.

“RSP Patents” means RSP Licensable Patents and RSP Owned Patents.

“Third Party Patent” means, (a) all classes or types of Japanese and foreign patents, utility models and design rights (including design patents) issued by the authority which grants patent, utility models and design rights (including design patents) in any country in the world, and pending applications for these classes or types of patents, utility models and design rights (including design patents) in all countries of the world, and, as of the Effective Date, are not owned or controlled by a Party or its Subsidiary, and (b) any patent, utility model, or design right arising from any of the foregoing in (a) after the Effective Date and owned by any Third Party or a transferee of the foregoing who is not a Party or its Subsidiary.

4

“Subsidiary” means any legal entity, whether such entity exists as of the Effective Date or is created thereafter, that is: (i) directly or indirectly more than fifty per cent (50%) owned by a Party, or (ii) Controlled by a Party. Such a legal entity is deemed a Subsidiary only for so long as such direct or indirect ownership or Control exists.

“Stock Purchase Agreement” means certain Stock Purchase Agreement among REL, Sharp Corporation, Powerchip Technology Corporation, Global Powertec Co. Ltd., Quantum Vision Corporation, RSP, Renesas SP Drivers Taiwan, Inc., Synaptics, and Synaptics Holding GMBH dated June 11, 2014.

“Third Party” means any Person other than REL and its Subsidiaries or Synaptics and its Subsidiaries .

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Agreement	Preamble
Effective Date	Preamble
Party	Preamble
REL	Preamble
Synaptics	Preamble
Term	3.1

1.3 Certain Interpretive Matters. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s successors and permitted assigns. Any reference to REL includes REL’s predecessors. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.

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2. INTELLECTUAL PROPERTIES.

2.1 License to REL Patents. Subject to the terms and conditions of this Agreement, REL hereby grants to Synaptics and its Subsidiaries including RSP, a non-exclusive, worldwide, fully paid-up, non-transferable, non-sublicensable, and irrevocable license in, to and under REL Patents, including any claim thereof, to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export, supply, distribute and otherwise dispose of any RSP Licensed Product only with respect to RSP Licensed Technology, except that the “have made” license granted hereunder does not apply to any element of a RSP Licensed Product that is based on a design element provided by Foundry Manufacturers or to any manufacturing process used by Foundry Manufacturers for the manufacturing of RSP Licensed Products, except which is utilized pursuant to that certain LCD Process Technology License Agreement executed by and among REL, RSP, and Synaptics as of [date]. Synaptics shall be responsible for its Subsidiaries’ compliance with the terms and conditions of this Agreement.

2.2 License to RSP Patents. Subject to the terms and conditions of this Agreement, RSP and Synaptics hereby grants to REL and its Subsidiaries, a non-exclusive, worldwide, [*****], non-transferable, non-sublicensable, and irrevocable (except as provided in Sections 2.10 and 3.2) license in, to and under RSP Patents, including any claim thereof, to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export, supply, distribute and otherwise dispose of any product or portion thereof, except that the “have made” license granted hereunder does not apply to any element of products that is based on a design element provided by Foundry Manufacturers or to any manufacturing process used by Foundry Manufacturers for the manufacturing of products. REL shall be responsible for its Subsidiaries’ compliance with the terms and conditions of this Agreement. The Parties agree that REL has no right to extend any rights licensed to REL under this Agreement to any third party pursuant to any other cross-licenses.

2.3 License to REL Transferred Patents. Subject to the terms and conditions of this Agreement, Synaptics hereby grants to REL and its Subsidiaries, a non-exclusive, worldwide, [*****], non-transferable, non-sublicensable, and irrevocable license in, to and under REL Transferred Patents, including any claim thereof, to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export, supply, distribute and otherwise dispose of any product or portion thereof.

2.4 Transfer of Licensed Patents. In the event a Party desires to transfer Patents licensed under this Agreement to any Person, such transfer shall be subject to the following conditions: (i) a Party may transfer the licensed Patents only if the transferee agrees in writing to receive the patent rights subject to the outbound license granted to the other Party in Section 2.1, 2.2 or 2.3, as applicable; (ii) the transferee (except for a transferee which is the transferring Party’s Subsidiary at the time of transfer) shall not receive any benefit of the inbound license granted in Section 2.1, 2.2 or 2.3, as applicable; (iii) any transfer in violation of this Section 2.4 shall render such transfer null and void; and (iv) the transferee agrees in writing that any subsequent transfer of the licensed Patents shall be subject to the same conditions set forth in this Section 2.4.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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2.5 License to REL Non-Patent IP. Subject to the terms and conditions of this Agreement, REL hereby grants to Synaptics and its Subsidiaries, including RSP, a non-exclusive, worldwide, fully paid-up, transferable, sublicensable, and irrevocable license in, to and under REL Non-Patent IP to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export, supply, reproduce, distribute and otherwise dispose of any RSP Licensed Product only with respect to RSP Licensed Technology, and modify and improve such REL Non-Patent IP.

2.6 License to RSP Non-Patent IP. Subject to the terms and conditions of this Agreement, Synaptics hereby grants to REL and its Subsidiaries, a non-exclusive, worldwide, [*****], transferable, sublicensable, and irrevocable license in, to and under RSP Non-Patent IP to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export, supply, reproduce, distribute and otherwise dispose of any product or portion thereof, and modify and improve such RSP Non-Patent IP.

2.7 Foundry Activities.

(a) The grant of licenses pursuant to Sections 2.1, 2.2, 2.5 and 2.6 above include the right of Synaptics and REL, respectively, including any of their respective Subsidiaries, to manufacture Foundry Products for a Third Party pursuant to a foundry arrangement between such Party or any Subsidiary of such Party and such Third Party. The license granted under this Section 2.9(a) does not apply to any portion of the manufacturing process provided by a Third Party.

2.8 Non-Assertion by REL.

(a) REL hereby covenants, on or on behalf of itself and its Subsidiaries, that it will not assert any of its rights in REL Patents and REL Non-Licensable Patents [*****]. During this period REL shall negotiate in good faith and grant a license to Synaptics and RSP under fair, reasonable and non-discriminatory terms and conditions, including a payment for such license that is consistent with or less than other licenses granted by REL for the same or similar RSP patents. [*****]

(b) REL hereby covenants that it will not assert any of its rights in REL Non-Licensable Patents [*****].

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(c) During the period of license granted to Synaptics or its Subsidiary (including RSP), REL shall not assert or have its Subsidiary assert its rights based on any REL Patents and REL Non-Licensable Patents with regard to [*****].

2.9 Non-Assertion by RSP.

(a) RSP covenants, on or on behalf of itself and its Subsidiaries, that it will not assert any of its rights in RSP Patents and RSP Non-Licensable Patents against [*****]. During this period Synaptics and RSP shall negotiate in good faith and grant a license to REL under fair, reasonable and non-discriminatory terms and conditions, including a payment for such license that is consistent with or less than other licenses granted by RSP and Synaptics for the same or similar REL patents. [*****]

(b) RSP hereby covenants that it will not assert any of its rights in RSP Non-Licensable Patents against [*****].

(c) During the period of license granted to REL or its Subsidiary (including REL), Synaptics or RSP shall not assert or have its Subsidiary assert its rights based on any RSP Patents and RSP Non-Licensable Patents with regard to [*****].

2.10 Divested Subsidiaries. In the event a Subsidiary of Synaptics, including RSP, is divested, (i) such Subsidiary shall not receive any benefits under the inbound license granted under Sections 2.1 or non-assertion agreed under Section 2.8 thereafter, and (ii) if such Subsidiary, at the time it is divested, retains ownership or is assigned any RSP Owned Patents or RSP Non-Patent IP or have right to grant license under any RSP Licensable Patents, the divested Subsidiary shall continue to be subject to the obligations of the outbound license granted in Sections 2.2. 2.3 and 2.6 or non-assertion covenant agreed under Section 2.9. In the event a Subsidiary of REL is divested, (i) such Subsidiary shall not receive any benefits under the inbound license granted under Sections 2.2 and 2.3 or non-assertion agreed under Section 2.9 thereafter, and (ii) if such Subsidiary, at the time it is divested, retains ownership of or is assigned any REL Owned Patents or REL Non-Patent IP or have right to grant license under any REL Licensable Patents, the divested Subsidiary shall continue to be subject to the obligations of the outbound license granted in Sections 2.1 and 2.5 or non-assertion agreed under Section 2.8.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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2.11 No Other Rights or Licenses. Except as explicitly set forth herein, no right, license, title or interest under any intellectual properties is granted, assigned or transferred under this Agreement, whether by implication, estoppel or otherwise.

3. TERM AND TERMINATION.

3.1 Term. This Agreement commences on the Effective Date and continues in effect until terminated under Section 3.2.

3.2 Termination. This Agreement may be terminated by a Party upon the occurrence of a material breach of this Agreement by the other party, or as otherwise set forth herein, provided that such termination shall only be effective thirty (30) days following written notice to the Party in breach and provided further that the Party in breach has not cured such breach during such thirty (30) day period. The license granted to such terminated Party in breach and its Subsidiaries under Sections 2.1 and 2.5 or 2.2 and 2.6, as applicable, and non-assertion agreed for such terminated Party in breach and its Subsidiaries under Section 2.10 or 2.11 shall terminate upon the termination of this Agreement pursuant to this Section 3.2. All rights granted and benefits accorded by this Agreement to the non-breaching party shall vest and survive such termination.

4. REPRESENTATIONS AND WARRANTIES.

Each Party represents and warrants to the other Party that (i) it has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (ii) the execution, delivery and performance of this Agreement has been duly authorised by all requisite corporate action on the part of such Party, and (iii) this Agreement has been duly and validly executed and delivered by such Party and constitutes legal, valid and binding obligations of such Party and its Subsidiaries enforceable against such party and its Subsidiaries.

5. DISCLAIMERS.

5.1 No Implied Obligation or Rights. Nothing contained in this Agreement is to be construed as:

(a) an agreement to bring or prosecute proceedings against any third party for infringement, misappropriation or other violation of rights or conferring any right to bring or prosecute proceedings against any third party for infringement, misappropriation or other violation of rights; or

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(b) conferring any right to use in advertising, publicity, or otherwise, any trademark, trade name or names, or any contraction, abbreviation or simulation thereof, of either Party.

5.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4 OF THIS AGREEMENT, (i) EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, WITH RESPECT TO ANY PATENT LICENSED UNDER THIS AGREEMENT, AND (ii) NO PARTY MAKES ANY WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, THAT THE MANUFACTURE, SALE, LEASE, USE, PRACTICE OR COMMERCIAL EXPLOITATION OF ANYTHING LICENSED PURSUANT TO THIS AGREEMENT DOES NOT OR WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

6. LIMITATION OF LIABILITY.

6.1 IN NO EVENT IS ONE PARTY LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY. THESE LIMITATIONS APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH HEREIN ARE AN ESSENTIAL ELEMENT IN THE CONSIDERATION PROVIDED BY EACH PARTY UNDER THIS AGREEMENT.

6.2 This Agreement is not intended to limit, supersede or nullify any representations, warranties, rights or remedies provided under the Stock Purchase Agreement.

7. TERMINATION OF EXISTING AGREEMENTS.

Effective as of the Effective Date, the Existing PLA and the Existing Non-Patent IPLA are hereby terminated, and, notwithstanding anything to the contrary in these agreements, neither Party thereto has any further rights, benefits, duties or obligations under or pursuant to the Existing PLA or the Existing Non-Patent IPLA. The Parties hereby waive all requirements of notice and all other prerequisites and conditions to termination of the Existing PLA or the Existing Non-Patent IPLA that may be provided for therein.

8. CONFIDENTIALITY.

8.1 Confidentiality Obligations. Subject to the licenses, each Party agrees to keep the terms and conditions of this Agreement, the fact that negotiations have taken place with respect to the subject matter of this Agreement and any information that constitutes the other Party’s Non-Patent IP (“Confidential Information”) confidential and not disclose or make available the Confidential Information to any third party other than to Subsidiaries without the prior written consent of the other Party. “Confidential Information” shall not include (i) information that is ascertainable or obtained from public information or is otherwise publicly known through no wrongful act of the receiving Party; (ii) information received from a Person not known after reasonable inquiry to the disclosing Party to be under an obligation to keep such information confidential; (iii) information independently developed by the receiving Party without use of the disclosing Party’s information.

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8.2 Permitted Disclosures. Notwithstanding anything herein to the contrary:

(a) Each Party may (without prior notification to, or approval or consent by, the other Party), subject to an agreement of confidentiality, disclose to tax authorities or to such Party’s representatives (including outside counsel and advisors), any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, audits, or litigation. Subject to a written agreement of confidentiality, each Party may also disclose the terms of this Agreement to any potential successor-in-interest to any of the patent rights licensed pursuant to this Agreement.

(b) Each Party may disclose any Confidentiality Information regarding Non-Patent IP licensed hereunder to any Third Party on condition that such Third Party agrees to be subject to (i) confidentiality obligations at least as protective of the Confidential Information as the confidentiality obligations hereunder, and (ii) the terms and conditions regarding the use of such Non-Patent IP hereunder.

8.3 Required Disclosures. In the event that a Party is requested or required by law, governmental entity, regulation or judicial process to disclose Confidential Information, such Party shall provide reasonable advance written notice to the other Party of such request or any legal requirement so that the other Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, a Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, such Party may disclose the Confidential Information without liability under this Agreement.

8.4 Return or Disposal of Confidential Information. Upon the earlier of the termination of this Agreement or written request from the disclosing Party, the receiving Party shall promptly return or dispose (at its choice) of any and all disclosed tangible Confidential Information and its copies and replicas. Notwithstanding the foregoing, the receiving Party may keep one copy of the Confidential Information for archival purposes, and the obligation in the preceding sentence shall not extend to any copy stored on the receiving Party’s backup or disaster recovery system in the normal course of business. The receiving Party shall notify the disclosing Party in writing, of the date of disposal, the disposed materials and the method of disposal promptly after such disposal.

9. GENERAL PROVISIONS.

9.1 Governing Law. This Agreement is governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Japan.

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9.2 Relationship of Parties. In the performance of this Agreement, each of Synaptics and RSP, and REL, is acting as an independent contractor, and neither Synaptics and RSP, nor REL, is the agent of the other Party. Neither the Synaptics and RSP, nor REL has the right or ability to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other.

9.3 Severability. No term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction affects the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.4 Amendments; Waivers. No amendment of any provision of this Agreement is valid unless the same is in writing and signed by each Party. No waiver by a Party of any provision of this Agreement or any default or breach of covenant hereunder, whether intentional or not, is valid unless the same is in writing and signed by the Party making such waiver, nor is such waiver deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.5 Assignment. Neither Party shall assign or transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, except to a Subsidiary. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party.

9.6 Survival. Any terms and conditions that, by their nature or otherwise reasonably should survive a cancellation or termination of this Agreement, shall be deemed to survive. Such terms and conditions include but are not limited to Sections 2 (Intellectual Properties) (except for any case of termination pursuant to Section 3.2), 4 (Representations and Warranties), 6 (Limitation of Liability), 8 (Confidentiality), and 9.1 (Governing Law); provided, however, that Section 8 will expire upon the third anniversary of such cancellation or termination.

9.7 Dispute Resolution. Each Party shall employ commercially reasonable efforts to settle amicably through good faith discussions any dispute or disagreement that may arise under or pursuant to this Agreement. In the event that any such dispute or disagreement cannot be resolved through such discussions, the Parties shall submit such dispute to the jurisdiction of the Tokyo District Court.

9.8 Entire Agreement. This Agreement, the Stock Purchase Agreement, any ancillary agreements, and all exhibits, annexes or attachment thereto, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

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9.9 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute one and the same instrument.

9.10 Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

9.11 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the Effective Date.

REL:

RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha

By:
[Name], [Title]

SYNAPTICS:

SYNAPTICS INCORPORATED, a Delaware corporation

By:
[Name], [Title]

RSP:

RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha

By:
[Name], [Title]

Exhibit D

Terms of License Agreement (REL Tool)

Terms of License Agreement (REL Tool)

1. Definitions

“IP Cores” means Existing IP Cores and Developed IP Cores.

“Existing IP Cores” means standard cell libraries delivered in the format of gate net list and GDS data, or in writing, and the categories of which are listed in Schedule A-1.

“Developed IP Cores” means standard cell libraries delivered in the format of gate net list and GDS data, or in writing, which will be developed by REL for RSP under 55nm Development Agreement, and the categories of which are listed in Schedule A-2.

“PDK” means Existing PDK and Developed PDK.

“Existing PDK” means process design kits, such as design manual, design rule files, Spice model, WAT condition, to be delivered in source code, or in writing, and the categories of which are listed in Schedule B-1.

“Developed PDK” means process design kits, such as design manual, design rule files, Spice model, WAT condition, to be delivered in source code, or in writing, which will be developed by REL for RSP under 55nm Development Agreement, and the categories of which are listed in Schedule B-2.

“ESD Design Manual” means Existing ESD Design Manual and Developed ESD Design Manual.

“Existing ESD Design Manual” means design manual documents for ESD (electrostatic discharge design), including ESD circuit design sample, which are listed in Schedule C.

“Developed ESD Design Manual” means design manual documents for ESD, including ESD circuit design sample, which will be developed by REL for RSP under 55nm Development Agreement.

“REL EDA Tools” means the EDA software tools and wrapper tools delivered in executable binary code, which are listed in Schedule D.

2. License: IP Cores, PDK and ESD Manual

(a)

(b)    REL further grants the following license to RSP and Affiliates of RSP:

(i)     RSP may disclose some of IP Core which are specified in Schedules A-1 and A-2 in binary code to its customers with a prior written consent by REL.

(ii)    RSP may disclose some of PDK which are specified in Schedules B-1 and B-2 in binary code to its customers with a prior written consent by REL.

(iii)

(c)    In case where RSP or an Affiliate of RSP improves or modifies IP Cores or ESD Design Manuals, any Intellectual Property Rights contained in the such improvements or modification belong to RSP or such Affiliate of RSP, as applicable, and RSP or such Affiliate of RSP, as applicable, shall grant to REL a perpetual, worldwide, royalty-free, and irrevocable license concerning such improvements or modification.

(d)    In case where RSP or an Affiliate of RSP improves or modifies PDK, any Intellectual Property Rights contained in the such improvements or modification belong to RSP or such Affiliate of RSP, as applicable and RSP or such Affiliate of RSP shall grant to REL a perpetual, worldwide, royalty-free, and irrevocable license concerning such improvements or modification.

3. License: REL EDA Tools

(a)    REL grants to RSP a non-transferable, non-exclusive under REL’s Intellectual Property Rights, to use the REL EDA Tool solely for the purpose of designing products. The number of licenses for REL EDA Tools shall be managed through a license management file for FLEXlm.

(b)    RSP shall not modify, alter, adapt, translate, decompile, disassemble, reverse-engineer, or otherwise attempt to discover or discern the source code for REL EDA Tools.

(c)    RSP shall pay a license fee (“License Fee”) in the amount of [*****] yen per year (without consumption tax) for the license of REL EDA Tool.

(d)    Subject to the payment of the Support Fee set forth below, REL shall provide the following support and maintenance for REL EDA Tool (“Tool Support Services”):

[*****] Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(i)     Update of the REL EDA Tool and relevant documentations, including updates necessary when the commercially-available EDA tools are updated; and

(ii)    Reasonable telephone, e-mail and written consultation about the operation and application of the REL EDA Tools, and the commercially-available EDA tools for which the REL EDA Tool is configured.

The Tool Support Services provided in (ii) above shall be provided only from 9am to 5:30pm (Tokyo time) on the Business Days, and only up to [*****] man-hours per 6-month period.

(e)    The term of license of REL EDA Tools hereunder shall be effective until the first anniversary of the Effective Date (i.e., the Closing Date of SPA), and will automatically renew for successive one-year terms upon expiration unless RSP sends a termination notice to REL by three months before the expiration. The same applied thereafter; provided, however, that the term will expire on the third anniversary of the Effective Date and will not renew at such time [unless ].

(f)     Notwithstanding the foregoing, the term of Tool Support Services shall be effective until the first anniversary of the Effective Date and [            ]. RSP may terminate the Tool Support Services by sending a three-month prior notice to REL, in which case RSP will receive a refund for the payment of the unused Tool Support Services.

4. Others	Other terms and conditions (including indemnification, limitation of liability, etc.) are to come by the Effective Date upon agreement between Spade and REL.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

3

Exhibit E

Terms of 55nm Process Development Agreement

Terms of 55nm Process Development Agreement

1. Development Services	(a) Scope

RSP entrusts to REL to develop the process technology necessary for designing the 55nm LCD products, and in the course of such development, REL shall provide RSP with following (the “Development Services”):

(i)     standard cell libraries (“IP Cores”) delivered in the format of gate net list and GDS data which are necessary for designing the 55nm and 90nm LCD (liquid crystal display) products

(ii)    process design kit (“PDK”), such as design rules, simulation model, and layout information, to be delivered in source code which are necessary for designing the 55nm and 90nm LCD products

(iii)  SRAM (static random access memory) and NVM (non-volatile memory) cells for 55nm LCD products

(iv)   MASK DA and VEC with regard to the 55nm LCD products

	(b) Schedule	The Development Services shall be conducted in accordance with the following schedule: • Process Qualification (Phase 3): By December 31, 2014 • Device Qualification (Phase 3): By March 31, 2015
(c) Development Service Fee

(i)     RSP shall pay REL [*****] yen (without consumption tax) in total as the fee for the Development Services.

(ii)    This fee shall be paid in lump-sum after the delivery and acceptance of deliverables for the Development Services.

	(d) Subsequent Development Agreement	RSP and REL will negotiate in good faith an agreement under which REL will provide certain technical consultation services for a 55nm SRAM shrink development project of RSP, and will finalize such agreement prior to the Closing so long as REL has necessary resource to provide the above services.

2. Consulting Services	(a) Scope

(i)     RSP entrusts to REL to provide, during the period from the Effective Date to March 31, 2015 (“Consulting Service Term”), (i) consultation with regard to the recipe of a 55nm LCD process (“55nm LCD Process Recipe”), and (ii) the design manual for ESD (electro-statistic discharge) engineering (“ESD Design Manual”) (the “Consulting Services”).

[*****] Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

ii)     The number of personnel of REL which shall be engaged in the Consulting Services shall not exceed the number below:

•   2 persons for the consultation regarding 55nm LCD Process Recipe (Lithography and dry etching)

•   1.5 persons for the consultation regarding 55nm LCD Process Recipe (Thin film, diffusion and Process module)

•   2 persons for the provision of ESD Design Manual

(iii)  After the expiration of the Consulting Service Term, REL shall submit to RSP a written report reporting the contents of consultation REL made with regard to 55nm LCD Process Recipe as Consulting Services during the Consulting Service Term.

(iv)   In the course of performing the Consulting Services regarding ESD Design Manual, REL shall provide support for designing ESD circuit for products of RSP, and deliver to RSP the design guidelines for PTC/55nm ESD elements.

(b) Consulting Service Fee

(i)     RSP shall pay REL [*****] yen (without consumption tax) in total as the fee for the Consulting Services.

(ii)    Half of this fee shall be paid upon execution of this Agreement, and the remaining half of such fee shall be paid after the delivery of deliverables for the Consulting Services (set forth in 2.(a)(iii) and (iv) above).

3. OPC Processing Services	(a) Scope	RSP entrusts to REL to process electron beam exposure (“EB”) data for the purpose of usage by PTC by using optical proximity correction (“OPC”) tool owned by REL (the “OPC Processing Services”).
(b) Fee

RSP shall pay the following amounts (without consumption tax) as the fee for the OPC Processing Services:

(i)     For the 6-month period after the Effective Date of this Agreement (“Initial Period”):

•   [*****] yen for the first 14 products of any geometry during the Initial Period.

•   For any service in addition to the above 14 products:

✓      For additional service of 55nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out.

[*****] Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

2

✓      For additional service of 90nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out.

✓      For additional service of 130nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out.

(ii)    After the Initial Period:

•   For service of 55nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out.

•   For service of 90nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out.

•   For service of 130nm: [*****] yen per one product tape-out and [*****] yen per one layer for a revision to a product tape-out. ; provided, however, that the Parties will discuss semi-annually in good faith reducing the above prices applicable during the every semi-annual period following the Initial Period.

	(c) Term	REL shall provide the OPC Processing Services until March 31, 2017; provided, however, that RSP may, during such period, terminate the entrustment of the OPC Processing Services by sending a one-month prior notice to REL.

4. Intellectual Property Rights, etc.

All Intellectual Property Rights created in the course of, or as a result of, the Development Services, the Consulting Services and the OPC Processing Services (“Developed IP”) are deemed to be created, obtained, and acquired exclusively for and on behalf of REL, and REL owns all rights, title and interests therein and thereto. REL grants RSP and its Affiliates the license concerning such Developed IP under the agreements set forth below:

LCD Process Technology License Agreement: Process technologies developed by Development Services

SRAM (static random access memory) and NVM (non-volatile memory) cells delivered as a result of Development Services (1.(a)(iii))

MASK DA and VEC with regard to the 55nm LCD process delivered as a result of Development Services (1.(a)(iv))

[*****] Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

3

License Agreement (REL Tool):

IP Core delivered as a result of Development Services (1.(a)(i))

PDK delivered as a result of Development Services (1.(a)(ii))

ESD Design Manuals delivered as a result of Consulting Services (2.(a)(iv))

For a period of one year starting from the date of delivery of each deliverable which contains such Developed IP under this Agreement, REL agrees not to license Developed IP which is contained in the deliverable to a third party for the purpose of such third party to design, manufacture or sell LCD driver products or touch controller IC; provided, however, that the restriction hereunder shall not apply to the licensing of patents to a third party pursuant to any pre-existing agreements.

5. Others	Other terms and conditions (including indemnification, limitation of liability, etc.) are to come by the Effective Date upon agreement between Spade and REL.

4

Exhibit F

Terms of Sublease Agreement

Sublease Agreement Assumption

The Parties shall negotiate the Sublease Agreement based on the following assumptions.

(1) As of the Effective Date, the premises where RSP are subleasing from REL, and the approximate number of employees of RSP located therein are as follows:

Office	Premises	Approx. No. of Employees

Nippon Building Office	Nippon Building, 2-6-2, Otemachi, Chiyoda-ku, Tokyo Area: 130.50 m2 the total area (32,628.79 m2)	14

Musashi Office	Renesas Electronics Corporation, Musashi Office (the main building) 4th and 6th floors, 5-20-1, Josuihoncho, Kodaira-shi, Tokyo Area: 1244.16 m2 of the total area (39,616.78 m2)	200 or so

Osaka Office	Meiji Yasuda Seimei Osaka Midosuji Building, 4-1-1, Fushimimachi, Chuo-ku Osaka-shi, Osaka Area: 9.00 m2 of the total area (1,501.01 m2)	2

(2)	Employees of RSP at Musashi Office will be isolated from the offices of REL at the Closing. They may be in the same premises, or a building near thereby.

(3)	Employees of RSP at Nippon Building Office will be moved-out on or after the Closing, as soon as possible. REL and Purchaser Parent acknowledge that it would be efficient to have:

(i)	these employees moved-out from Nippon Building on the Closing, in order to eliminate the additional cost to segregate the IT system at Nippon Building; and

(ii)	most of these employees (who engage in sales activities) in center of Tokyo

(4)	Employees of RSP at Osaka Office will be moved out from the current Osaka Office shortly after the Closing.

Exhibit G

Articles of Incorporation of RSP

[OMITTED]*

*	A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibit H

Articles of Incorporation of RSP-TW

[OMITTED]*

*	A copy of this exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibit I

Financial Statements

Financial Statements

(i) Unaudited consolidated balance sheets and statements of income, and cash flow as of and for the fiscal year ended on March 31, 2014

Unaudited consolidated balance sheets
(JPY mm)		(Fiscal year ended on March 31, 2014)
Assets		Liabilities
Cash and cash equivalents	22,067	Trade payables	3,365
Trade receivables	8,882	Other accounts payable	581
Other accounts receivable	212	Other accounts payable (PPE)	210
Inventories	321	Income tax payable	4,884
Tangible fixed assets	381	Consumption tax payable	462
Intangible fixed assets	49	Other current liabilities	362
Deferred tax assets	620	Other fixed liabilities	76

Other assets	97	Total liabilities	9,940

		Shareholders’ equity
		Capital stock	5,000
		Retained earnings	17,349
		Foreign currency translation adjustment	(24)
		Minority interest	365

		Total shareholders’ equity	22,689

Total assets	32,629	Total liabilities & shareholders’ equity	32,629

i

Unaudited statements of income
(JPY mm)	(Fiscal year ended on March 31, 2014)
Sales	65,908
COGS	(42,653)

Gross profit	23,255
Employee cost	(2,517)
Selling cost	(132)
Transportation cost	(124)
R&D cost	(1,528)
Outsourcing cost	(3,305)
Paid-development fee	673
IP related cost	(283)
Others	(274)
SG&A	(7,490)

Operating profit	15,765
Non-operating profit/loss	605
Extraordinary profit/loss	—

Income before taxes	16,370
Taxes	(6,203)
Profit/ loss of minority interests	(51)

Net income	10,117

Unaudited statements of cash flow

(JPY mm)	(Fiscal year ended on March 31, 2014)
Income before taxes	16,370
Depreciation and Amortization	410
Change in trade receivables	(1,541)
Change in inventories	77
Change in other accounts receivable	91
Change in deferred tax assets	(248)
Change in trade payables	437
Change in consumption tax payable	(32)
Income taxes paid	(4,649)
Others	305

Operating cash flow	11,220
Capital expenditure	(558)
Change in other accounts payable (PPE)	(19)

Investing cash flow	(577)

Free cash flow	10,643

Cash and cash equivalents	22,067

(ii)	Interim Balance Sheet as of April 30, 2014

Interim Balance Sheet

(April 30, 2014)

(JPY mm)
Assets		Liabilities
Cash and cash equivalents	20,654	Trade payables	4,470
Trade receivables	12,689	Other accounts payable	357
Other accounts receivable	173	Other accounts payable (PPE)	204
Inventories	411	Income tax payable	5,345
Tangible fixed assets	372	Consumption tax payable	601
Intangible fixed assets	49	Other current liabilities	414
Deferred tax assets	620	Other fixed liabilities	83

Other assets	157	Total liabilities	11,474

		Shareholders’ equity
		Capital stock	5,000
		Retained earnings	18,301
		Foreign currency translation adjustment	(24)
		Minority interest	373

		Total shareholders’ equity	23,651

Total assets	35,125	Total liabilities & shareholders’ equity	35,125

Exhibit J

Form of Foundry Services Agreement

[Form of] LCD Driver Foundry Agreement

THIS LCD Driver Foundry Agreement, together with all appendices hereto (“AGREEMENT”) is made and entered into as of the [] day of October, 2014, by and between Renesas SP Drivers, Inc. (“RSP”), a corporation duly organized and existing under the laws of Japan and having its registered office at 20-1 Josuihon-cho, 5chome, Kodaira-shi, Tokyo, Japan; and Powerchip Technology Corp. (“POWERCHIP”), a corporation duly organized and existing under the laws of the Republic of China (ROC) and having its registered office at No.12, Li-Hsin Road 1, Hsinchu Science Park, HsinChu, Taiwan, R.O.C.

RSP and POWERCHIP are hereinafter referred to individually as a “PARTY”, and collectively as the “PARTIES”.

WITNESSETH

WHEREAS, RENESAS (“REL”), POWERCHIP, RSP and Synaptics Incorporated (“SYNAPTICS”) entered into STOCK PURCHASE AGREEMENT as of June 11, 2014 under which SYNAPTICS causes its subsidiary to purchase the shares of RSP owned by RENESAS and POWERCHIP;

WHEREAS, RSP is desirous of ordering wafer foundry service for the PRODUCTS (“BUSINESS”) from POWERCHIP; and

WHEREAS, POWERCHIP is desirous of providing the BUSINESS for RSP.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the PARTIES hereto agree as follows:

ARTICLE 1 DEFINITION

For purposes of this AGREEMENT, capitalized terms shall have the meanings set forth in the preamble, recitals and as set forth below:

1.1	“ACCEPTANCE CRITERIA” shall mean specification of PRODUCTS set forth in the PURCHASING SPECIFICATION, as may be amended by the PARTIES from time to time during the technical meeting to be held by the PARTIES pursuant to Section 6.2.

1.2	“AFFILIATE” shall mean (a) any company directly or indirectly controlling a Party, or (b) any company directly or indirectly controlled by a Party, or (c) any company directly or indirectly under common control with a Party, through ownership of a majority of shareholdings, or ownership of a majority of voting right of the entity or personnel, or agreements.

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1.3	“CHANGE” shall mean any change to or modification of the PURCHASING SPECIFICATION, including, without limitation, changes, modifications or alteration of the process rules or material, manufacturing equipment, jigs or tooling specified therein.

1.4	“CONFIDENTIAL INFORMATION” shall mean any information which is embodied in any documents, drawings, specifications, test tapes, masks, data, data bases, patterns, models, samples, software, computer outputs or other materials, records or information, whether in written or oral form, of a business, financial, transactional or technical nature, including but not limited to transactional details such as invoices and purchase orders, which is marked or otherwise indicated or known to be of a confidential nature and which may be disclosed by the disclosing PARTY to the receiving PARTY for the purpose of this AGREEMENT. If CONFIDENTIAL INFORMATION is disclosed orally or visually, such CONFIDENTIAL INFORMATION shall be declared prior to the disclosure as being confidential and further identified and summarized in writing by the disclosing PARTY within thirty (30) days of such disclosure in order to be treated as CONFIDENTIAL INFORMATION. Notwithstanding the foregoing, all MASKS, PROBE CARDS, TEST PROGRAMS and TECHNICAL INFORMATION shall be deemed CONFIDENTIAL INFORMATION whether or not specifically marked or indicated to be of a confidential nature.

1.5	“DEFAULTING PARTY” shall have the meaning in Section 16.3.

1.6	“DEFECTIVE PRODUCTS” shall have the meaning in Section 12.2.

1.7	“DELIVERY” shall mean delivery of PRODUCTS on FCA (Incoterms 2000, as may be amended from time to time) (Taiwan Tao Yuan International Airport) basis or designated warehouse in Taiwan, as specified in each PURCHASE ORDER.

1.8	“DELIVERY SCHEDULE” shall mean the delivery schedule discussed in the MONTHLY BUSINESS REVIEW and outlined in a Purchase Order that sets forth the quantity of PRODUCTS for Delivery from POWERCHIP as well as the delivery dates therefor.

1.9	“DERIVATIVE CODE” shall mean the individual code used for the final metal layer.

1.10	“EFFECTIVE DATE” shall mean the day and year first written above.

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1.11	“INTELLECTUAL PROPERTY RIGHTS” shall mean the following:

(i)	All national and regional patents, utility models, design patents and certificates of invention as well as all published applications to the extent they convey legally enforceable rights and all continuations, reissues and divisions thereof, which are related to the design, manufacture, use and sale of the PRODUCTS;

(ii)	Copyrights in all countries of the world for such works protected by copyrights including, but not limited to computer programs, data bases, handbooks and manuals;

(iii)	Mask work rights in all countries of the world; and

(iv)	Trade secrets and/or know-how of any kind.

1.12	“INSTALLATION” shall have the meaning set forth in Section 3.2.

1.13	“MASK(S)” shall mean any physical mask(s) listed in the PURCHASING SPECIFICATION used for the manufacture of the PRODUCTS.

1.14	“MASS PRODUCTION NOTICE” shall mean the notice that RSP may send to POWERCHIP pursuant to Section 3.3.3 (i).

1.15	“MASS PRODUCTION PHASE” shall mean the period commencing on the date that RSP sends POWERCHIP the MASS PRODUCTION NOTICE.

1.16	“MASS PRODUCTION PRODUCT” shall mean any PRODUCT(S) in the form of wafers, which are manufactured by POWERCHIP during the MASS PRODUCTION PHASE in accordance with the provisions of Section 3.4 and which shall have or contain RSP MARK as specified by the PURCHASING SPECIFICATION.

1.17	“MASTER CODE” shall mean the common code for each product used until the final metal layer.

1.18	“METAL OPTION NOTIFICATION” shall have the meaning set forth in Section 4.4.

1.19	“MONTHLY BUSINESS REVIEW” shall mean the monthly discussion between the PARTIES set forth in Section 6.1.

1.20	“NON-DEFAULTING PARTY” shall have the meaning set forth in Section 16.3.

1.21	“PROBE CARD(S)” shall mean any wafer sort probe card(s) listed in the PURCHASING SPECIFICATION used for the manufacture of the PRODUCTS.

1.22	“PRODUCTION LINE” shall have the meaning set forth in Section 3.2.

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1.23	“PRODUCT(S) “ shall mean LCD-Driver products based on 130nm, 90nm, 55nm and other technology node design rule as set forth in the PURCHASING SPECIFICATION in the form of wafers including MASS PRODUCTION PRODUCTS, RISK PRODUCTION PRODUCTS and SAMPLES which are manufactured by POWERCHIP according to the PURCHASE ORDER from RSP. PRODUCTS shall be manufactured by using MASKS and tested in accordance with the PURCHASING SPECIFICATION and which shall have or contain RSP MARK as specified by the PURCHASING SPECIFICATION.

1.24	“POWERCHIP IMPROVEMENTS” shall have the meaning set forth in Section 11.1.

1.25	“PURCHASE ORDER” shall have the meaning set forth in Section 4.2.

1.26	“PURCHASE PRICE” shall have the meaning set forth in Section 8.1.

1.27	“PURCHASING SPECIFICATION” shall mean specifications for PRODUCTS agreed by the PARTIES.

1.28	“QUALIFICATION PHASE” shall mean the period from the EFFECTIVE DATE until the date of the MASS PRODUCTION NOTICE.

1.29	“QUALIFICATION PROCEDURE” shall mean the procedure to confirm whether the SAMPLES of PRODUCTS meet the PURCHASING SPECIFICATION.

1.30	“RELIABILITY TEST” shall mean the tests set forth in the PURCHASING SPECIFICATION that determine whether three (3) non-consecutive lots of SAMPLES can successfully operate in accordance with the conditions set forth in PURCHASING SPECIFICATION. Both PARTIES agree to discuss the test items and conditions pursuant to PURCHASING SPECIFICATION in good faith.

1.31	“RSP MARK” shall mean :(i) an electrically distinguishing code associated with RSP that unambiguously denotes RSP as the manufacturer of PRODUCT; and (ii) RSP’ trademark, logo, RSP’ product number and any other marks or legends associated with RSP that denotes RSP as the manufacturer of PRODUCT, as set forth in the PURCHASING SPECIFICATION.

1.32	OMMITTED

1.33	“RISK PRODUCTION PRODUCT” shall mean SAMPLES, which passed the test using probe cards pursuant to the PURCHASING SPECIFICATION.

1.34	“SAMPLES” shall mean any PRODUCT(S) in the form of wafers, which are manufactured by POWERCHIP by conducting the full process of the PRODUCTION LINE during the QUALIFICATION PHASE using MASKS and in accordance with the provisions of Section 3.3.

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1.35	“SCHEDULE” shall mean the time schedule that set forth in APPENDIX A which may be amended upon mutual agreement by PARTIES.

1.36	“SUBSIDIARY(IES)” shall mean a corporation or other entity of which RSP or POWERCHIP now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stocks or rights, provided, however, that such corporations and other entities shall be regarded as SUBSIDIARIES only so long as such ownership or control exists.

1.37	“SUPPLIES” shall mean any material and samples furnished to POWERCHIP by RSP for the purpose of this AGREEMENT including, MASKS and TEST PROGRAMS.

1.38	“REL TECHNICAL INFORMATION” shall mean any and all technical information relating to the PRODUCTS provided to POWERCHIP by REL, including the information and specifications contained in the PURCHASING SPECIFICATION, that is necessary to manufacture, use and sell PRODUCTS. In addition, REL TECHNICAL INFORMATION shall include all other information that REL may disclose during the course of the technical assistance and training.

1.39	“RSP TECHNICAL INFORMATION” shall mean any and all technical information relating to the PRODUCTS provided to POWERCHIP by RSP, including the information and specifications contained in the PURCHASING SPECIFICATION, that is necessary to manufacture, use and sell PRODUCTS. In addition, RSP TECHNICAL INFORMATION shall include all other information that RSP may disclose during the course of BUSINESS.

1.40	“TECHNICAL INFORMATION” shall mean REL TECHNICAL INFORMATION and RSP TECHNICAL INFORMATION.

1.41	“TEST PROGRAM(S)” shall mean any computer programs used for the wafer sort and the evaluation programs of the PRODUCTS as set forth in the PURCHASING SPECIFICATION.

1.42	“WARRANTY PERIOD” shall have the meaning set forth in Section 12.1.

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ARTICLE 2 SUPPLIES AND TECHNICAL ASSISTANCE

2.1	MASKS. POWERCHIP shall promptly supply RSP with all information RSP requires to have MASKS produced for use by POWERCHIP in accordance with this AGREEMENT. After receiving such information and in accordance with the SCHEDULE, RSP shall provide set of MASK(S) to POWERCHIP including revisions to any MASK that is included in such set of MASK(S) at no charge to POWERCHIP. POWERCHIP shall use all MASKS solely for the purpose of manufacturing and supplying PRODUCTS to RSP pursuant to this AGREEMENT. In the event the MASKS become damaged due to negligence of POWERCHIP, POWERCHIP shall repair the damage at its own expense. Except for the information of POWERCHIP contained in the MASK(S), all rights in, and title to the MASK(S) including revisions to any MASK that is included in such set of MASK(S) and the information contained therein shall remain in RSP.

2.2	TEST PROGRAMS. In accordance with the SCHEDULE, RSP shall initially provide POWERCHIP with the then current TEST PROGRAM(S) at no charge to POWERCHIP. Thereafter, RSP will provide POWERCHIP with updates to the TEST PROGRAM(S) if and when such updates become available at no charge to POWERCHIP. POWERCHIP may not modify the TEST PROGRAMS without RSP’ prior written consent. POWERCHIP shall use all TEST PROGRAMS and modifications thereto solely for the purpose of manufacturing and supplying PRODUCTS to RSP pursuant to this AGREEMENT. All rights in and title to the TEST PROGRAMS and modifications thereto shall remain in RSP.

2.3	Technical Assistance. Upon POWERCHIP’s prior reasonable written request and at POWERCHIP’S expense, or upon notice to POWERCHIP by RSP and at RSP’S expense, RSP may dispatch its engineers to POWERCHIP’s facility including the PRODUCTION LINE in Taiwan during INSTALLATION for the purposes of providing technical assistance pursuant to this AGREEMENT. POWERCHIP shall furnish RSP with data or materials, and shall cooperate with RSP in any reasonable manner required by RSP, in connection with such technical assistance and more generally in connection with the production control and quality assurance for the PRODUCTS. All information disclosed by POWERCHIP in connection with any technical assistance that may be conducted by RSP shall be treated as CONFIDENTIAL INFORMATION. POWERCHIP shall use all CONFIDENTIAL INFORMATION solely for the purpose of manufacturing and supplying PRODUCTS to RSP pursuant to this AGREEMENT. Any technical assistance that RSP may conduct pursuant to this AGREEMENT shall not relieve POWERCHIP of any of its obligations under this AGREEMENT, including, but not limited to, manufacturing and supplying PRODUCTS to RSP that fully conform to the PURCHASING SPECIFICATION.

6

2.4	Language. All technical assistance furnished in accordance with this Article 2 shall be provided in the Japanese or English language(s), depending on availability at RSP.

2.5	Return of Supplies. Unless otherwise agreed by the PARTIES, POWERCHIP shall be responsible for the maintenance and safe keeping of SUPPLIES. POWERCHIP shall return all SUPPLIES to RSP promptly upon RSP’ request or the expiration or termination of this AGREEMENT.

2.6	OMMITTED

2.7	Cost of Full Test Run Lot. Without limiting the generality of the foregoing Sections 2.1, 2.2, and 2.3, RSP shall bear any and all costs and expenses in connection with POWERCHIP’s full test run (“Hon-ban”) lot of the PRODUCTS, including costs for materials, engineering and process. If another full test run is needed due to process failure or POWERCHIP non-conformance, then POWERCHIP will bear cost of the subsequent full test runs.

ARTICLE 3 MANUFACTURING START-UP AND MASS PRODUCTION

3.1	Use of TECHNICAL INFORMATION. POWERCHIP shall have the sole responsibility to install, properly implement and use all TECHNICAL INFORMATION in accordance with the SCHEDULE so as to be able to manufacture and supply RSP with PRODUCTS pursuant to this AGREEMENT.

3.2	INSTALLATION and Maintenance of PRODUCTION LINE.

3.2.1	At POWERCHIP’s sole cost and expense (including, but not limited to, costs and expense of its own engineers), POWERCHIP shall:

(i)	procure, prepare and install production lines using the TECHNICAL INFORMATION including production lines at its facility or at such other facility in Taiwan as may be agreed in writing by RSP (“PRODUCTION LINE”) and, procure, prepare and install all equipment, jigs, tooling, materials and other resources (other than the SUPPLIES) necessary for the PRODUCTION LINE;

(ii)	procure, prepare, install and qualify for operation PRODUCTION LINE and all manufacturing equipment, jigs and tooling (other than SUPPLIES) that are necessary to manufacture PRODUCTS on the PRODUCTION LINE in accordance with the PURCHASING SPECIFICATION and the SCHEDULE (“INSTALLATION”); and

(iii)	operate and maintain the PRODUCTION LINE in accordance with the provisions of this AGREEMENT, including all CHANGES made pursuant to Article 9 and, operate and maintain all manufacturing equipment, jigs and tooling (other than SUPPLIES) necessary for the PRODUCTION LINE.

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3.3	QUALIFICATION PHASE.

3.3.1	POWERCHIP shall, in accordance with the SCHEDULE and in accordance with PURCHASE ORDERS submitted by RSP to POWERCHIP pursuant to Article 4, manufacture such quantity of SAMPLES and/or RISK PRODUCTION PRODUCTS and provide RSP with such SAMPLES.

3.3.2	RSP shall use the QUALIFICATION PROCEDURE to evaluate and confirm whether the SAMPLES and/or RISK PRODUCTION PRODUCTS meet the PURCHASING SPECIFICATION. Upon written request by RSP, POWERCHIP may conduct portions of such evaluations using the QUALIFICATION PROCEDURE as requested by RSP and in such case, POWERCHIP shall provide RSP a detailed report in writing describing the results of such evaluation.

3.3.3	If the SAMPLES and/or RISK PRODUCTION do not conform to the PURCHASING SPECIFICATION, POWERCHIP shall exercise best efforts to correct all failures in order to meet the PURCHASING SPECIFICATION and thereafter POWERCHIP shall again manufacture such quantity of SAMPLES as the PARTIES may agree which SAMPLES shall be again be evaluated as set forth in Section 3.3.2. Each PARTY’S obligations set forth in Sections 3.3.1-3.3.3 shall continue until (i) RSP and POWERCHIP determine that the SAMPLES and RISK PRODUCTION PRODUCTS meet the PURCHASING SPECIFICATION and RSP notifies POWERCHIP in writing that the SAMPLES and RISK PRODUCTION PRODUCTS are in full compliance with the PURCHASING SPECIFICATION (“MASS PRODUCTION NOTICE”), or (ii) POWERCHIP fails to manufacture SAMPLES and/or RISK PRODUCTION PRODUCTS that meet the PURCHASING SPECIFICATION within ninth month after the first test run or after five hundred (500) test run wafers are consumed, whichever comes earlier.

3.3.4	Upon the occurrence of the event specified in Section 3.3.3(ii), the PARTIES shall meet and discuss in good faith what actions POWERCHIP should take.

3.3.5	POWERCHIP shall test all SAMPLES and RISK PRODUCTION PRODUCTS in accordance with such tests set forth in the PURCHASING SPECIFICATION as may be specified by RSP prior to shipping SAMPLES and/or RISK PRODUCTION PRODUCTS to RSP. At RSP’s request, POWERCHIP shall provide RSP with WAT (WAFER ACCEPTANCE TEST), PCM (PROCESS CONTROL MONITOR) for SAMPLES and RISK PRODUCTION PRODUCTS, provided that such test services are under the scope of PURCHASE ORDERS.

8

3.4	MASS PRODUCTION PHASE.

3.4.1	During the MASS PRODUCTION PHASE, POWERCHIP shall manufacture and deliver MASS PRODUCTION PRODUCTS in accordance with PURCHASE ORDERS submitted by RSP to POWERCHIP pursuant to Article 4. During the MASS PRODUCTION PHASE, POWERCHIP shall manufacture and deliver all MASS PRODUCTION PRODUCTS pursuant to this AGREEMENT and in accordance with the PURCHASING SPECIFICATION unless otherwise agreed by the Parties.

3.4.2	During the MASS PRODUCTION PHASE, POWERCHIP shall test all MASS PRODUCTION PRODUCTS in accordance with PURCHASING SPECIFICATION prior to shipping the PRODUCTS. At RSP’s request, POWERCHIP shall provide RSP with WAT (WAFER ACCEPTANCE TEST), PCM (PROCESS CONTROL MONITOR) for the MASS PRODUCTION PRODUCTS, provided that such test services are under the scope of PURCHASE ORDERS.

3.4.3.	During the MASS PRODUCTION PHASE, RSP may engage a third party to perform test services.

ARTICLE 4 FORECASTS AND PURCHASE ORDERS

4.1	FORECAST.

(a)	RSP shall use commercially reasonable efforts to provide POWERCHIP in writing with a rolling six (6) month forecast (“FORECAST”). Such FORECASTs are for production planning purposes only and shall be non-binding on both Parties. Only the Purchase Orders constitute contract relationship between the Parties, the Buyer bears no liability to purchase Products in strict compliance with the FORECASTs.

(b)	POWERCHIP shall provide RSP with:

(i) POWERCHIP’s projected monthly output capability for the FORECAST period;

(ii) POWERCHIP’s projected yield for the FORECAST period; and

(iii) POWERCHIP information necessary for calculating the PURCHASE PRICE.

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4.2	PLACING PURCHASE ORDERS. RSP or its Subsidiaries or Affiliates may order PRODUCTS by placing individual purchase orders to POWERCHIP (“PURCHASE ORDER”), which shall be acknowledged or objected to by POWERCHIP as set forth in Section 4.3. The PURCHASE ORDER shall set forth the type of PRODUCTS by their MASTER CODES, the quantities thereof, DELIVERY SCHEDULE, method of shipment, place of DELIVERY and PURCHASE PRICE. The provisions set forth in this AGREEMENT shall apply to all PURCHASE ORDERS. In the event of an inconsistency between the terms and conditions of this AGREEMENT and those of any PURCHASE ORDER the terms of the Agreement shall prevail unless otherwise agreed by the PARTIES.

4.3	Acknowledgement of PURCHASE ORDERS. POWERCHIP shall send to RSP, POWERCHIP’s acknowledgement of all PURCHASE ORDERS within twenty four (24) hours after the PURCHASE ORDER is issued. If POWERCHIP fails to send such acknowledgement or object to a PURCHASE ORDER within twenty four (24) hours after receiving the PURCHASE ORDER, the PURCHASE ORDER shall be deemed to have accepted by POWERCHIP. POWERCHIP may require RSP to modify PURCHASE ORDERS if the PURCHASE ORDERS are not in accordance with the FORECAST.

4.4	OMMITTED

4.5	Change of PURCHASE ORDERS. In the event RSP requests to change PURCHASE ORDER, the PARTIES shall engage in good-faith negotiations and consultation. If POWERCHIP fails to send acknowledgement or object to such RSP’ request within twenty four (24) hours after receiving such request such request shall be deemed accepted by POWERCHIP. In case that POWERCHIP accepts such change, POWERCHIP shall be reimbursed for any actual increase of costs and direct expense necessary to accommodate such change.

4.6	Cancellation of PURCHASE ORDERS. In the event that RSP request to cancel PURCHASE ORDER at any time before the delivery, the PARTIES shall engage in good-faith negotiations and consultation. In the event RSP requests to cancel the PURCHASE ORDER, POWERCHIP agrees to stop said production; provided that RSP shall compensate POWERCHIP for the PURCHASE ORDER based on the prorated wafer price for POWERCHIP’s process steps already taken before such cancellation. Such amount shall not exceed the price set forth in such PURCHASE ORDER.

4.7	Hold of PURCHASE ORDERS. The PRODUCT(S) should be delivered based on the DELIVERY SCHEDULE outlined in the Purchase Order. If RSP does not accept DELIVERY of the MASS PRODUCTION PRODUCT(S) in the PRODUCTION LINE, RSP should compensate the prorated wafer price based on the process steps have been performed.

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4.8	Capacity Commitment. Both PARTIES agree to discuss in good faith the supply volume over the production capacity for PRODUCTS considering the business situation and conditions as required. Within ten (10) days after receipt of the FORECAST, POWERCHIP shall provide RSP with a written plan detailing POWERCHIP’s available manufacturing capacity for the forecast period (the “CAPACITY PLAN”).

(a) POWERCHIP shall use commercially reasonable efforts to provide [*****] percent ([*****]%) of the FORECAST and additional capacity as requested and as available. If RSP requires more capacity than provided in the CAPACITY PLAN, the Parties shall cooperate in good faith to resolve RSP’s additional capacity requirements.

(b) POWERCHIP shall provide RSP prompt written notice if POWERCHIP becomes aware of any circumstance which may constrain its capacity to manufacture Contract Wafers in accordance with the then current FORECAST. If POWERCHIP’s manufacturing capacity to manufacture products for RSP is constrained for any reason, POWERCHIP will treat RSP as it does its other sole sourced customers and with the same priority as such customers, without regard to wafer pricing.

ARTICLE 5 DELIVERY, INVOICES AND NOTICE OF CLAIMS

5.1	Title and Risk of Loss. Title and risk of loss or damage to PRODUCTS shall pass from POWERCHIP to RSP upon DELIVERY.

5.2	DELIVERY. POWERCHIP shall deliver all PRODUCTS in accordance with the DELIVERY SCHEDULE. POWERCHIP shall also submit to RSP an eight (8) weeks shipping schedule every week that sets forth POWERCHIP’s estimation of the weekly DELIVERY of PRODUCTS weekly covered by such schedule, identifying the quantity and type of PRODUCT POWERCHIP will deliver.

5.3	Invoices. POWERCHIP shall send RSP its invoice for the PURCHASE PRICE of PRODUCTS upon DELIVERY.

5.4	Delays in DELIVERY and Failure to Deliver.

5.4.1	POWERCHIP shall notify RSP as soon as possible in writing of the existence, or threat, of any delay in the DELIVERY of any PRODUCTS and the cause thereof, including any events set forth in Section 17.8. POWERCHIP shall take all actions necessary to minimize the effect of all delays on RSP, including, if necessary delivering PRODUCTS to RSP each day of the week. POWERCHIP shall also consult with RSP to analyze the causes of any delays and shall take all necessary and reasonable measures to prevent recurrence of any delays.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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5.4.2	If POWERCHIP fails to deliver PRODUCTS in accordance with the DELIVERY SCHEDULE applicable thereto, both PARTIES shall discuss in good faith for the treatment and, in case that such delivery discrepancy is attributable to POWERCHIP, POWERCHIP shall compensate the damages so incurred by RSP.

5.5	Notice of Claims. If RSP discovers any discrepancies between the quantities or types (model numbers) of PRODUCTS set forth in an invoice issued by POWERCHIP and the actual quantities or type of PRODUCTS delivered by POWERCHIP, RSP shall submit a claim for such discrepancy to POWERCHIP within two (2) months from the date of DELIVERY of the PRODUCTS. POWERCHIP shall deliver to RSP such quantities and types of PRODUCTS as set forth in RSP’s claim, at POWERCHIPs expense, within thirty (30) days after the date of such claim.

ARTICLE 6 MEETINGS

6.1	MONTHLY BUSINESS REVIEW. During the MASS PRODUCTION PHASE, the PARTIES shall discuss the items that each PARTY is to provide to the other PARTY pursuant to Section 4.1 and discuss such other actions and items as may be required to support this AGREEMENT on monthly basis.

6.2	Technical Meeting. The PARTIES shall hold periodic meetings when needed to discuss technical issues concerning this AGREEMENT.

ARTICLE 7 DISPOSAL OF SCRAP PRODUCTS

7.1	Disposal of Defective Products.

Regarding all wafers for PRODUCTS that fails to meet the PURCHASING SPECIFICATION, POWERCHIP shall destroy and dispose all such wafers, at POWERCHIP’s expense and take measures to ensure that none of such defective wafers be diverted for any use including, without limitation, use as partially useable products, when disposing of such wafers;

7.2	Disposal of Unacceptable Products.

Regarding all wafers for PRODUCTS that RSP rejects due to agreed cancellation, upon RSP’ request, POWERCHIP shall destroy and dispose all such wafers and take measures to ensure that none of such defective wafers be diverted for any use including, without limitation, use as partially useable products, when disposing of such wafers;

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7.3	No obligation to Purchase Defective Products.

The PARTIES agree that RSP shall have no obligation to purchase or take any PRODUCTS manufactured by POWERCHIP that fail to meet the PURCHASING SPECIFICATION as stipulated in Section 7.1 except for the case that the defect is caused by RSP. Notwithstanding the foregoing, RSP may ask POWERCHIP to deliver to RSP samples of such defective PRODUCTS, on condition that such shipment related expenses shall be borne by RSP. Regarding the defective PRODUCTS for which the defect is caused by RSP, both PARTIES shall discuss in good faith detailed treatment for such defective PRODUCTS.

ARTICLE 8 PRICES AND PAYMENT

8.1	PURCHASE PRICE. The purchase price for PRODUCTS to be purchased by RSP pursuant to this AGREEMENT shall be the purchase price agreed by the Parties based on the quotation provided by POWERCHIP through emails, as updated or amended from time-to-time by the Parties (“PURCHASE PRICE”).

8.2	Payment of PURCHASE PRICE. RSP shall pay POWERCHIP the PURCHASE PRICE for PRODUCTS within [*****] ([*****]) days of an invoice therefore. The invoice will be issued no earlier than the delivery of PRODUCTS.

8.3	Payment Mechanism and Interest on Late Payments. Except as otherwise agreed upon by the PARTIES all payments to be made by the PARTIES pursuant to this AGREEMENT shall be made in U.S. Dollars by means of wire transfer to such bank and bank account as designated by the PARTY to receive payment. If the day payment is due is not a working day of either PARTY, the paying PARTY shall make payment on the following first working day.

8.4	Payment of Taxes. Except as otherwise provided for in this Agreement, all taxes and other governmental charges of any nature whatsoever relating to or arising out of this AGREEMENT, shall be paid, to the extent the applicable PARTY may legally do so, (i) by RSP when such charges are imposed under the laws of Japan or any political subdivision thereof, and (ii) by POWERCHIP when such charges are imposed under the laws of any other country or political subdivision thereof.

ARTICLE 9 CHANGES

9.1	RSP Proposed CHANGES. If RSP desires to make a CHANGE, RSP shall send a written notice to POWERCHIP advising POWERCHIP of the proposed CHANGE and the reasons therefore. After POWERCHIP’s receipt of such notice, the PARTIES shall discuss diligently and in good faith POWERCHIP’s implementation of such proposed CHANGE. If POWERCHIP consents to such proposed CHANGE, the PURCHASING SPECIFICATION shall be revised to reflect such CHANGE and POWERCHIP shall implement such CHANGE within such period as the PARTIES may agree.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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9.2	POWERCHIP Proposed CHANGES. POWERCHIP shall comply with all procedures applicable to CHANGES set forth in the PURCHASING SPECIFICATION including production fabrication plant change. In addition, if POWERCHIP desires to make a CHANGE, POWERCHIP shall first conduct an investigation with due care to confirm that the implementation of such CHANGES would not result in the use of any INTELLECTUAL PROPERTY RIGHTS owned or controlled by any third party.

9.3	COSTS RELATING TO CHANGE. POWERCHIP shall be responsible for cost resulting from the modifications aims at the yield, throughput improvement of the PRODUCTS and fabrication plant change arising from the change, provided that such change is solely attributable to POWERCHIP. Notwithstanding the foregoing, if MASK and TEST PROGRAM are changed in whole, based on written demand of RSP, RSP shall provide POWERCHIP with such revised MASK and TEST PROGRAM with RSP’ responsibility and cost.

9.4	RSP Approval of POWERCHIP Proposed CHANGES. If, as the result of the investigation described in Section 9.2, POWERCHIP believes that the implementation of CHANGES could result in the use of any INTELLECTUAL PROPERTY RIGHTS owned or controlled by any third party but still desires to implement any such CHANGES, it shall first submit a written proposal to RSP describing the proposed CHANGES, the reasons for implementing such CHANGES, and the third party INTELLECTUAL PROPERTY RIGHTS which may be used by such CHANGES for RSP’ consideration. POWERCHIP shall not employ any such CHANGES, which POWERCHIP believes could result in the use of any third party INTELLECTUAL PROPERTY RIGHTS in the manufacture of PRODUCTS unless and until it receives RSP’ written approval to do so.

ARTICLE 10 CONFIDENTIAL TREATMENT

10.1	Confidentiality Obligations. In the event it becomes necessary during the course of this AGREEMENT for a PARTY to disclose CONFIDENTIAL INFORMATION to the other, the receiving PARTY agrees not to disclose, under any circumstances, the disclosing PARTY’S CONFIDENTIAL INFORMATION to any third party whether an individual, corporation, or other entity including its affiliated company(ies) and/or SUBSIDIARY(IES) without the prior written consent of the disclosing PARTY and will limit its disclosure to its employees having a need to know such CONFIDENTIAL INFORMATION. Nor will the receiving PARTY use the disclosing PARTY’S CONFIDENTIAL INFORMATION for any purpose other than those set forth in this AGREEMENT. The receiving PARTY shall use the same degree of care as it uses to protect its own CONFIDENTIAL INFORMATION, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of CONFIDENTIAL INFORMATION. Upon expiration or termination of this AGREEMENT, the receiving PARTY shall return all the other PARTY’s CONFIDENTIAL INFORMATION to the other PARTY including, without limitation, all TECHNICAL INFORMATION. The obligations of this Article 10 shall survive any termination of this AGREEMENT or any rights granted hereunder.

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10.2	Exceptions. The obligation herein shall not apply to any information which: (a) was generally available to the public before disclosure to the receiving PARTY; (b) becomes generally available to the public other than by a breach of this AGREEMENT by the receiving PARTY; (c) is rightfully received by the receiving PARTY from a third party without confidential limitations; (d) is independently developed by or for the receiving PARTY by individuals who have not received directly or indirectly the disclosing PARTY’S CONFIDENTIAL INFORMATION disclosed under this AGREEMENT; (e) was known to the receiving PARTY prior to the receipt of same from disclosure; or (f) is hereafter disclosed by the disclosing PARTY to a third party without restriction of disclosure.

10.3	TECHNICAL INFORMATION Disclosed to Third Parties. Notwithstanding the foregoing, in the event POWERCHIP discloses TECHNICAL INFORMATION to subcontractors including its AFFILIATES and/or SUBSIDIARY(IES), POWERCHIP shall ensure that such TECHNICAL INFORMATION be used only for the purposes of this AGREEMENT by the subcontractor, and have the subcontractor return to POWERCHIP all TECHNICAL INFORMATION provided by POWERCHIP to them upon the expiration or termination of this AGREEMENT or termination of POWERCHIP’s agreement with such subcontractor, or upon request. Furthermore, POWERCHIP shall be fully responsible for the performance of such subcontractor as well as the compliance of the subcontractor with the terms and conditions of this AGREEMENT, including, but not limited to the compliance with the obligations set forth in this Article 10.

10.4	Each PARTY acknowledges that its disclosure or unauthorized use of any CONFIDENTIAL INFORMATION of the other PARTY will give rise to irreparable injury to the disclosing PARTY, its SUBSIDIARY(IES) and AFFILIATES. Accordingly, the disclosing PARTY may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies, which may be available. Each PARTY acknowledges and agrees that the covenants contained herein are necessary for the protection of legitimate interests of the disclosing PARTY.

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ARTICLE 11 POWERCHIP IMPROVEMENTS AND RESERVATION OF RIGHTS

11.1	POWERCHIP IMPROVEMENTS. In the event that POWERCHIP should make any improvements or modifications to any RSP TECHNICAL INFORMATION during the term of this AGREEMENT, including any improvements or modifications reflected in or which result from any CHANGES proposed by POWERCHIP pursuant to Section 9.2, (“POWERCHIP IMPROVEMENTS”), ownership and title to such POWERCHIP IMPROVEMENTS shall vest with RSP. POWERCHIP shall inform RSP as soon as reasonably practicable of all POWERCHIP IMPROVEMENTS and RSP shall grant to POWERCHIP a royalty-free, non-transferable, non-exclusive, worldwide, license under RSP’s INTELLECTUAL PROPERTY RIGHTS relating to POWERCHIP IMPROVEMENTS to design, have-designed, manufacture, have manufactured, use, sell, lease or otherwise dispose of any and all semiconductor products for and on behalf of RSP. RSP shall pay POWERCHIP the actual cost incurred by POWERCHIP for the preparation and transfer of information relating to POWERCHIP IMPROVEMENTS to RSP, e.g. documents, database or programs. Notwithstanding the foregoing, if POWERCHIP desires to grant sublicenses to POWERCHIP IMPROVEMENTS to third parties, the PARTIES shall negotiate in good faith the terms and conditions relating to such sublicenses. In the event that any POWERCHIP IMPROVEMENTS incorporate a third party’s technical information which POWERCHIP acquired legally from such third party, but for which POWERCHIP does not have the right to make such improvement or modification available to RSP, then POWERCHIP shall inform RSP of such fact and the PARTIES shall negotiate in good faith concerning the measures necessary for POWERCHIP to make available such improvement or modification to RSP. Notwithstanding the foregoing, POWERCHIP’s process recipe shall not be deem as POWERCHIP’s IMPROVEMENTS and shall be solely owned by POWERCHIP.

11.2	Reservation of rights

1) No ownership or other interest in any RSP’ INTELLECTUAL PROPERTY RIGHTS or RSP TECHNICAL INFORMATION is or shall be deemed to be transferred or licensed to POWERCHIP by reason of this AGREEMENT. RSP shall retain the right for itself and its SUBSIDIARIES to utilize or furnish to others RSP TECHNICAL INFORMATION in any way whatsoever and in any country of the world.

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2) Covenant Not To Sue.

Subject to the terms of this AGREEMENT and terminating concurrently with the term of this AGREEMENT, RSP will not assert any claim against POWERCHIP of patent infringement for any patent owned or controlled by RSP for the manufacture, use, import, sale, or other transfer of any PRODUCT sold by POWERCHIP to RSP, RSP AFFILLIATES, and/or to its SUBSIDIARY(IES); this covenant not to sue does not extend to products sold by or to any other third parties.

ARTICLE 12 WARRANTIES

12.1	POWERCHIP Warranties. POWERCHIP expressly warrants that all PRODUCTS shall be manufactured and delivered to RSP in compliance with the PURCHASING SPECIFICATION and that the PRODUCTS shall be free from any defect in materials or workmanship and conform to the PURCHASING SPECIFICATION in all material respects for a period of [*****] ([*****]) months from the date of DELIVERY (“WARRANTY PERIOD”).

12.2	Remedies for Breach of Warranties. If RSP discovers that any PRODUCTS fail to conform to the PURCHASING SPECIFICATION during the WARRANTY PERIOD, RSP shall notify POWERCHIP in writing, which notice shall include a reasonably detailed explanation of the failure of the PRODUCTS to conform to the PURCHASING SPECIFICATION (“DEFECTIVE PRODUCTS”) and whether RSP desires POWERCHIP, after discussion between the PARTIES for a commercially feasible solution, to replace the DEFECTIVE PRODUCTS, provide a refund to RSP for the DEFECTIVE PRODUCTS or provide a credit to RSP for the DEFECTIVE PRODUCTS. In accordance with RSP NOTICE, POWERCHIP shall:

(i)	in case of replacement, deliver the replacements for the DEFECTIVE PRODUCTS at POWERCHIP’s cost within thirty (30) days after POWERCHIP issues RMA (Return Material Authorization) to RSP or, if POWERCHIP agrees in advance, a certificate from RSP certifying the destruction of such DEFECTIVE PRODUCTS. All freight charges and export and import duties associated with the return of DEFECTIVE PRODUCTS to POWERCHIP from RSP’ facility and the shipment of exchange items therefore to the point where such PRODUCTS were found to be defective shall be borne by POWERCHIP; or

(ii)	in case of refund, pay RSP the PURCHASE PRICE of, and shipping costs and other expenses incurred by RSP related to such DEFECTIVE PRODUCTS to such bank account as RSP shall designate in writing within thirty (30) days after POWERCHIP receives the DEFECTIVE PRODUCTS from RSP or, if POWERCHIP agrees in advance, a certificate from RSP certifying the destruction of such DEFECTIVE PRODUCTS; or

(iii)	in case of credit, credit the PURCHASE PRICE of, and shipping costs and other expenses incurred by RSP related to such DEFECTIVE PRODUCTS against RSP’ future payments due until the credit is exhausted.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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12.3	POWERCHIP Testing. Upon request of RSP, POWERCHIP shall, in a timely manner and at its own expense, test DEFECTIVE PRODUCTS using such test programs and procedures set forth in the PURCHASING SPECIFICATION as notified by RSP and use commercially reasonable good faith efforts to conduct a cause analysis and submit a cause analysis report to RSP following procedures set forth in the PURCHASING SPECIFICATION. If POWERCHIP demonstrates clearly that such defect in DEFECTIVE PRODUCTS arises from causes attributable to RSP, POWERCHIP shall be released from its obligations set forth in Section 12.1 above to the extent which such defects are attributable to such cause(s), and RSP shall compensate such reasonable expenses incurred by POWERCHIP due to such cause(s).

12.4	RSP Testing. If RSP becomes aware of any abnormality with POWERCHIP’s manufacture of the PRODUCTS (such as a serious discrepancy of the yield of the PRODUCT) or any failure of the PRODUCTS to conform to the PURCHASING SPECIFICATION, RSP may conduct failure analysis at its sole discretion and POWERCHIP shall supply RSP with all information and other support necessary for RSP to conduct such analysis. If RSP discovers any defect in the PRODUCTS or other failure of POWERCHIP to comply with the PURCHASING SPECIFICATIONS resulting from POWERCHIP’s conduct, including process materials relating to its manufacturing or subsequent activities (such as wafer sort), POWERCHIP shall pay RSP for all losses, costs or damages suffered by RSP due to such defect, including, but not limited to, all costs and expenses necessary to reject and process DEFECTIVE PRODUCTS.

12.5	OMMITTED

12.6	Fundamental Failure. Notwithstanding any other provision of this AGREEMENT, if RSP discovers any failure of PRODUCTS to conform to the PURCHASING SPECIFICATION that results from a defect in the PRODUCTS or other failure to conform to the PURCHASING SPECIFICATION that was not caused by RSP that threatens to cause, or could result in, other PRODUCTS in the process of being manufactured, in storage or being or having been sold to third parties to also have the same defect or failure to meet the PURCHASING SPECIFICATION and RSP decides to take measures necessary to minimize damages suffered or likely to be suffered by RSP as a result thereof, including, but not limited to damages associated with correcting, repairing or replacing such defect or failure, POWERCHIP shall take all actions necessary to minimize such damages and both PARTIES shall discuss in good faith the detailed treatment for the costs and expenses incurred by and to be reimbursed to RSP in taking such measures.

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12.7	Limitation of POWERCHIP Liability for Breach of Warranty. POWERCHIP’S TOTAL LIABILITY TO RSP FOR DIRECT DAMAGES INCURRED BY RSP ARISING OUT OF POWERCHIP’S BREACH OF ITS WARRANTY SET FORTH IN ARTICLE 12 SHALL NOT EXCEED [*****] ([*****]) TIMES OF THE TOTAL PRICE PAID FOR THE PRODUCTS FOR WHICH POWERCHIP HAS BREACHED SUCH WARRANTY OBLIGATIONS UNDER ARTICLE 12 OR OTHER CONTRACTUAL OBLIGATIONS.

12.8	Limitation of Liability. EXCEPT WITH RESPECT TO OBLIGATIONS UNDER ARTICLE 10 AND 13, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA, OR COSTS OR PROCUREMENT OF SUBSTITUTE GOODS OR SERVICE.

ARTICLE 13 THIRD PARTY IP CLAIMS

13.1	RSP shall indemnify and hold POWERCHIP, its employees and officers harmless against claims or actions brought against POWERCHIP and its employees and officers based on any actual or alleged infringement of any INTELLECTUAL PROPERTY RIGHTS owned by any third party by any PRODUCT manufactured for RSP by POWERCHIP pursuant to this AGREEMENT arising from POWERCHIP’s use of TECHNICAL INFORMATION except where such claims or actions are attributable to any unlawful acts of POWERCHIP’s employees or any change to TECHNICAL INFORMATION by POWERCHIP except for such change resulting from CHANGES authorized in writing by RSP pursuant to Section 9.4.

13.2	POWERCHIP shall indemnify and hold RSP, its employees and officers harmless against claims or actions brought against RSP and its employees and officers based on any actual or alleged infringement of any INTELLECTUAL PROPERTY RIGHTS owned by any third party by any PRODUCT manufactured for RSP by POWERCHIP pursuant to this AGREEMENT arising from POWERCHIP’s production method under this AGREEMENT except where such claims or actions are attributable to any unlawful acts of RSP’ employees or POWERCHIP’s compliance with RSP TECHNICAL INFORMATION provided by RSP or RSP’ other instruction.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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13.3	If a claim or a lawsuit from a third party against RSP and/or RSP’ customer alleging that PRODUCTS and/or RSP’ products which incorporate PRODUCTS infringe certain INTELLECTUAL PROPERTY RIGHTS occurs, RSP and POWERCHIP will together discuss and analyze on the INTELLECTUAL PROPERTY RIGHTS at issue and the products at issue.

13.4	Each indemnity obligation in Section 13.1 and 13.2 above is conditional upon and subject to the indemnified PARTY’S (1) immediately notifying the indemnifying PARTY in writing after it has become aware of such claims or actions of the details of such action before the indemnified PARTY’S initial response to such third party, (2) giving the indemnifying PARTY full authorization to defend or settle such claim or actions on behalf of the indemnified PARTY, and (3) giving the indemnifying PARTY full cooperation, assistance and convenience in such defense, settlement or negotiation, including, but not limited to the provision of all information available to the indemnified PARTY necessary for the indemnifying PARTY’S defense, provided that the indemnified PARTY shall not respond to any such claims or actions without first having consulted with the indemnifying PARTY.

ARTICLE 14 AUDIT

During POWERCHIP’s operating hours and upon prior reasonable written notice, RSP, or RSP together with its customers who purchase the RSP products which incorporate PRODUCTS may, when accompanied by POWERCHIP personnel inspect POWERCHIP’s facilities including, without limitation, the PRODUCTION LINE, and the processes and controls used by POWERCHIP to manufacture and deliver PRODUCTS to RSP, subject to POWERCHIP’s consent to the schedule for such inspection, which consent shall not be unreasonably withheld or delayed. POWERCHIP shall furnish RSP with data or materials, and shall cooperate with RSP in any reasonable manner required by RSP, in connection with such inspection and more generally in connection with the production control and quality assurance for the PRODUCTS. All information disclosed by POWERCHIP in connection with any inspection that may be conducted by RSP shall be treated as CONFIDENTIAL INFORMATION. Notwithstanding the above, POWERCHIP shall not have any obligation, unless otherwise agreed upon in writing by the PARTIES, to disclose confidential information of third parties to RSP. Any inspection that RSP may conduct pursuant to this AGREEMENT shall not relieve POWERCHIP of any of its obligations under this AGREEMENT, including, but not limited to, manufacturing and supplying PRODUCTS to RSP that fully conform to the PURCHASING SPECIFICATION.

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ARTICLE 15 GOVERNMENT REGULATIONS, EXPORT CONTROLS

15.1	Covenant Regarding Use. Each PARTY shall not use any products, software and/or technology including, but not limited to, CONFIDENTIAL INFORMATION and SUPPLIES provided by the other PARTY, or any other products, software and/or technology manufactured or developed by using them including, but not limited to, PRODUCTS (collectively hereinafter called, “ITEMS”)for the purposes of disturbing international peace and security, including (i) the design, development, production, stockpiling or use of weapons of mass destruction such as nuclear, chemical or biological weapons or missiles, (ii) other military activities, or (iii) any use supporting these activities. Furthermore, each PARTY shall not sell, export, dispose of, license, rent, transfer, disclose or otherwise provide ITEMS to any third party, whether directly or indirectly, with knowledge or reason to know that such third party or any other party will engage in the activities described above.

15.2	Compliance with Export Control Laws. Each PARTY shall not directly or indirectly, export, re-export, transship or otherwise transfer the ITEMS in violation of any applicable export control laws or regulations promulgated and administered by the governments of the countries asserting jurisdiction over the PARTIES or the transactions contemplated by this AGREEMENT, including but not limited to the following regulation:

(a) Control List of Wassenaar Arrangement, including List of Dual-use Goods and Technologies and Munitions List.

(b) Control List of Nonproliferation, including Control of Missile Technologies Control Regime, Control List of Australia Group, and Control List of Nuclear Supplies Group.

(c) Sensitive Commodity List being exported to North Korea and Iran.

ARTICLE 16 TERM AND TERMINATION

16.1	Term. This AGREEMENT shall commence on EFFECTIVE DATE, shall continue in full force for five (5) years after the execution of the AGREEMENT. Thereafter, this AGREEMENT shall be automatically extended for successive one (1) year terms unless otherwise notified by either party to the other party in writing at least twelve (12) months prior to the expiration of this AGREEMENT or any extension thereof.

16.2	Termination Upon Written Notice. Either Party may terminate this AGREEMENT for no cause by providing twelve (12) months prior written notice to the other PARTY.

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16.3	Termination Due to Breach. If a PARTY shall fail, refuse or neglect to fully and faithfully keep, observe or perform any covenant or warranty herein mentioned to be kept, observed or performed by such PARTY (“DEFAULTING PARTY”), then the other PARTY hereto (“NON-DEFAULTING PARTY”) may notify the DEFAULTING PARTY in writing of such default, stating in such written notice the covenant or covenants or warranty of this AGREEMENT which the DEFAULTING PARTY has failed, refused or neglected to keep, observe, or perform. If the DEFAULTING PARTY, for a period of sixty (60) days upon receipt of such written notice, continue to fail, refuse or neglect to keep, observe or perform any such covenant(s) or warranty, then the NON-DEFAULTING PARTY may terminate this AGREEMENT, by serving upon the DEFAULTING PARTY a written notice of such termination thereof; but such act shall not prejudice the right of the NON-DEFAULTING PARTY to recover any sum due or owing prior to or at the time of termination or any damages or costs incurred due to the non-compliance or non-performance by the DEFAULTING PARTY.

16.4	Termination Due to Bankruptcy. Any PARTY may terminate this AGREEMENT without giving prior notice to the other PARTY in the event of the occurrence of one or more of the following; (i) Appointment of a trustee or receiver for all or any part of the assets of the other PARTY; (ii) Insolvency or bankruptcy of the other PARTY; (iii) Assignment by the other PARTY for the benefit of creditors; (iv) Attachment of the assets of the other PARTY; (v) Expropriation of the business or assets of the other PARTY; (vi) Dissolution or liquidation of the other PARTY; (vii) Change of control. If one PARTY is involved in any of events enumerated in (i) through (vii) above, such PARTY shall notify the other PARTY immediately, by fax, telex, cable, or other communication means of the occurrence of such event.

16.5	Protocol for use of CONFIDENTIAL INFORMATION/Proprietary assets after Expiration or Termination.

Upon expiration or termination of this AGREEMENT,

(a)	POWERCHIP shall:

(i)	return to RSP all the SUPPLIES in accordance with Section 2.5,

(ii)	return to RSP all CONFIDENTIAL INFORMATION, including all RSP TECHNICAL INFORMATION, in accordance with Sections 10.1-10.4, including and all copies thereof.

(b)	RSP shall return to POWERCHIP all POWERCHIP’s CONFIDENTIAL INFORMATION, and POWERCHIP’s proprietary assets, if any.

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16.6	Cessation of Manufacture of PRODUCT(S). POWERCHIP shall notify RSP twelve (12) months in advance in writing in the event that it wishes to stop manufacturing a specific PRODUCT. RSP shall notify POWERCHIP three (3) months in advance in writing in the event that it wishes to stop purchasing the PRODUCT. The PARTIES shall discuss and use good faith efforts to reach agreement on the quantity of such PRODUCT to be manufactured and DELIVERED by POWERCHIP to RSP and the delivery schedules for such PRODUCT prior to POWERCHIP ceasing manufacture of such specific PRODUCT considering RSP’ future demand for such PRODUCT.

16.7	Survival. Notwithstanding the expiration or termination of this AGREEMENT, the provisions of Sections 2.5, 5.4, 5.5, Article 7, Sections 8.3, 8.4, 16.5, 16.7, 17.4, 17.9, 17.10, Articles 10, 11, 12, 13, and 15 shall survive any termination of this AGREEMENT.

ARTICLE 17 MISCELLANEOUS PROVISIONS

17.1	Non-assignment. To the extent enforceable by applicable laws, this AGREEMENT and all rights hereunder may not be assigned or transferred by either PARTY and shall not inure to the benefit of any trustee in bankruptcy, receiver or successor of such PARTY, whether by operation of law or otherwise, without written consent of the other PARTY, and any assignment or transfer without such consent shall be null and void, except that either PARTY may assign this AGREEMENT to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this AGREEMENT. In case of such situation where a PARTY contemplates the assignment of this AGREEMENT pursuant to the forgoing, the PARTY shall notify the other PARTY of the possibility of such assignment as soon as reasonably possible.

17.2	Relationship of PARTIES. This AGREEMENT does not create and shall not be considered to create the relationship of principal and agent or master and servant or a partnership between the PARTIES hereto. Neither PARTY shall be liable in any way to any third party for any engagement, obligation, contract, representation or transaction made by the other PARTY or for any negligent act or omission to act on the part of the other PARTY. Without limiting the generality of the foregoing, POWERCHIP shall in no way act or in any way be the agent or representative of RSP for any purpose whatsoever and shall have no right or authority to create or assume any obligation or responsibility of any kind, express or implied, in the name or on behalf of RSP or to bind RSP in any manner whatsoever.

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17.3	Non-Enforceability. Should any part or provision of this AGREEMENT be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In such event, the PARTIES shall agree on new provisions the economic effect of which will approximate, as closely as possible, that of the invalid provision.

17.4	Confidentiality of this AGREEMENT. The PARTIES shall keep the existence and terms of this AGREEMENT confidential and shall not now or hereafter divulge the terms of this AGREEMENT or any part thereof to any third party except:

(i)	with the prior written consent of the other PARTY; or

(ii)	to any governmental body having jurisdiction to require such information; or

(iii)	as otherwise may be required by law; or

(iv)	to legal counsel representing each PARTY.

In the event of a disclosure required by law or the order of any governmental body of competent jurisdiction, the PARTY required to make such disclosure shall use all reasonable efforts (and cooperate with the other PARTY’S efforts) to obtain confidential treatment of all materials required to be disclose.

17.5	Amendment. Neither this AGREEMENT nor any provision thereof may be released, discharged, waived, abandoned, or modified in any manner, except by an instrument in writing signed on behalf of both PARTIES hereto by their duly authorized officers or representatives.

17.6	Waiver. Any failure of either PARTY to enforce, at any time, or for any period of time, any of the provisions of this AGREEMENT shall not be construed as a waiver of such provisions or of the right of the PARTY thereafter to enforce each and every such provision.

17.7	Notices. Any notice required or permitted to be given under this AGREEMENT shall be delivered by hand or mailed by registered mail or international courier, or sent by E-mail or facsimile with the confirmation copy sent afterwards, to the address set forth below or to such other address as the recipient PARTY may designate from time to time during the term of this AGREEMENT by giving at least five (5) working days prior written notice. Notice so given shall be deemed effective when delivered or received.

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TO POWERCHIP: Powerchip Technology Corporation.

No.12, Li-Hsin Road 1, Hsinchu Science Park,

HsinChu, Taiwan, R.O.C.

Attention: Foundry Sales Division

TO RSP: Synaptics Incorporated

1251 McKay Drive, San Jose, CA. 95131 USA

Attention: General Counsel

Email: legal@synaptics.com

17.8	Force Majeure. Neither PARTY shall be subject to any liability, nor shall either PARTY be considered in default, in the event that performance under this AGREEMENT is delayed or becomes impossible due to any causes beyond its reasonable control including, without limiting the generality of the foregoing and whether of the kind enumerated or otherwise, acts of God or the public enemy, wars or act of war, riots, insurrections, labor disputes, fires, floods, explosions, earthquakes, serious accidents, failures of transportation, inability to obtain required governmental licenses or certificates, any act of government, or compliance in good faith with any applicable foreign or domestic governmental regulation or order whether or not it later proves to be invalid.

17.9	Arbitration.

(i)	If any dispute should arise regarding the performance, failure to perform of a PARTY or interpretation of any provision of this AGREEMENT, the PARTIES shall hold discussions in good faith for an amicable solution.

(ii)	Except as hereinabove provided, any dispute arising under this AGREEMENT which is not settled by agreement of the PARTIES shall be submitted to binding arbitration; provided that if the initiating PARTY is:

(a) RSP, the forum for such arbitration (including any counter-claims related thereto) is the city of Taipei, Taiwan; and

(b) POWERCHIP, the forum for such arbitration (including any counter-claims related thereto) is the city of Tokyo, Japan,

and shall proceed under the rules then prevailing of the International Chamber of Commerce. The dispute shall be referred to a single arbitrator, if agreed upon by the PARTIES, or otherwise to three arbitrators, one to be appointed by each PARTY and the third to be chosen by the first two named arbitrators. Judgment shall be final and binding upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction.

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Notwithstanding the foregoing or any other provision to the contrary in this AGREEMENT, nothing herein shall prohibit a PARTY from seeking provisional or equitable relief (including, without limitation, injunctive relief) from any court of competent jurisdiction pending a final award from the arbitrator(s); provided, however, that this right to seek provisional or equitable relief is not intended to nor shall it usurp the obligation of the PARTIES to otherwise resolve disputes arising under this AGREEMENT in accordance with the other provisions of this Section 17.9.

17.10	Governing Law. This AGREEMENT shall be governed by, performed under and construed in accordance with the laws of Japan.

17.11	Entire Agreement. This AGREEMENT constitutes the entire agreement between the PARTIES with respect to the subject matter, and supersedes all prior oral and written agreement between the PARTIES with respect to the subject matter.

IN WITNESS WHEREOF, the PARTIES hereto have caused this AGREEMENT to be executed through their duly authorized representatives as of the day and year written below.

Powerchip Technology Corp.	RSP SP Drivers, Inc.

By:	By:
Name :	Name :
Title :	Title :

Date :	Date :

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APPENDIX A SCHEDULE

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English Translation (reference purpose only)

Exhibit K

Form of Amendment to Patent License

[Form of] Amendment to License Agreement (Patents, Etc.)

As of [            ], 2014, Sharp Corporation (“Sharp”) and Renesas SP Drivers Inc. (“RSP”) agree to terminate the License Agreement (Patents, Etc.) dated April 1, 2008 by and between Sharp and RSP (the “Original Agreement (Patents, Etc.)”). Effective as of [            ], 2014, this Amendment to License Agreement (Patents, Etc.) (the “Agreement”) is entered into by and among Sharp, RSP and Synaptics Incorporated (“Synaptics”).

Section 1 Definitions

(1) “Sharp Licensed Products” shall mean any and all products of Sharp and its Subsidiaries; provided, however, that if Sharp or its Subsidiary acquires the business of a Third Party (including acquiring the Third Party’s Subsidiary) after the making of this Agreement, products that are manufactured or sold in the business of such acquired Third Party at the time of acquisition (including but not limited to products for which model numbers are assigned under such Third Party’s business) and follow-on products shall not be included in Sharp Licensed Products, even after the acquisition.

(2) “RSP Licensed Products” shall mean products of RSP, Synaptics or Synaptics Wholly-Owned Subsidiaries that fall into the following categories:

(i)	[*****] for [*****]; or

(ii)	[*****] that work with [*****] for [*****];

provided, however, that if RSP, Synaptics or a Synaptics Wholly-Owned Subsidiary acquires the business of a Third Party after the conclusion of this Agreement (including acquiring the Third Party’s Subsidiary), products that are manufactured or sold in the business of such acquired Third Party at the time of acquisition (including but not limited to products for which model numbers are assigned under such Third Party’s business) and follow-on products shall not be included in RSP Licensed Products, even after the acquisition.

(3) “Subsidiary” or “Subsidiaries” means an entity in which Sharp or RSP, directly or indirectly, has a majority of all shares with voting rights from time to time.

(4) “RSP Patents” shall mean any Patents (i) whose first-nation applications were filed as of [*****] and that were owned or controlled by RSP or its Subsidiary as of [*****], and (ii) within which, as of the Effective Date, RSP or its Subsidiary shall have a right to grant a license of the scope set forth hereunder without payment to a Third Party (other than employees of the applicable party or its Subsidiaries).

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(5) “Sharp Patents” shall mean any Patents (i) whose first-nation applications were filed as of [*****] and that were owned or controlled by Sharp or its Subsidiary as of [*****] (excluding patents related to [*****]), and (ii) within which, as of the Effective Date, Sharp or its Subsidiary shall have a right to grant a license of the scope set forth hereunder without payment to a Third Party (other than employees of the applicable party or its Subsidiaries).

(6) “[*****]” shall mean any technologies related to [*****].

(7) “Effective Date” shall be the Closing Date defined in Section 2.3 of the Stock Purchase Agreement dated [mm/dd], 2014 entered into by and among Sharp, Synaptics and the Third Parties.

(8) “Synaptics Wholly-Owned Subsidiary” means an entity of which Synaptics, directly or indirectly, holds all shares with voting rights from time to time (excluding RSP).

(9) “Change of Control” shall mean, with respect to an entity, any Third Party becoming the beneficial owner of a majority of the voting shares of the entity on or after the Effective Date.

(10) “Foundry Products” shall mean any products manufactured by a Party for and on behalf of a customer from or using designs not owned by such Party and provided by or on behalf of that customer for resale to, by or on behalf of that customer. The term “Foundry Products” does not include any portion of the manufacturing process performed by a Third Party, but includes the portions related to ASIC Library Tool or Standard Cell provided by Sharp and its Subsidiaries or RSP.

(11) “Patents” shall mean all classes or types of Japanese and foreign patents, utility models and design rights (including design patents) issued by the authority that grants patent, utility models and design rights (including design patents) in any country in the world, together with any and all parents, divisionals, renewals, continuations, continuations-in-part, foreign counterparts, extensions or reissues that claim priority to any of the foregoing, and pending applications for these classes or types of patents, utility models and design rights (including design patents) in all countries of the world.

(12) “Third Party” shall mean any person or entity other than Sharp and its Subsidiaries, Synaptics and Synaptics Wholly-Owned Subsidiaries, or RSP.

(13) “Small and Medium Sized Display Panel” shall mean a display panel of [*****].

(14) “[*****]” shall be [*****].

(15) “[*****]” shall mean [*****].

(16) “[*****]” shall mean [*****], provided that [*****] shall be excluded from the definition of [*****]. For the avoidance of doubt, [*****] shall be included in the definition of [*****].

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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Section 2 License Grant

2.1 License Grant of Sharp Patents

Subject to the terms and conditions of this Agreement, Sharp hereby grants to RSP, Synaptics and Synaptics Wholly-Owned Subsidiaries a non-exclusive, worldwide, perpetual (except as set forth in Section 3.2 (Termination) and Section 3.3 (Change of Control) and, in respect to a Synaptics Wholly-Owned Subsidiary, only limited to the period when it is a Synaptics Wholly-Owned Subsidiary), non-transferable, irrevocable (except when terminated pursuant to Section 3) and non-sublicensable license in, to and under the Sharp Patents, including any claim thereof, to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export and otherwise dispose of RSP Licensed Products.

2.2 License Grant of RSP Patents

Subject to the terms and conditions of this Agreement, RSP and Synaptics hereby grant to Sharp and its Subsidiaries a non-exclusive, worldwide, perpetual (except as set forth in Section 3.2 (Termination) and Section 3.3 (Change of Control) and, in respect to the Subsidiary of Sharp, only limited to the period when it is Sharp’s Subsidiary), non-transferable, irrevocable (except termination pursuant to Section 3) and non-sublicensable license in, to and under the RSP Patents, including any claim thereof, to design, develop, make, have made, use, sell (directly or indirectly), offer for sale, import, export and otherwise dispose of Sharp Licensed Products.

2.3 Non-Assertion to Customers

(i) During the term of license granted to RSP, Synaptics or Synaptics Wholly-Owned Subsidiaries under Section 3 hereof, Sharp shall not assert, or have its Subsidiaries assert, its rights under RSP Patents [*****].

(ii) During the term of license granted to Sharp and its Subsidiaries under Section 3 hereof, RSP and Synaptics shall not assert, or have RSP Subsidiaries or Synaptics Wholly-Owned Subsidiaries assert, their rights under Sharp Patents [*****].

2.4 Limitation of Scope of Licenses

This Agreement shall not grant, whether express or implied, any license or rights other than the licenses expressly granted hereunder to the Parties, their Subsidiaries or wholly-owned Subsidiaries.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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2.5 Transfer of Patents

In the event a Party or its Subsidiary desires to transfer Patents that relate to the other Party’s Licensed Products under this Agreement, such transfer shall be subject to the following conditions:

(i) a Party may transfer or have its Subsidiary transfer such Patents only if the transferee agrees in writing to receive the patent rights subject to the outbound license granted to the other Party as stipulated in this Section, as applicable;

(ii) the transferee shall not receive any benefit of the inbound license granted in this Section, as applicable;

(iii) any transfer in violation of this Section shall render such transfer null and void; and

(iv) the transferee agrees in writing that any subsequent transfer of the Patents shall be subject to the same conditions as those set forth in this Section 2.5.

Any violation of this Section 2.5 shall be deemed a material breach.

2.6 Foundry Activities

The licenses granted under Section 2.1 and 2.2 shall not be extended to manufacture of Foundry Products for the benefit of a Third Party.

2.7 Sale of Subsidiaries

In the event a Subsidiary of RSP is no longer a Subsidiary of RSP as a result of the sale of such Subsidiary or other reasons, and such Subsidiary owns any RSP Patents at that time, RSP and Synaptics shall take all the measures necessary for the continuance of the licenses of RSP Patents granted hereunder that relate to Sharp Licensed Products. In the event a Subsidiary of Sharp is no longer a Subsidiary of Sharp as a result of the sale of such Subsidiary or other reasons, and such Subsidiary owns any Sharp Patents at that time, Sharp shall take all measures necessary for the continuance of the licenses of Sharp Patents granted hereunder that relate to RSP Licensed Products.

2.8 Business Transfer

In the event that Sharp, its Subsidiaries, RSP, Synaptics or Synaptics Wholly-Owned Subsidiaries transfer their business to a Third Party during the term of this Agreement, the licenses granted hereunder shall not be extended to the business transferred to a Third Party.

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Section 3 Term

3.1 Term

Subject to the written consent of [*****], this Agreement shall be effective from the Effective Date to the expiration of the last-to-expire Patent within the set of licensed Sharp Patents and RSP Patents.

3.2 Termination

A Party may terminate its obligation of the license (including obligations related to non-assertion to its customers, transfer of Patents and sale of Subsidiaries) granted to the other Party (including to any or all of the other Party’s Subsidiaries) if the other Party or its Subsidiary has committed a material breach of this Agreement that is not cured within thirty (30) days after a thirty (30) day written notice, provided that the non-breaching Party shall exercise such termination right within six (6) months after the said thirty-day period expires. The termination of the license granted to the breaching party (including its Subsidiaries) by the non-breaching party shall not affect the license granted to such non-breaching party under Section 2.

3.3 Change of Control

Unless the prior written consent to the Change of Control event has been received from the Party not experiencing a Change of Control: (i) any rights licensed to Sharp pursuant to Section 2 shall immediately terminate upon a Change of Control of Sharp, and (ii) any rights licensed to RSP, Synaptics and Synaptics Wholly-Owned Subsidiaries pursuant to Section 2 shall terminate immediately upon a Change of Control of Synaptics. For the avoidance of doubt, unless the prior written consent has been received by the Party not experiencing a Change of Control, a Change of Control event shall terminate all license rights the Party experiencing the Change of Control has received pursuant to this Agreement; however, such Party shall continue to be subject to the license it has granted to a Party not experiencing a Change of Control pursuant to this Agreement.

Section 4 Non-Assignment

Neither Party shall assign or transfer this Agreement or any of the rights or obligations hereunder to a person without the prior written consent of the other Party; provided, however, that Sharp may assign or transfer this Agreement or any of the rights or obligations hereunder to an entity whose voting shares are wholly-owned by Sharp, and that RSP may assign or transfer this Agreement or any of the rights or obligations hereunder to Synaptics or a Synaptics Wholly-Owned Subsidiary.

Section 5 Confidentiality

Except to the extent disclosure is necessary pursuant to the laws and regulations or a prior written consent, the terms and conditions hereof and any and all information known or learned in the course of this Agreement shall be kept confidential. This Section 5 shall survive any expiration or termination of this Agreement.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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Section 6 No Warranty

(i) No Warranty by Sharp

SHARP DOES NOT WARRANT THE VALIDITY OF SHARP PATENTS. SHARP DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR PARTICULAR PURPOSES, OR THE NON-INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTIES WITH RESPECT TO THE EXERCISE OF SHARP PATENTS BY RSP, SYNAPTICS OR SYNAPTICS WHOLLY-OWNED SUBSIDIARIES.

(ii) No Warranty by RSP

RSP DOES NOT WARRANT THE VALIDITY OF RSP PATENTS. RSP DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR PARTICULAR PURPOSES, OR THE NON-INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTIES WITH RESPECT TO THE EXERCISE OF RSP PATENTS BY SHARP OR ITS SUBSIDIARIES.

Section 7 Termination of the Original Agreement

Sharp and RSP agree that the Original Agreement (Patents) shall be terminated as of the Effective Date.

Section 8 Consultation

Any question arising out of, or in connection with, this Agreement or any matter not stipulated herein shall be settled by consultation among Sharp, RSP and Synaptics.

[Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have prepared this Agreement in triplicate and affixed their respective names and signatures or seals thereon, and each Party shall hold one (1) original copy hereof.

Sharp:	22-22 Nagaike-cho, Abeno-ku, Osaka, Japan
Sharp Corporation

[Name] [Title]

RSP:	5-20-1 Jōsuihonchō, Kodaira, Tokyo, Japan
Renesas SP Drivers Inc.

[Name] [Title]

Synaptics:	1251 McKay Dr., San Jose, CA 95131
SYNAPTICS INCORPORATED

[Name] [Title]

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Exhibit L

Form of Amendment to Technical Information Agreement

[Form of] Amendment to License Agreement (Technical Information)

As of [            ], 2014, Sharp Corporation (“Sharp”) and Renesas SP Drivers Inc. (“RSP”) agree to terminate the “License Agreement (Technical Information)” dated April 1, 2008 by and between Sharp and RSP (the “Original Agreement (Technical Information)”), and in order to continuously use the technical information disclosed or provided under the Original Agreement after the Original Agreement’s termination, this Amendment to License Agreement (Technical Information) (the “Agreement”) is made and entered into among Sharp, RSP and Synaptics Incorporate (“Synaptics”) on the same date.

(Definition)

Section 1 The terms used in this Agreement shall have the following meanings:

(1)	“Sharp Licensed Products” shall mean any and all products of Sharp and its Subsidiaries; provided, however, that if Sharp or its Subsidiary acquires the business of a Third Party (including acquisition of the Third Party’s Subsidiary) after the making of this Agreement, products that are manufactured or sold in the business of such acquired Third Party at the time of acquisition (including but not limited to products for which model numbers are assigned under such Third Party’s business) and follow-on products shall not be included in Sharp Licensed Products, even after the acquisition.

(2)	“RSP Licensed Products” shall mean products of RSP, Synaptics or Synaptics Wholly-Owned Subsidiaries that fall into the following categories:

(i) [*****] for [*****]; or

(ii) [*****] that work with [*****] for [*****];

provided, however, that if RSP, Synaptics or a Synaptics Wholly-Owned Subsidiary acquires the business of a Third Party after the conclusion of this Agreement (including acquisition of the Third Party’s Subsidiary), products that are manufactured or sold in the business of such acquired Third Party at the time of acquisition (including but not limited to products for which model numbers are assigned under such Third Party’s business) and follow-on products shall not be included in RSP Licensed Products, even after the acquisition.

(3)	“Licensed Products” shall mean “Sharp Licensed Products” and/or “RSP Licensed Products.”

(4)	“Subsidiary” and “Subsidiaries” shall mean an entity in which Sharp or RSP, directly or indirectly, holds a majority of all shares with voting rights from time to time.

(5)	“Technical Information” shall mean technical information including know-how, copyrighted works such as computer programs or technical materials, etc., semiconductor intellectual properties and copyrights associated therewith, and intellectual properties such as trade secrets, etc., both tangible and intangible; provided, however, that patents, utility models, trademarks, design rights and information that constitute and are protected by any of the foregoing shall be excluded.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(6)	“Sharp Technical Information” shall mean Technical Information (i) related to products that were transferred from Sharp to RSP by [*****] or to products offered or under development by RSP as of the Effective Date, and (ii) owned or controlled by Sharp or its Subsidiary at any time during [*****].

(9)	“Sharp Specified Technical Information” shall mean Sharp Technical Information that was owned or controlled by Sharp or its Subsidiary as of [*****].

(10)	“RSP Technical Information” shall mean Technical Information owned or controlled by RSP or its Subsidiary as of [*****].

(11)	“Sharp Specified/RSP Technical Information” shall mean the “Sharp Specified Technical Information” and/or “RSP Technical Information.”

(12)	“Utilize” shall mean to use, reproduce, improve, or modify.

(13)	“Synaptics Wholly-Owned Subsidiary” shall mean an entity of which Synaptics, directly or indirectly, holds all shares with voting rights from time to time (excluding RSP).

(14)	“Sharp Domestic Demands Division” shall mean Sharp’s internal division, Subsidiaries of Sharp and Sharp’s affiliates, including Sharp’s sales company.

(15)	“Small and Medium Sized Display Panel” shall mean a display panel of [*****].

(16)	“[*****]” shall mean [*****].

(17)	“[*****]” shall mean [*****].

(18)	“[*****]” shall mean [*****], provided that [*****], shall be excluded from the definition of [*****]. For the avoidance of doubt, [*****] shall be included in the definition of [*****].

(19)	“Effective Date” shall mean the Closing Date defined in Section 2.3 of the Stock Purchase Agreement entered into among Sharp, Synaptics and third parties on [mm/dd], 2014.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(Utilization, etc. of Sharp Specified/RSP Technical Information)

Section 2

1.	RSP shall grant to Sharp and its Subsidiaries a non-exclusive, worldwide, perpetual (except as set forth in Section 9.2 in the event of a change of control and Section 10; to the Subsidiaries of Sharp, only limited to the period during which such entity is a Subsidiary of Sharp), [*****], non-transferable, irrevocable and non-sublicensable license to develop, design, make, have made (including subcontracting design and manufacturing), sell (directly or indirectly), offer for sale, supply, support, import, export and otherwise dispose of any Sharp Licensed Products by Utilizing the RSP Technical Information possessed by Sharp or its Subsidiaries on the Effective Date of this Agreement, unless such granting of license breaches a contract with a third party.

2.	Sharp shall grant to RSP, Synaptics and Synaptics Wholly-Owned Subsidiary a non-exclusive, worldwide, perpetual (except as set forth in Section 9.2 in the event of a change of control and Section 10; to Synaptics Wholly-Owned Subsidiary, only limited to the period during which such entity is a Synaptics Wholly-Owned Subsidiary), [*****], non-transferable, irrevocable and non-sublicensable license to develop, design, make, have made (including subcontracting design and manufacturing), sell (directly or indirectly), offer for sale, supply, support, import, export and otherwise dispose of any RSP Licensed Products by Utilizing the Sharp Specified Technical Information possessed by RSP or its Subsidiaries on the Effective Date of this Agreement, unless such granting of license breaches a contract with a third party.

3.	Sharp, RSP and Synaptics confirm that any provision of this Agreement shall not create or impose any obligation on the parties to provide further Technical Information to other parties during the effective term of this Agreement.

4.	During the term of license granted to RSP, Synaptics or Synaptics Wholly-Owned Subsidiary hereunder, Sharp shall not assert or have its Subsidiary assert its rights under Sharp Specified Technical Information [*****].

5.	During the term of license granted to Sharp and its Subsidiaries hereunder, RSP and Synaptics shall not assert or have RSP’s Subsidiary or Synaptics Wholly-Owned Subsidiary assert its rights under RSP Technical Information [*****].

(Handling of Intellectual Property Right)

Section 3

1.	This Agreement shall not grant, whether express or implied, any license of patents, utility models, and designs owned by Sharp, RSP and Subsidiaries of Sharp or RSP.

2.	This Agreement shall not grant, whether express or implied, any license of the trademark rights owned by Sharp, RSP and Subsidiaries of Sharp or RSP.

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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3.	Notwithstanding the provisions the foregoing section, if Sharp Specified Technical Information is developed as the customized specification for the Sharp Domestic Demand Division, RSP, Synaptics and Synaptics Wholly-Owned Subsidiary shall not develop, design, make, have made (including subcontracting design and manufacturing), sell and otherwise dispose of the RSP Licensed Products by Utilizing such Sharp Specified Technical Information to/for the third party other than Sharp or Sharp Domestic Demand Division.

4.	Sharp shall timely clarify whether Sharp Specified Technical Information relates to the customized specifications set forth in the preceding paragraph based on past background, etc., and if any question arises, Sharp, RSP and Synaptics shall separately engage in consultation and resolve the dispute.

(No Warranties and Disclaimer)

Section 4

1.	Unless otherwise agreed by the parties, Sharp, RSP and Synaptics shall not warrant that Sharp Specified/RSP Technical Information disclosed or provided by Sharp, RSP or Synaptics (including their Subsidiaries) operates properly and fits for the particular purpose of use of the other party.

2.	Unless otherwise agreed by the parties, Sharp, RSP and Synaptics shall not assume any liabilities to the other parties on any defect, usefulness, validity of Sharp Specified/RSP Technical Information disclosed or provided by Sharp, RSP or Synaptics (including their Subsidiaries), performance, quality, safety of the other party’s product on which all or part of the Technical Information is licensed, Utilized or used, and technical, economical and any other matters (including but not limited to the product liability), regardless of the grounds for a legal claim.

3.	Unless otherwise agreed by the parties, Sharp, RSP and Synaptics shall not, in any case, assume any liabilities to the other parties on any damages, lost profits, consequential damages and indirect damages caused by special circumstances.

(Treatment of Infringement)

Section 5

Unless otherwise agreed by the parties, if any dispute arises or may arise with a third party regarding violation of such third party’s intellectual property rights, such as industrial property rights and copyrights in connection with the Utilization of Sharp Specified/RSP Technical Information under the Agreement, or design, manufacture and sales of the Licensed Products Utilizing such Sharp Specified/RSP Technical Information, then Sharp and its Subsidiaries, RSP, and Synaptics and Synaptics Wholly-Owned Subsidiary shall resolve such dispute at their own liability and cost; provided, however, that the party that disclosed or provided Sharp Specified/RSP Technical Information shall cooperate with the other parties to the extent reasonable and possible upon the request of such other party.

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(Confidentiality of Sharp Specified/RSP Technical Information)

Section 6

Sharp and its Subsidiaries, RSP, and Synaptics and Synaptics Wholly-Owned Subsidiary shall not disclose or leak Sharp Specified/RSP Technical Information disclosed or provided by the other parties to any third parties without prior written consent of the other parties; provided, however, that this provision shall not apply to Sharp Specified/RSP Technical Information that falls under any of the following categories:

(1)	Sharp Specified/RSP Technical Information that is already known to the public at the time of execution of this Agreement;

(2)	Sharp Specified/RSP Technical Information that is publicly known without any fault of the disclosing party;

(3)	Sharp Specified/RSP Technical Information that is lawfully obtained by the third party with due authority and without violating the confidentiality obligation assumed by such third party;

(4)	Sharp Specified/RSP Technical Information that is developed independently;

(5)	Information that has been already owned before the execution of the Agreement (excluding Sharp Specified/RSP Technical Information); or

(6)	Information that is necessarily disclosed in accordance with the sale, etc. of the Licensed Products.

2.	Sharp may disclose or provide to its Subsidiaries Sharp Specified/RSP Technical Information that is disclosed or provided by the other parties without any prior written consent of the other parties. RSP and Synaptics may disclose or provide to Synaptics Wholly-Owned Subsidiaries Sharp Specified/RSP Technical Information that is disclosed or provided by the other party without any prior written consent of the other party; provided, however, that Sharp, RSP and Synaptics shall require that the entity receiving the Sharp Specified/RSP Technical Information pursuant to this paragraph comply with the obligations that Sharp, RSP and Synaptics assume under this Agreement.

3.	If Sharp, RSP and Synaptics agree on confidential obligations that are stricter than those stipulated in this Section with respect to any specific Sharp Specified/RSP Technical Information, the parties shall comply with such stricter confidential obligation with respect to such Sharp Specified/RSP Technical Information.

(Special Provision on Disclosure Order by Law)

Section 7

If a court or administrative agency orders a disclosure by Sharp, RSP and Synaptics pursuant to laws or regulations, Sharp, RSP and Synaptics may disclose such Sharp Specified/RSP Technical Information to such court or administrative agency upon taking the following measures:

(1)	Notifying the contents of disclosure to the other party beforehand;

(2)	Disclosing only to the extent such disclosure is lawfully ordered; and

(3)	Expressing the confidentiality of such Sharp Specified/RSP Technical Information in writing at the time of disclosure.

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(Prohibition on Assignment of Rights and Obligations)

Section 8

Sharp, RSP and Synaptics shall not assign, furnish as security or otherwise dispose of this Agreement or any of the rights or obligations hereunder to a third party, or have a third party undertake this Agreement or any of the rights or obligations hereunder, without the prior written consent of the other parties, with the exception of the assignment or transfer from Sharp to its Subsidiaries and from RSP to Synaptics or Synaptics Wholly-Owned Subsidiary.

(Term)

Section 9

1.	This Agreement commences simultaneously with the effectuation of the Amendment to License Agreement (Patent) executed among Sharp, RSP and Synaptics on [ ], 2014 and continues in effect until terminated pursuant to Paragraph 2, Section 9 or Section 10 of this Agreement.

2.	Unless the prior written consent to the Change of Control event has been granted by the Party not experiencing a Change of Control: (i) any license of Sharp Specified/RSP Technical Information licensed to Sharp pursuant to Section 2 shall immediately terminate upon a Change of Control of Sharp, and (ii) any license of Sharp Specified/RSP Technical Information licensed to RSP, Synaptics and Synaptics Wholly-Owned Subsidiaries pursuant to Section 2 shall terminate immediately upon a Change of Control of Synaptics. For the avoidance of doubt, unless the prior written consent has been granted by the Party not experiencing a Change of Control, a Change of Control event shall terminate all license rights to Sharp Specified/RSP Technical Information that such party has received pursuant to this Agreement; however, other parties shall continue to be subject to the license they have granted to the other party pursuant to this Agreement.

(Termination of Rights)

Section 10

1.	If any of the following occurs to Sharp, Sharp’s Subsidiaries, RSP, Synaptics or Synaptics Wholly-Owned Subsidiary, other parties may terminate the grant of license of Sharp Specified/RSP Technical Information to, and without any procedure such as a formal demand, seek damages and an injunction from, the party to which any of the following occurs:

(1)	A party is named in a filing for a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction by a third party, or is filed for or files by itself for bankruptcy, special liquidation, civil rehabilitation, corporate arrangement or corporate reorganization procedure;

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(2)	A party has become subject to attachment of its assets for preservation due to delinquency of tax and levies;

(3)	A party receives disciplinary suspension of business or business license, or revocation of business registration; or

(4)	A party bounces a bill or check, or is subject to the suspension of a transaction from the Clearing House (Tegata Kokanjo).

2.	If RSP, Synaptics or Synaptics Wholly-Owned Subsidiary falls under any of the following, Sharp may, and if Sharp or its Subsidiary falls under any of the following, RSP or Synaptics may, terminate the grant of license of Sharp Specified/RSP Technical Information, and seek damages and an injunction without any procedure such as a formal demand; provided, however, that, when Sharp terminates, the grant of license of Sharp Specified/RSP Technical Information only to RSP, Synaptics or Synaptics Wholly-Owned Subsidiary shall be terminated, and when RSP or Synaptics terminates, the grant of license of Sharp Specified/RSP Technical Information only to Sharp or its Subsidiaries shall be terminated.

(1)	The party or its Subsidiaries (a Synaptics Wholly-Owned Subsidiary, in the case of termination to RSP and Synaptics) violate this Agreement and do not cure such violation within 30 days after a request to cure from the other party. (In the event of termination pursuant to this provision, a notice of termination of license is required to be made within six months after such 30-day period.); or

(2)	The party or its Subsidiaries (a Synaptics Wholly-Owned Subsidiary, in the case of termination to RSP and Synaptics) conduct a distrust act, or any reasonable ground for a worsened financial condition or possibility of a worsened financial condition is found (excluding the items listed in the preceding paragraph (1)).

3.	Even when the grant of license of Sharp Specified/RSP Technical Information is terminated pursuant to this Section, the grant of license of Sharp Specified/RSP Technical Information to the other party pursuant to this Agreement is continuously in effect.

(Treatment after Termination of Agreement)

Section 11

1.	If this Agreement is terminated pursuant to Section 9 or 10 of this Agreement, this Agreement shall cease to be effective.

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2.	Notwithstanding the provisions of the preceding paragraph 1, the rights and obligations set forth in Sections 3 through 8, and Sections 11 through 14 shall remain in full force and effect after the termination of this Agreement.

3.	Sharp, RSP and Synaptics shall, if the grant of license of Sharp Specified/RSP Technical Information to itself is terminated pursuant to Section 9 or 10 hereof, return Sharp Specified/RSP Technical Information provided by the other party within one (1) month after the termination and destroy any copy of Sharp Specified/RSP Technical Information, and if the grant of license of Sharp Specified/RSP Technical Information to their Subsidiaries is terminated, have such Subsidiaries return Sharp Specified/RSP Technical Information provided by other party within one (1) month after the termination and have such Subsidiaries destroy any copy of Sharp Specified/RSP Technical Information.

(Compliance with Foreign Exchange Act)

Section 12

Sharp, Subsidiaries of Sharp, RSP, Synaptics and Synaptics Wholly-Owned Subsidiary shall comply with Foreign Exchange and Foreign Trade Act (“Foreign Exchange Act”) and its relevant laws and regulations, international agreements regarding security export control, U.N. resolutions and Three Principles on Arms Exports when exporting from Japan Sharp Specified/RSP Technological Information disclosed or provided by other parties (in this Section, including any products or materials to which such technologies are licensed, utilized or used) or when disclosing or providing such information to non-residents in Japan.

(Jurisdiction)

Section 13

1.	If the need for any lawsuit arises in connection with this Agreement, the Tokyo District Court shall have exclusive jurisdiction.

2.	Sharp, RSP and Synaptics acknowledge that the violation of this Agreement would or might cause irreversible damage to other parties. Therefore, notwithstanding the provisions of the preceding paragraph of this Section, Sharp, RSP and Synaptics agree that other parties may request any and all remedies, including an injunction, of any court that has jurisdiction on such remedy within the scope necessary to accomplish the purpose of this Agreement.

(Termination of Original Agreement)

Section 14

Sharp and RSP agree that the Original Agreement (Technological Information) shall be terminated as of the Effective Date.

8/10

(Consultation)

Section 15

Any matter not stipulated herein or any question arising out of, or in connection with, this Agreement shall be settled by consultation among Sharp, RSP and Synaptics.

IN WITNESS WHEREOF, the parties hereof executed this Agreement in triplicate and affixed their respective names and signatures or seals thereon, and each party shall hold one (1) original copy hereof.

[Signature Page Follows]

9/10

22-22 Nagaike-cho, Abeno-ku, Osaka, Japan
Sharp Corporation

[Name] [Title]

5-20-1 Jōsuihonchō, Kodaira, Tokyo, Japan
Renesas SP Drivers Inc.

[Name] [Title]

1251 McKay Dr., San Jose, CA 95131
SYNAPTICS INCORPORATED

[Name] [Title]

10/10

(English Translation)

Exhibit M

Form of Amendment to Secondment, Lease and Service Agreements

[Form of] Amendment to Secondment, Lease and Service Agreements

This Amendment Agreement (this “Agreement”) is entered into on [            ], 2014 by and between Sharp Corporation (“Sharp”) and Renesas SP Drivers Inc. (“RSP”) as an amendment to (1) the “Memorandum of Understanding regarding Seconded Employees” dated, respectively, March 31, 2014, March 31, 2014 and May 15, 2014 (the “Original Secondment Agreement”) for employees seconded from Sharp to RSP listed in the Schedule attached hereto, (2) the “Office Lease Agreement” dated as of April 1, 2008 and “Memorandum of Understanding” dated as of April 1, 2012 (together, the “Original Lease Agreement”), and (3) the “Service Entrustment Agreement” dated as of April 1, 2008 (the “Original Service Agreement”), all between Sharp and RSP.

Article 1 (Amendment to the Original Secondment Agreement)

1. Article 2 (Secondment Term) of the Original Secondment Agreement will be amended as follows:

“Article 2 (Secondment Term)

1. The secondment term for seconded employees will be [*****] starting from [            ], 2014.

2. For business reasons, RSP may shorten each seconded employee’s secondment term by up to [*****], provided that RSP delivers written notice to Sharp [*****] prior to the expiration of the shortened secondment term.”

2. Paragraph 3, Article 4 (Payment of Salary, etc.) of the Original Secondment Agreement will be amended as follows:

“3. During the secondment term, Sharp shall obtain RSP’s written approval prior to making changes in the seconded employees’ salary, etc., due to raise, promotion, etc., that exceed the scope of the those that normally occur at Sharp.”

3. Article 15 (Return) of the Original Secondment Agreement will be amended as follows:

“Article 15 (Return)

Upon Sharp’s request that RSP return each seconded employee from RSP due to unavoidable reasons, RSP shall comply with such request prior to the expiration of the secondment term.”

4. Article 16 (Cancellation of Agreement) of the Original Secondment Agreement will be deleted and replaced in its entirety as follows:

“Article 16 (Cancellation of Agreement)

Pursuant to this Article 16, this Agreement may be terminated during the secondment term upon violation of this Agreement by the other party.”

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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5. The following will be added as Article 18:

“Article 18 (Job Offer)

Within [*****] prior to the end of the secondment term of the seconded employees, as defined in Paragraph 1, Article 2, RSP shall make a job offer to each seconded employee listed in the Schedule to be employed by RSP after the expiration of the secondment term. By [*****] days prior to the end of the [*****] secondment term, each seconded employee who has received such a job offer may decide whether to accept the offer. Under no other circumstances may RSP make job offers to the seconded employees during the secondment term.”

6. The following will be added as Article 19:

“Article 19 (Cooling Off)

Sharp shall ensure that no seconded employee shall be assigned to or engaged in any work within the scope which Sharp has non-competition obligation under Article 6.4 (including Schedule 6.4) of the Stock Purchase Agreement entered into as of June [            ], 2014 by and among Sharp, RSP, Renesas Electronics Corporation, Powerchip Technology Corp., Global Powertec Co. Ltd., Quantum Vision Corporation, Renesas SP Drivers Taiwan, Inc., Synaptics Incorporated and Synaptics Holding GmbH for a period of [*****] from and after the termination of the secondment of each employee under this Agreement. “

7. The following will be added as Article 20:

“Article 20 (Intellectual Property)

Any intellectual property and related information, including but not limited to patents, copyrights and trade secrets conceived, reduced to practice, created or generated by the seconded employees during the secondment term in the course of duties to RSP, shall be assigned to RSP. If either party discovers that ownership of any intellectual property or related information created or generated by the seconded employees during the secondment term in the course of duties to RSP is maintained or remains with Sharp, Sharp shall transfer and assign all such rights to RSP immediately after learning of such ownership interest. At RSP’s expense and to the extent necessary, Sharp agrees to provide reasonable cooperation and assistance to RSP, both during and after the secondment term, in perfecting RSP’s rights in such patents, copyrights and trade secrets conceived, reduced to practice, created or generated by the seconded employees during the secondment term in the course of duties to RSP.”

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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8. The following will be added as Article 21:

“Article 21 (Confidentiality)

1. Sharp shall ensure that the seconded employees keep confidential all information of a confidential nature regarding RSP and their customers (“Confidential Information”), and shall not disclose any Confidential Information to any person or entity including, but not limited to, Sharp or its affiliates, or use any such information for any purpose other than in connection with the performance of the secondment pursuant to this Agreement, during the secondment term and for the [*****] period after termination of the secondment term. This confidentiality obligation will cease to apply to information that comes into the public domain, other than as a result of the unauthorized disclosure by or fault of Sharp or a seconded employee. Sharp shall ensure that, after a request by RSP or after the end of the effective term of this Agreement, as applicable, the seconded employees undertake to promptly return to RSP all materials, whether documentary or otherwise, together with copies thereof containing confidential information or otherwise belonging to RSP or its respective affiliates.

2. Notwithstanding the preceding paragraph, the seconded employees may use knowledge or perception acquired during the secondment term in the course of duties (residual information) for any purpose.”

Article 2 (Amendment to the Original Lease Agreement)

1. Article 3 (Lease Term and Renewal) of the Original Lease Agreement will be amended as follows:

“Article 2 (Lease Term)

The term of the leased office will be from [            ], 2014 to the termination of the secondment term provided in the “Memorandum of Understanding regarding Seconded Employees” dated as of March 31, 2014, March 31, 2014 and May 15, 2014 and the “Amendment to Secondment, Office Lease and (Network) Service Agreement” dated as of [            ], 2014, all entered into by and between Sharp and RSP.”

2. Article 10 (Termination during the Lease Term) of the Original Lease Agreement will be deleted in its entirety.

Article 3 (Amendment to the Original Service Agreement)

1. Paragraph 2 will be added to Article 2 of the Original Service Agreement as follows:

“2. The terms and conditions for the service to be entrusted from RSP to Sharp from [            ], 2014 will be equivalent to the terms and conditions provided in the individual agreements validly existing until immediately prior to such date.”

2. Paragraph 1, Article 14 (Effective Term) of the Original Service Agreement will be amended as follows:

“1. The effective term of this Agreement will be from [            ], 2014 to the termination of the secondment term provided in the “Memorandum of Understanding regarding Seconded Employees” dated as of March 31, 2014, March 31, 2014 and May 15, 2014 and the “Amendment to Secondment, Office Lease and Service Agreement” dated as of [            ], 2014, all entered into by and between Sharp and RSP. During the effective term of this Agreement, RSP will be able to terminate this Agreement by [*****] prior written notice.”

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

3

Article 4 (Original Agreement)

Unless amended by this agreement, the provision of the Original Secondment Agreement, Original Lease Agreement and Original Service Agreement will survive as it is.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate and affixed their respective names and seals thereon, and each party shall hold one (1) original copy hereof.

Sharp:	[ ]
Sharp Corporation

[Name] [Title]

RSP:	5-20-1 Jōsuihonchō, Kodaira, Tokyo, Japan
Renesas SP Drivers Inc.

[Name] [Title]

5

Exhibit N

Form of LCD Process Technology License Agreement

[FORM OF] LCD PROCESS TECHNOLOGY LICENSE AGREEMENT

THIS LCD PROCESS TECHNOLOGY LICENSE AGREEMENT (this “Agreement”) entered into on [    ], 2014 (the “Effective Date”) by and between RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha (“REL”), SYNAPTICS INCORPORATED, a Delaware corporation (“Synaptics”), and RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha and a Subsidiary of Synaptics (“RSP”), and together with REL and Synaptics, the “Parties”),

WITNESSETH that,

WHEREAS, REL is engaged in the business of developing and manufacturing semiconductor products including LCD driver LSI products [*****] and owns or has the right to use certain intellectual property rights, including patents and proprietary information, for the design and manufacture of such products;

WHEREAS, Synaptics and RSP desire to obtain license to use certain process technology owned by REL for having LCD driver LSI products manufactured by PTC and REL desires to give such license to Synaptics and RSP;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereby agree as follows.

1. DEFINITIONS.

1.1 Definitions. When used in this Agreement, the following terms have the meanings assigned to them in this Section 1.1.

“LCD Product” means any driver LSI products for LCD panel.

“Licensable Patents” means Patents that, as of the Effective Date, are co-owned or not owned by REL or any of its Subsidiaries, and REL or its Subsidiaries have the right to grant, to any Third Party, licenses within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party

“Licensed Patents” means the Owned Patents and the Licensable Patents which are necessary to use the Licensed Process Technology.

“Licensed Process Technology” means the following REL’s proprietary process technology including any improvements and modifications thereto:

(i) [*****];

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(ii) [*****]; and

(iii) [*****].

“Owned Patents” means Patents that, (i) as of the Effective Date, are owned by REL or its Subsidiaries, and REL or its Subsidiaries have the right to grant licenses, to any Third Party, within and of the scope set forth herein and without the requirement to consent of any Third Party or pay consideration to any Third Party (other than employees of the applicable party or its Subsidiaries), or (ii) make a claim of priority to, or is terminally disclaimed with, a Patent that is encompassed in the immediately above subsection (i), and REL or its Subsidiaries have the right to grant licenses, to any Third Party, within and of the scope set forth herein and without the requirement to consent or pay consideration to any Third Party (other than employees of the applicable party or its Subsidiaries), or (iii) make a claim of priority to, or is terminally disclaimed with, a Patent that is transferred to a Third Party and encompassed in the immediately above section (i) before such transfer of the Patent, and filed after such transfer of the Patent.

“Patents” means all classes or types of Japanese and foreign patents, utility models and design rights (including design patents) issued by the authority which grants patent, utility models and design rights (including design patents) in any country in the world, together with any and all parents, divisionals, renewals, continuations, continuations-in-part, foreign counterparts, extensions or reissues that claim priority to any of the foregoing, and pending applications for these classes or types of patents, utility models and design rights (including design patents) in all countries of the world.

“Product” means LCD Product designed or made by or on behalf of RSP for RSP’s customers.

“PTC” means Powerchip Technology Corporation, a Taiwanese company, having its head office at [*].

“REL Non-Patent IP Rights” means the following:

(i) Copyrights, whether in published or unpublished works, original works of authorship fixed in any tangible medium of expression (in whatever form now or hereafter existing), databases, data collections and rights therein, mask work rights, compilations, web site content, registrations and applications for registration for any of the foregoing, and renewals or extensions thereof and moral and economic rights of authors or creators in any of the foregoing in all countries of the world including, but not limited to, computer programs, data bases, handbooks and manuals embodied in the Licensed Process Technology;

(ii) Trade secrets and/or know-how of any kind embodied in the Licensed Process Technology;

[*****]	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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(iii) Computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, GDS and GDSII files, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations embodied in the Licensed Process Technology; and

(iv) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world; but excluding any Patents, trademarks, service marks and trade dress,

all of which REL or its Subsidiaries own or have the right to grant Synaptics and RSP the licenses of the scope contemplated herein during the term of this Agreement without any condition or any additional payment to Third Parties.

“Stock Purchase Agreement” means certain Stock Purchase Agreement among REL, Sharp Corporation, Powerchip Technology Corporation, Global Powertec Co. Ltd., Quantum Vision Corporation, RSP, Renesas SP Drivers Taiwan, Inc., Synaptics, and Synaptics Holding GMBH dated June 11, 2014.

“Subsidiary” means a corporation or other entity of which REL or Synaptics now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stocks or rights, provided, however, that such corporations and other entities shall be regarded as Subsidiary only so long as such ownership or control exists.

“Third Party” means any person other than REL and its Subsidiaries.

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

Agreement	Preamble
Confidential Information	3.1
Effective Date	Preamble
Parties	Preamble
REL	Preamble
RSP	Preamble
Synaptics	Preamble

1.3 Interpretation. The meaning assigned to each term defined herein is equally applicable to both the singular and the plural forms of such term and vice versa. Where a word or phrase is used herein, each of its other grammatical forms has a corresponding meaning. The terms “hereof”, “herein” and “herewith” and words of similar import, unless otherwise stated, are construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” when used in this Agreement are deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party includes such Party’s successors and permitted assigns. Any reference to REL includes REL’s predecessors. Reference to any law means such law as amended, modified, codified, replaced or re-enacted, and all rules and regulations promulgated thereunder, as of the Effective Date. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement does not apply to the construction and interpretation hereof.

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2. GRANT OF LICENSES.

2.1 Right to use Licensed Process Technology. Subject to the terms and conditions as set forth in this Agreement, REL hereby grants to Synaptics and RSP a non-exclusive, non-transferable, fully paid-up, world-wide license, with no right to grant sublicenses, under REL Non-Patent IP Rights to use Licensed Process Technology to have Products made by PTC.

2.2 Right to practice the claims of Licensed Patents. Subject to the terms and conditions as set forth in this Agreement, REL hereby grants to Synaptics and RSP a non-exclusive, non-transferable, fully paid-up, world-wide license, with no right to grant sublicenses, under Licensed Patents to have Products made by PTC only when PTC uses the Licensed Process Technology for the Products.

2.3 Limited License. Nothing contained in this Agreement shall be construed as granting by implication, estoppel or otherwise, upon any Party licensed hereunder, any license or other right under any patent or utility model, copyright, mask work right, trade secret, trademark, trade name or the like, except the licenses and rights expressly granted hereunder.

3. CONFIDENTIALITY.

3.1 Confidential Information. “Confidential Information” means (i) the terms and conditions contained herein, and the fact that negotiations with respect to the foregoing have taken place or are or might be taking place and the contents thereof and (ii) any information disclosed by either Party to the other Party in connection with this Agreement, and the non-public intellectual property rights that the disclosing Party designates and maintains confidential as follows:

(a) if disclosed in writing or other tangible form, the date of disclosure and a proprietary legend, such as “Confidential”, shall be set forth in such writing;

(b) if disclosed orally or visually, or disclosed in any form in which it is impracticable to indicate the confidentiality of the Confidential Information, it shall be designated as confidential upon disclosure and the disclosing Party shall provide the disclosed Party with a list that contains the place and time of the disclosure and brief description of the disclosed Confidential Information within thirty (30) days after the disclosure; or

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(c) if disclosed in electronic data (including disclosure using an electromagnetic memory device), the confidentiality of the Confidential Information must be obvious to the receiving Party when the receiving Party reads the data through a computer system; provided, however, that if the disclosing Party delivers an electromagnetic memory device that contains data of the Confidential Information, the disclosing Party place a proprietary legend, such as “Confidential”, on the memory device or attach a letter that indicates the confidentiality of the contained data.

3.2 Confidentiality Obligations. Each Party agrees to keep the Confidential Information (including its copies and replicas) confidential and not disclose or make available the Confidential Information to any Third Party without the prior written consent of the other Party (except in accordance with Article 3.4). The foregoing prohibitions do not apply to (i) information that is ascertainable or obtained from public information or is otherwise publicly known through no wrongful act of the receiving Party; (ii) information received from a Person not known after reasonable inquiry to the disclosing Party to be under an obligation to keep such information confidential; (iii) information independently developed by the receiving Party without use of the disclosing Party’s information. The confidential obligations of the receiving Party will continue until fifth anniversary of the disclosure of the relevant Confidential Information; provided, however, that the confidential obligation of the Parties as to the terms and conditions contained herein will be perpetual.

3.3 Permitted Disclosures. Notwithstanding anything herein to the contrary, each Party may (without prior notification to, or approval or consent by, the other Party) disclose to tax authorities or to such Party’s representatives (including outside counsel and advisors) any confidential or non-public information that is required to be disclosed in connection with such party’s tax filings, reports, claims, audits, or litigation.

3.4 Required Disclosures. In the event that a Party is requested or required by law, governmental entity, regulation or judicial process to disclose Confidential Information, such Party shall provide reasonable advance written notice to the other Party of such request or any legal requirement so that the other Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, a Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, such Party may disclose the Confidential Information without liability under this Agreement.

3.5 Return or Disposal of Confidential Information. Upon the earlier of the termination of this Agreement or written request from the disclosing Party, the receiving Parties shall promptly return or dispose (at its choice) of any and all disclosed tangible Confidential Information and its copies and replicas. The receiving Party shall notify the disclosing Party in writing, of the date of disposal, the disposed materials and the method of disposal promptly after such disposal.

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4. NO WARRANTIES.

4.1 Sole Obligation of REL. The sole obligation of REL hereunder with respect to the Licensed Process Technology and Licensed Patent shall be to grant licenses to Synaptics as provided in Article 2.

4.2 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, REL EXPRESSLY DISCLAIMS ALL WARRANTIES RELATING TO THE PRODUCTS, LICENSED PROCESS TECHNOLOGY, LICENSED PATENTS, REL INTELLECTUAL PROPERTIES OR LICENESES GRANTED HEREUNDER, EXPRESS OR IMPLIED, WHETHER ARISING BY LAW, CUSTOM OR CONDUCT INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, REL shall not have any responsibility of any kind for the ability of Synaptics, RSP or PTC to utilize Licensed Process Technology, Licensed Patents, or REL Non-Patent IP Rights for any products made by Synaptics, RSP or PTC to ensure that any such products properly function or are merchantable or that any products, including, but not limited to Products manufactured using Licensed Process Technology, Licensed Patents or REL Non-Patent IP Rights licensed under this Agreement will not infringe any patents or utility models of any third parties; or for any damages to Synaptics or RSP (including loss of profits, loss of use, interruption of business, or indirect, special, incidental, consequential damages) or for any claim or demand against Synaptics or RSP by any third party arising out of or resulting from Licensed Process Technology, Licensed Patents or REL Non-Patent IP Rights licensed to Synaptics or RSP hereunder, including, but not limited to, any claims or actions based on any actual or alleged infringement of any patents, trademarks, utility models, design patents, copyrights, mask works, trade secrets or other intellectual property rights owned or controlled by any third party resulting from the use of Licensed Process Technology, Licensed Patents or REL Non-Patent IP Rights by Synaptics, RSP or PTC and/or the Products manufactured by Synaptics, RSP or PTC.

5. TERM AND TERMINATION.

5.1 Term. This Agreement shall commence on Effective Date, and shall continue in full force until it is terminated pursuant to Section 5.2.

5.2 Termination. This Agreement may be terminated before expiration:

(a) by mutual written consent of the Parties;

(b) by either REL or Synaptics, upon any breach of a covenant by the other Party that has not been cured within thirty (30) days of being notified in writing thereof by the non-breaching Party;

(c) by either REL or Synaptics, by giving notice to the other Party, upon a petition being filed, a proceeding being commenced or an order being made for bankruptcy, corporate reorganisation or civil rehabilitation or any other similar insolvency proceeding of such other Party, or upon a payment of such other Party being suspended; or

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(d) by either REL or Synaptics, by giving notice to the other Party, in the event such other Party adopts resolutions to wind up its business or effect a dissolution.

5.3 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 5.2, all rights and obligations of the Parties hereunder (except for confidentiality obligations) terminate without any liability of either Party to the other Party (except for any liability of a Party then in breach); provided, however, that (i) Articles 3, 4 and 6, and Section 5.3 survive termination, and (ii) for termination of this Agreement pursuant to Section 5.2 (b), (c) or (d), the non-breaching Party under Section 5.2(b), or the non-liquidating Party under Sections 5.2 (c) and (d), the rights granted in this Agreement shall vest and become perpetual .

(b) Upon termination of this Agreement pursuant to Article 5.2, each party shall promptly return to the other party all confidential material of the other party, including all confidential material concerning Licensed Process Technology, Licensed Patents or REL Intellectual Rights licensed hereunder, and their copies, replicas and modifications. Notwithstanding the foregoing, each party may retain one copy of each of the foregoing for its records.

6. GENERAL PROVISIONS.

6.1 Governing Law. This Agreement is governed by and construed in accordance with the laws of Japan without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Japan.

6.2 Relationship of Parties. In the performance of this Agreement, each Party is acting as an independent contractor, and neither Party is the agent of the other Party. Neither Party has the right or ability to bind the other Party to any agreement with a third party or to incur any obligation or liability on behalf of each other Party.

6.3 Severability. No term or provision of this Agreement that is invalid or unenforceable in any jurisdiction affects the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

6.4 Amendments; Waivers. No amendment of any provision of this Agreement is valid unless the same is in writing and signed by each Party. No waiver by a Party of any provision of this Agreement or any default or breach of covenant hereunder, whether intentional or not, is valid unless the same is in writing and signed by the Party making such waiver, nor is such waiver deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

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6.5 Dispute Resolution. Each Party shall employ commercially reasonable efforts to settle amicably through good faith discussions any dispute or disagreement that may arise under or pursuant to this Agreement. In the event that any such dispute or disagreement cannot be resolved through such discussions, the Parties shall submit such dispute to the exclusive jurisdiction of the Tokyo District Court.

6.6 Entire Agreement. This Agreement, the Stock Purchase Agreement, any ancillary agreements, and all exhibits, annexes or attachment thereto, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

6.7 Counterparts. This Agreement may be executed in counterparts (including by means of facsimile), each of which is deemed an original but all of which together constitute one and the same instrument.

6.8 Headings. The section headings contained in this Agreement are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement.

6.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

6.10 Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version prevail.

6.11 Assignment. Neither Party shall assign or transfer this Agreement, or any of its rights or obligations hereunder without the prior written consent of the other. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party.

6.12 Force Majeure. Neither Partyis liable for any failure to comply with its obligations under this Agreement to the extent such failure is caused by circumstances beyond such Party’s reasonable control, including act of God, war, riot, explosion, abnormal weather conditions, fire, flood, earthquake, typhoon, nationwide or regional strike and lockout, government action or regulation and nationwide or regional power failure.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

REL:

RENESAS ELECTRONICS CORPORATION, a Japanese kabushiki kaisha

By:
[Name], [Title]

SYNAPTICS:

SYNAPTICS INCORPORATED, a Delaware corporation

By:
[Name], [Title]

RSP:

RENESAS SP DRIVERS, INC., a Japanese kabushiki kaisha

By:
[Name], [Title]